UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10/A

Amendment No. 3

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

CAREVIEW COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	95-4659068
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

405 State Highway 121, Suite B-240, Lewisville, TX 75067

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 972-943-6050

With a copy to:

Carl A. Generes, Esq.

Law Offices of Carl A. Generes

4358 Shady Bend Drive

Dallas, Texas 75244-7447

Phone: (214) 352-8674

Fax: (972) 715-5700

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

EXPLANATORY NOTE

CareView Communications, Inc. is filing this General Form for Registration of Securities on Form 10 (the “Registration Statement”) to register its common stock, par value $.001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once this Registration Statement is deemed effective by the Securities and Exchange Commission (the “Commission”), CareView Communications, Inc. will be subject to the requirements of Section 13(a) under the Exchange Act, which will require it to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and it will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

The principal place of business of CareView Communications, Inc. is 405 State Highway 121, Suite B-240, Lewisville, TX 75067. Our telephone number is (972) 943-6050.

FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Although management believes that the assumptions underlying the forward-looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data, and other information, and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

Item 1.	Business

Historical Overview

CareView Communications, Inc. was incorporated in the State of California in July 1997 under the name Purpose, Inc., changing its name to Ecogate, Inc. in April 1999. In October 2007, the Company changed its name to CareView Communications, Inc. and in November 2007, the Company changed its state of incorporation to Nevada. (See Articles of Incorporation and amendments thereto, Exhibits 3.0 through 3.11 inclusive, filed herewith and incorporated herein by reference.)

From inception through September 28, 2007, the principal business of the Company was the development of a computer-controlled system as a value added component to industrial ventilation systems (dust/fume/mist) to improve energy efficiency (the “Ecogate System”). The Ecogate System allows dust collection systems to run more efficiently with an electricity savings of 50-80% over other systems. The Ecogate System can be used anywhere that industrial ventilation is a necessary part of production, such as automobile manufacturing, metal working, woodworking, dental labs, pharmaceutical factories and food processing plants. Ecogate, Inc. shipped orders for over 2,000 small and medium-sized systems and more than 110 large industrial systems with installations in the U.S., Canada, Australia, and the European Union. The Ecogate System has been used by Boeing Corporation, U.S. Army, Ethan Allen, and Sauder Woodworking (the largest producer of ready-to-assemble furniture in the world). Ecogate, Inc. has registered trade names and patents covering their systems in the U.S. with patents pending in the European Union and China.

In conjunction with the acquisition of CareView Communications, Inc., as outlined in the following paragraph, all of the assets and liabilities of Ecogate, Inc. were transferred to a Nevada corporation where the business of Ecogate, Inc. continues as a private company.

On September 28, 2007, Ecogate, Inc. entered into a Securities Exchange Agreement (the “CareView Acquisition Agreement”) with CareView Communications, Inc., a Texas corporation (“CareView-TX”), and the shareholders of CareView-TX, whereby Ecogate, Inc. acquired 100% of the issued and outstanding shares of common stock of CareView-TX in exchange for the issuance of an aggregate of 87,684,910 shares of Ecogate, Inc. (the “CareView Acquisition”). Accordingly, CareView-TX became a wholly owned subsidiary of Ecogate, Inc. and the business of CareView-TX became the Company’s sole operating business and focus. (See Securities Exchange Agreement, Exhibit 2.0, filed herewith and incorporated herein by reference.)

Subsequently, Ecogate, Inc. changed its name to CareView Communications, Inc. (the “Company”).

The Company developed a suite of products and hardware to help connect patients, families and health care providers through one easy-to-install and simple-to-use system (the “CareView System™”). The CareView System™ runs on each hospital’s coaxial cable television network that provides television signals to patient room; consequently, CareView’s network does not need to run on or through the hospital’s specific IT infrastructure, thereby requiring minimal Internet technology involvement on the part of the hospital. The Company’s proprietary, high-speed data network system may be deployed throughout a healthcare facility and will provide the facility with recurring revenue and infrastructure for future applications. Real-time bedside and point-of-care video monitoring and recording improve efficiency while limiting liability, and entertainment packages and patient education enhance the patient's quality of stay. There is no capital expenditure by a subscribing hospital as CareView provides all hardware and installation of the CareView System™ in each room at no charge. Fees paid to CareView by each hospital consist only of monthly service fees for each system installed (one per bed) at a current rate of $69.95 and an additional rate for each nursing station monitor at a current rate of $139.90. Based on these rates, revenue projections for a typical 200-bed hospital using the Primary Plan are estimated at approximately $168,000 annually for the 200 beds. Revenue from nursing stations is not included in this projection as the individual stations for each hospital vary depending on hospital floor/room/nursing station configuration. This estimate also does not include additional shared revenue to be generated from entertainment services (MovieView®, NetView®, PatientView®, and BabyView®) purchased directly by patient consumers, which revenues are split between the hospital and CareView per the terms of each contract. CareView is dedicated to working with all types of hospitals, nursing homes, adult living centers and selected outpatient care facilities domestically and internationally.

On November 16, 2009, the Company entered into a joint venture relationship with Rockwell Holdings I, LLC, a Wisconsin limited liability (“Rockwell”), wherein two Wisconsin limited liability companies were formed, CareView-Hillcrest, LLC (“CareView-Hillcrest”) and CareView-Saline, LLC (“CareView-Saline”) (together known as the “Project LLCs”). Under the terms of a Master Investment Agreement, the Company and Rockwell each own 50% of the Project LLCs with Rockwell providing the financing and the Company providing the technology and expertise to fully implement the CareView System™ (as described below) in Hillcrest Medical Center in Tulsa, Oklahoma and Saline Memorial Hospital in Benton, Arkansas. Per the terms of the Operating Agreements of each of the LLCs, the Company is managing member. (See Business of Issuer, Joint Venture with Rockwell Holdings beginning at page 19 herein and Exhibits 10.44 through 10.53 inclusive, filed herewith and incorporated herein by reference.)

Throughout this Registration Statement, the terms “we,” “us,” “our,” “CareView,” or “our Company” refers to CareView-NV, and unless otherwise specified, includes our wholly owned subsidiaries, CareView Communications, Inc., a Texas corporation (“CareView-TX”) and CareView Operations, LLC, a Nevada limited liability company (“CareView Operations”) (collectively known as the “Company’s Subsidiaries”) and its LLCs, CareView-Hillcrest and CareView-Saline, determined to be variable interest entities (“VIEs”) in which the Company exercises control and is deemed the Primary Beneficiary (collectively known as the “Company’s LLCs”).

Overview of Healthcare Industry Issues and CareView’s Response

The healthcare market targeted by CareView may be considered the nation’s largest single industry. The Centers for Medicare and Medicaid Services (“CMS”) f/k/a the Health Care Financing Administration, estimated that the U.S. is projected to spend over $2.7 trillion on health care in 2011, or $8,160 per U.S. resident, and is projected to account for 17.6% of the U.S. gross domestic product (“GDP”). In contrast, in 1970, U.S. health care spending was about $75 billion, or $356 per resident, and accounted for only 7.2% of GDP. On average, health care spending has risen almost 2.4 percentage points faster than GDP since 1970. CMS projects that by 2018, health care spending will be over $4.3 trillion, or $13,100 per resident, and will account for 20.3% of GDP.

While demand for quality healthcare services continues to grow, efforts to stem rising costs have subjected the present healthcare environment to pressures from managed care organizations, cutbacks in federal funding and shrinking budgets, primarily due to a longer living senior population, higher ticket technology advances, and the aging of the Baby Boomer generation. As there has not been a commensurate increase in federal funding programs (a payment reduction of 2.9% to hospitals in 2011) or payments from third parties to support such growth, the pressures of cost containment are expected to continue. CareView believes that strategies to enhance quality and safety, improve efficiency, and provide greater patient satisfaction will meet the growing demand of a more educated, demanding patient.

In the February 2005 American Hospital Association report Overview of the U.S. Healthcare System, it was reported that hospitals are facing unprecedented challenges; all which impact the cost of health care, including:

•	workforce shortages,

•	continued increases in professional liability premiums,

•	improving quality of care and patient safety,

•	need for additional technology investment,

•	increased regulatory burden, and

•	reimbursement issues.

Workforce Shortages

According to the Nursing Shortage Fact Sheet compiled by the American Association of Colleges of Nursing, the U.S. is in the midst of a nursing shortage that is expected to intensify as baby boomers age and the need for health care grows. In December 2009, the U.S. Bureau of Labor Statistics projected that more than 581,500 new registered nurse (“RN”) positions will be created through 2018 to increase the RN workforce by 22%. Current estimates suggest that the nursing shortage is projected to grow to 260,000 RNs by 2025, a shortage twice as large as any experienced in the U.S. since the mid-1960s. Because RNs over the age of fifty (50) will soon be the largest age group in the nursing workforce, their retirement over the next decade will lead to a projected shortfall developing by 2018.

In July 2009, NSI Nursing Solutions, Inc., the industry leader in high volume recruitment for American experienced nurses and allied health professionals, invited hospitals all across the country to participate in the nation’s most comprehensive survey on healthcare and RN turnover, hospital retention programs and their strategic development. Its 2009 National Healthcare and RN Retention Report was compiled from information obtained from hospitals in 35 states.

Regarding the turnover rate for RNs, the study found that:

•	42% of facilities had an RN turnover rate of between 5 to 10%,

•	25% of facilities had an RN turnover rate of less than 5%,

•	23% of facilities had an RN turnover rate of between 10.01% and 15%, and

•	10% of facilities had an RN turnover rate of more than 15%.

The study concluded that the national average of RN turnover rate is over 14%, with hospitals averaging slightly over 10%. The first year turnover for RNs was over 27%.

In September 2007, the U.S. Department of Labor, Bureau of Labor Statistics, published an article in Monthly Labor Review, Volume 130, Number 9, entitled “Caring for America’s aging population: a profile of the direct-care workforce.” The report found that 6 million Americans over the age of 65 require assistance to manage their everyday activities. To serve their needs, 2.7 million Americans worked as direct-care workers. Between 2000 and 2030, it is projected that the over-65 population will grow to 70 million. Consequently, direct care jobs are now the fastest growing healthcare occupation and many areas in the country are already experiencing labor market shortages. The 2010 U.S. Long-Term Care Workforce at a Glance report from the American Health Care Association found that the percentage increase of demands for direct-care workers between 2000 and 2010 was 41% for RNs, 47% for LPNs, and 50% for Nurse Aides.

The nationwide nursing shortage has also been affecting nursing schools, which are struggling against a lack of space, adequate numbers in faculty, and enough financial resources to produce enough nurses to address the growing shortage. Impact of nurse staffing on patient care has found that shortage of RNs, in combination with an increased workload, poses a potential threat to the quality of care. An analysis of several national surveys on the nursing workforce found that a majority of nurses reported the RN shortage negatively impacted patient care and undermined the quality of care goals set.

While CareView cannot directly affect the hiring and retention of nursing staff in hospitals and nursing homes, CareView’s management believes that the implementation of the CareView System™ in healthcare facilities will lead to a higher level of job satisfaction among nursing staffs which may lead to a decrease in the rate of RN turnover, thereby creating quality and continuity of care for patients in these facilities.

Continued Increases in Professional Liability Insurance Premiums

As reported by the American Hospital Association report Overview of the U.S. Healthcare System, there has been a dramatic increase in hospital professional liability premiums in the last few years with more than 45% of hospitals reporting an increase of 50% or more. These increases are severely affecting access to services as hospitals are either cutting back on services or eliminating some programs altogether. For the average 200-bed hospital, professional liability costs are in excess of $1 million annually.

Although research does not support the idea that a rise in professional liability insurance premiums directly correlates to an increase in liability claims, CareView believes that when the CareView System™ is fully implemented and used by a healthcare facility, there will be a significant reduction in the number of liability lawsuits, primarily due to the continuous monitoring of patients and the care they receive.

According to the 2010 Hospital Professional Liability (HPL) and Physician Liability Benchmark Analysis, a study by AON, medical malpractice claims are increasing after years of decline and when combined with continued claim severity growth, this increase is expected to drive liability costs up at a rate higher than general inflation. U.S. based hospitals are expected to face more than 44,000 claims arising from incidents occurring in 2009 with costs anticipated to exceed $8.6 billion. Loss rates, which measure the total cost of medical malpractice claims per hospital bed, are expected to grow 5% annually. There are various theories to explain why claims are increasing including a downturn in the U.S. economy and changes in CMS reimbursement rules regarding Never Events.

As more fully described below in Reimbursement Issues, Fall Prevention and Patient Monitoring, and Products in Development, the CareView System™ addresses the combined impact of a Never Event as a clinical quality and safety issue, as well as a risk management tool to avert and counter malpractice claims. Using the CareView System™ at its Virtual Bed Rails™, SecureView®, and the newly developed Ulcer Management Program™, the healthcare provider will significantly increase its chances of preventing an unexpected issue while maintaining video-recorded proof that the patient was served with care, quality and safety. As the CareView System™ is deployed to an increasing number of healthcare facilities, evidence will indicate that healthcare facilities using the CareView System™ are able to better manage and/or decrease the number of liability lawsuits and associated costs and damages which may also be reflected in a decrease in the premiums paid for their liability coverage.

According to AON, the average HPL claim per bed is $154,000. According to CMS in 2007, the average ulcer case cost $43,000 and the average fall costs $34,000. CareView believes that the use of its CareView System™ will help avert patient falls, avoid ulcers and will prevent corresponding lawsuits.

Improving Quality of Care and Patient Safety

Hospitals are investing in a variety of initiatives to improve the quality of care and patient safety, including implementing electronic medical records (“EMRs”) and decision support systems, bar coding technology, and creating systems to report and analyze medical errors. The Leapfrog Group, a coalition of large employers looking to improve quality through performance measurement and public reporting, estimates that more than one million medication errors occur in hospitals each year.

The CareView System™ provides real-time bedside and point-of-care video monitoring and recording to improve efficiency while limiting liability. CareView’s management believes that the effective implementation of the CareView System™ in hospitals will lead to improved quality of care and patient safety, fewer “Never Events”1 (as outlined in further detail below) and greater accountability.

[1]

The term “Never Event” was first introduced in 2001 by Ken Kizer, MD, former CEO of the National Quality Forum (NQF), in reference to particularly shocking medical errors (such as wrong-site surgery) that should never occur. Over time, the list has been expanded to signify adverse events that are unambiguous (clearly identifiable and measurable), serious (resulting in death or significant disability), and usually preventable. The NQF initially defined 27 such events in 2002 and revised and expanded the list in 2006. The list is grouped into six event categories: surgical, product or device, patient protection, care management, environmental, and criminal.

Need for Additional Technology Investments

Most hospitals do not have the IT infrastructure and wireless connectivity to implement bar coded medication management, computer-based practitioner order entry or EMRs. The implementation of these systems may make a significant improvement in many of the challenges facing hospitals and nursing homes. Hospitals and nursing homes have been reluctant to invest in new digital technologies because the payoff is unclear and most institutions have constrained capital budgets.

The implementation of the CareView System™ and the technological advancements it provides will be viewed by healthcare facilities as readily attainable and easy-to-use tool for providing quality care. In addition, the CareView System™ provides each facility with recurring revenue from value-added services to the patient and the infrastructure needed for future technology applications.

Increased Regulatory Burden

Hospitals are one of the most highly regulated sectors of our economy. This burden has increased in recent years due to additional government mandates such as the Health Insurance Portability Accountability Act of 1996 (“HIPPA”), The Affordable Care Act, additional billing requirements, and additional disclosure reporting and compliance programs.

The HIPPA-compliant CareView System™ provides hospitals with an effective system for managing patient care and adhering to required compliance demands and disclosure reporting through features that assist nurses in the daily caring for patients with built-in reminders, care tools and documentation processes that are reliable and easy to use. Managing patient care depends on the nature of the patient needing care. A patient at risk of falling from bed can be better protected with CareView’s Virtual Bed Rails™ and Fall Management Program. A patient’s risk status is identified at the time of admission, thereby alerting the caregiver that a patient may be at a higher risk level for falling than an average patient. Thus, the CareView System™ allows the hospital to document the risk at the point and time of service and to apply greater safety tools immediately. Should the patient have a fall incident, a video record of the what took place before, during and after the incident can be used to review and correctly document all required elements of reporting by CMS.

For those patients requiring certain treatments based on time such as treating a patient at high risk for pressure ulcers, CareView’s Ulcer Management Program™ allows the caregiver to identify the risk level of the patient and establish the appropriate care plan based on that risk assessment. The CareView System™ will provide regular and recurring reminders to turn the patient if the patient has not moved sufficiently and provides video evidence that the patient has been moved to comply with the treatment plan.

In all cases, the nursing staff will have the ability to continually monitor the patient via NurseView® and to pay closer attention to at-risk patients. Additionally, a nurse can access the video archives should patient care need to be reviewed or further assessed.

Reimbursement Issues

Reimbursement for health care services has been the most significant risk factor for the healthcare industry since the advent of the Medicare program in 1968. Trends show that whenever the federal government reduces reimbursement rates, state-run programs and private insurance companies quickly follow suit. The low increase in reimbursement rates, and decreases in some years, have not allowed hospitals to keep up with the rising costs of nursing, professional liability insurance, emerging technologies and regulatory compliance.

In 2007, the CMS implemented regulations that hospitals will not be reimbursed for any services resulting from errors or mistakes caused by the hospital (“Never Events”). Since that announcement, many managed care companies have announced the same policy. The process of identifying mistakes, proving and documenting where the blame lies, and presenting the findings will be yet another challenge for the hospital industry. Of the twenty-eight (28) events currently categorized as Never Events, eight (8) have since been identified as events that will no longer be reimbursed. It is anticipated that the list of non-reimbursed events will eventually increase to include all 28 Never Events.

Never Events are categorized into six distinct categories:

•	Surgical Events – surgery performed on the wrong patient or body part, wrong surgical procedure performed, and retention of a foreign object after surgery.

•

Product or Device Events – patient death or serious disability associated with (i) the use of contaminated drugs or devices provided by the facility, (ii) the use or function of a device in which the device malfunctions, and (iii) intravascular air embolism.

•

Patient Protection Events – (i) discharging infant to wrong person, (ii) death or disability associated with a patient disappearance in the facility, and (iii) suicide or attempted suicide by a patient resulting in serious disability.

•

Care Management Events – patient death or serious disability associated with (i) a medication error, (ii) hemolytic reaction due to incompatible blood products, (iii) low-risk pregnancy, (iv) onset of hypoglycemia occurring in the facility, (vii) failure to identify and treat jaundice in newborns, (viii) spinal manipulative therapy, and (ix) Stage 3 or 4 pressure ulcers acquired after admission to facility.

•

Environmental Events – patient death or serious disability associated with (i) an electric shock received in a facility, (ii) a burn incurred from any source in a facility, (iii) a fall while being cared for in a facility, (iv) the use of restraints or bedrails in a facility, (v) and any incident in which an oxygen or gas line for a patient contains the wrong gas or is contaminated by a toxic substance.

•

Criminal Events – any care ordered by someone impersonating a healthcare provider, abduction of a patient, sexual assault on a patient in the facility, death or injury resulting from a physical assault at the facility.

A study commissioned by the Society of Actuaries (“SOA”) and completed by Millman, Inc. estimated that avoidable medical injuries cost the U.S. economy $19.5 billion in 2008. The study used claims data to project a measurement of costs for avoidable medical injuries. Of the approximately $80 billion in costs associated with medical injuries, almost 25% was found to be the result of avoidable medical injuries. Key findings from the study include:

•	There were 6.3 million measurable medical injuries in the U.S. in 2008; of which 1.5 million were estimated to be associated with medical errors.

•	The average total cost per error was approximately $13,000.

•	In an inpatient setting, seven percent (7%) of admissions are estimated to result in some type of medical injury.

•	The measurable medical errors resulted in more than 2,500 avoidable deaths and more than ten million excess days missed from work due to short-term disability.

•	Approximately 55% of the total error costs were in five common areas including pressure ulcers and postoperative infections.

The Company’s management believes that the CareView System™ can lead to a reduction of Never Events in the categories of Surgical Events, Care Management Events, and Environmental Events, as outlined below.

For Never Events in the Surgical Events category, some facilities use a ‘time out’ which requires that any treatment to be performed in a surgical setting be verified by someone other than the surgeon to ensure that the procedure about to be performed is the correct one. The CareView System™ is capable of helping reduce surgical errors of this sort by allowing remote confirmation of a surgical procedure from another healthcare provider.

For Never Events in the Environmental Events category, specifically a patient falling while being cared for in a facility, the CareView System™ includes a Fall Management Program specifically targeted to a reduction in falls. CareView has addressed this problem through Virtual Bed Rails™, an advanced, unique new technology that will greatly enhance fall prevention efforts in healthcare settings. Virtual Bed Rails™ is a non-invasive tool that can monitor numerous patients at once with no electrode or ancillary devices needed on or around the patient. This system allows the nursing staff to quickly and easily activate motion-sensitive borders around the bed by hand-drawing the rails directly onto the touch-screen monitor at the nursing station. Once activated, the system will provide a warning alert when a patient is in danger of a fall. Virtual Bed Rails™ gives nursing staff a valuable tool that will greatly expedite reaction time to potentially adverse situations. (See Fall Prevention and Patient Monitoring and Virtual Bed Rails™ beginning at pages 12 and 17 respectively herein.)

For Never Events in the Care Management Events category, specifically pressure ulcers acquired after admission, CareView’s Ulcer Management Program™ detects body movement by the patient in multiple areas of their body. Bedsores or pressure ulcers are preventable or mitigated by insuring that a patient moves significantly and frequently enough to relieve pressure areas that may lead to an ulcer without such movement. The CareView System™ uses a timer and algorithms to time and monitor the patient’s movements to comply with a predetermined movement allowance. An alarm at the nursing station indicates to the healthcare provider that the patient has not moved sufficiently within the required time frame to prevent pressure, allowing the healthcare provider to help reposition the patient on a timed basis to reduce the possibility of the patient developing bedsores and the facility from incurring the cost of treatment for this Never Event. (See Business of Issuer, Products in Development beginning at page 21 herein.)

Currently, there are over 5,000 acute care hospitals, nearly 1,000 sub-acute care hospitals, hundreds of specialty hospitals and over 16,000 nursing homes in the U.S. alone. In many cases, hospitals are adding more beds and expanding outpatient service capabilities to meet anticipated need due to projected population growth. There is no evidence to suggest that the hospital and nursing home market will shrink any time in the foreseeable future. Within this growing segment of the economy, the challenges presented here will be faced by each healthcare facility. The CareView System™ effectively provides accurate documentation of bedside care, thereby reducing mistakes and decreasing reimbursement issues due to medical errors.

Infection Control

According to a report published in March 2009 by R. Douglas Scott II, The Direct Medical Costs of Healthcare-Associated Infections in U.S. Hospitals and the Benefits of Prevention, the overall direct medical costs of healthcare-associated infections (HAIs) in U.S. hospitals ranges from $28.4 to $33.8 billion. After adjusting for the range of effectiveness of possible infection control interventions, the benefits of prevention ranges from a low of $5.7 to $6.8 billion to a high of $25.0 to $31.5 billion based on average of twenty percent (20%) of infections being preventable for all consumers and seventy percent (70%) of infections being preventable for all inpatient hospital services. These costs are comprised of direct medical costs, the indirect costs related to productivity and non-medical costs, and intangible costs related to diminished quality of life.

HAIs come in many forms and require the hospital to pay attention to many details during the care of patients. Whether the infection emanates from treatment of a wound, catheter insertion, or the proper cleaning and disinfection of a room, each team of caregivers needs to be aware of the part they play in the prevention of infection. Tools that help nursing staff to observe, be reminded, inspect, and document properly will help to reduce and prevent HAIs from occurring and reoccurring.

The CareView System™ allows healthcare personnel to address and impact the disinfected state of each room containing the CareView System™, assists nursing with the continual observation of wounds and catheters lines, and continually reminds nursing staff to inspect the condition of a wound, catheter insertion site, or other condition to document the fact that appropriate measures have been taken to comply with internal and external requirements for each.

Before a patient is admitted to a hospital room, the hospital’s housekeeping department is advised that a patient has been discharged or transferred from this room by the CareView System™, thus requiring the room to be cleaned and disinfected before another patient can be admitted. At this point, the housekeeping department will deploy staff to clean and disinfect the room and its contents to insure that the incoming patient is protected from infections from prior patients, visitors and employees. Upon completion, the housekeeping personnel can indicate through the CareView System™ that the room has been cleaned and is ready for a new patient to be admitted. Should hospital management wish to inspect the process in real time or immediately upon making the room available, authorized personnel may review the room by either monitoring the action remotely (in real time) or by reviewing the video record.

While patients are in their rooms, they may be treated for wounds and/or have catheters inserted thus requiring continual review and monitoring to insure that the patient is properly safeguarded from infection. The use of the CareView System™ will allow nursing staff to continually monitor the patient via the NurseView® application to determine any unusual activity around the wound or insertion site and to provide continual reminders that the time has come to inspect the site to determine that no infection is evident. The CareView System™ has several applications that alarm, alert and remind the nursing staff that a care plan activity needs to be carried out and/or a condition or event requires their attention. It also provides a process to triage and to remind the staff even if they are busy with other patients.

The primary safeguard against HAIs is constant attention to cleanliness, inspection of the affected site and continual monitoring; all provided by the CareView System™. The effective use of the CareView System™ will help reduce HAIs and the resulting cost burden of those infections.

Hospital Monitoring

Monitoring patients in healthcare facilities is not a new concept. Currently, hospitals, nursing homes, and adult living centers monitor blood pressure, pulse, cardiac activity and other vital signs and conditions through graphic readouts and reports; however, visual contact requires nurses to physically move from the nursing station into the patient’s room. Executive Healthcare Magazine’s report Remote patient monitoring continues to grow indicates that patient monitoring systems are emerging in response to increased healthcare needs of an aging population, new wireless technologies, better video and monitoring technologies, decreasing healthcare resources, an emphasis on reducing hospital days, and proven cost-effectiveness. Nearly all new high-tech patient monitoring systems focus on some form of wireless or remote patient monitoring. The report estimates that the U.S. market for high-tech patient monitoring systems will experience impressive annual growth of around 26% through 2014 and indicates that these types of systems have demonstrated their cost effectiveness and ability to improve patient outcomes.

Over the past three years, CareView’s management team has visited independent hospitals or multiple hospital providers representing over 600 hospitals. Of these 600 hospitals, none had a video monitoring system like ours. We estimate that less than one percent (1%) of all hospital beds are equipped with a video monitoring system like the CareView System™.

The CareView System™ implements a new, high-speed digital network throughout the healthcare facility by using the facility’s existing cable infrastructure combined with CareView’s Digital Control Server and Room Control Platform. The CareView System™ is deployed in phases beginning with the Primary Package that includes SecureView®, NurseView®, PhysicianView® and Virtual Bed Rails™. Our system allows nurses to view multiple patients at once from one viewing monitor to assess patient needs and enable them to respond quickly in urgent situations. (See Primary Package beginning at page 16 herein.)

Fall Prevention and Patient Monitoring

Fall reduction has become a major focus of all healthcare facilities, including those catering to permanent residents. Significant resources are invested in fall management programs to assess the risk of falls and factors associated with significant injuries. The intention of these efforts and studies is to improve patient care by providing adequate monitoring programs that correspond to the perceived patient risk and injury. However, it is simply impossible to know for sure which patient will fall, when and how they will fall, and the severity of the injury that may result from any fall.

Falls are a common cause of morbidity and are the leading cause of both nonfatal injuries and trauma-related hospitalizations in the U.S. Every year, falls in hospitals consistently make up the largest single category of adverse reported incidents, and nearly half of all residents in nursing homes fall each year, with many sustaining debilitating fractures. The Department of Health and Human Services, Centers for Disease Control and Prevention (“CDC”) estimates that the average cost for the medical treatment of an injury from a single fall is almost $20,000, which includes fees for hospital, nursing home, emergency room and home health costs, but not physician services. As reported on its website, the CDC estimates that total direct cost of all fall injuries for people 65 and older exceeded $19 billion in the year 2000. As the population ages, the CDC expects this amount to increase to as much as $54.9 billion by 2020.

Statistics show that falls are the leading cause of injury deaths among people age 65 and older. The morbidity, mortality and financial burden attributed to patient falls in hospitals and other healthcare settings are among the most serious risk management issues facing the healthcare industry. Bed falls have received an extensive amount of scrutiny due to the patient’s high expectation of safety and the disproportional potential for severe injury to the patient over other types of falls. Bed falls can account for up to half of all falls in a healthcare facility. Healthcare facilities traditionally rely on in-room patient monitoring to supplement interventions and reduce the instances of patient falls. This costly method is causing healthcare facilities to investigate new alternatives to increase patient safety while decreasing monitoring staff.

CareView has addressed this problem with an advanced, unique new technology that will greatly enhance fall prevention efforts in healthcare settings. Virtual Bed Rails™ is a non-invasive tool that can monitor numerous patients at once, with no electrode or ancillary devices needed on or around the patient. This system allows the nursing staff to quickly and easily activate motion-sensitive borders around the bed by hand-drawing the rails directly onto the touch-screen monitor. Once activated, the system will provide a warning alert when a patient may be in danger of a fall. Virtual Bed Rails™ gives nursing staff an invaluable tool that will greatly expedite reaction time to potentially adverse situations. (See Virtual Bed Rails™ beginning at page 17 herein.)

Issuers Involved in Bankruptcy Proceedings During the Past Five Years

Our Company has not been involved in any bankruptcy, receivership or any similar proceeding, and, except as set forth herein, we have not had or been party to any material reclassifications, mergers or consolidations during the previous five (5) years.

Voluntary Filing of Registration Statement

We are voluntarily filing this Registration Statement so that we may become a “reporting issuer” under the Exchange Act and have our common stock publicly quoted on the OTC Bulletin Board of the Financial Industry Regulatory Authority (“FINRA”). We cannot ensure that we will be successful in obtaining quotations of our common stock on the OTC Bulletin Board. Presently, FINRA requires companies seeking quotations on the OTC Bulletin Board to be reporting issuers and management believes that being a reporting issuer will facilitate our ability to obtain public quotations for our common stock.

Business of Issuer

At no time since inception has the Company been a shell company as defined by Securities Act Rule 405. The Company’s current primary SIC code is 7373 – computer integrated system design.

CareView offers a unique system that connects patients, families and healthcare providers (the “CareView System™”). Our mission is to be the leading provider of products and on-demand application services for the healthcare industry, specializing in bedside video monitoring, archiving and patient care documentation systems. Through the use of telecommunications technology and the Internet, our products and on-demand services will greatly increase the access to quality medical care and education for both consumers and healthcare professionals. CareView is dedicated to working with all types of hospitals, nursing homes, adult living centers and selected outpatient care facilities domestically and internationally.

The CareView System™ provides secure real-time and recorded video monitoring of patients as well as other value-added services. The easy-to-install CareView System™ runs over a hospital’s existing cable television infrastructure and includes the Room Control Platform (RCP), head-end and nurse’s station equipment, and a suite of complementary software applications. The CareView Systems™ is comprised of the following unique equipment:

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Head-End: This collection of server and networking equipment facilitates the CareView network in the hospital and serves as the aggregation point for all real-time video and patient data. The head-end is typically located in the server room of the hospital and one head-end is typically required per campus.

•	Nursing Station: The CareView System™ provides nurses an all-in-one touch-screen computer for viewing real-time video and clinical monitoring of patients.

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Room Control Platform: One RCP is deployed per patient bed. The RCP is a microprocessor-bases system consisting of a hard disk drive, cable modem, NTSC infrared camera and related controls, microphone, USB ports, wireless keyboard and wireless remote control. The complementary suite of software applications on the RCP are designed to streamline workflow and improve value-added services offered.

Our proprietary, high-speed data network system allows real-time bedside and point-of-care video monitoring and recording designed to improve efficiency while limiting liability. The entertainment packages and patient education enhance the patient’s quality of stay. This technology may also act as an interface gateway for other software systems and medical devices going forward.

CareView understands the importance of providing high quality patient care in a safe environment and believes in partnering with hospitals to improve the quality of patient care and safety by providing a system that monitors and records continuously. We are committed to providing an affordable video monitoring tool to improve the practice of nursing and create a better work environment and to make the patient’s hospital stay more informative and satisfying.

Equipment and System Installation Overview

Head-End

The Head-End is comprised of a server, cable modem termination system, firewall, switch and uninterruptible power supply, The term head-end originated in the cable TV and Internet industry and refers to the facility used for receiving television signals, processing them, and distributing them across a cable television system. Regarding the CareView System™, head-end refers to the central location where the below-referenced equipment is housed, usually the server room. Frequently, equipment may reside in two locations; the server room and the cable demarcation point. One head-end is required per hospital campus; although a multi-campus hospital group may be served by using one full head-end combined with one or more Cable Modem Termination Systems (CMTS), as more fully described below.

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Servers: The CareView System™ employs two servers: the video gateway and the application server. Both are identical servers with each being able to provide the services of the other in the case of a failure. The servers we deploy are a mid-level enterprise server positioned for low power usage and high performance. These servers are typically two rack unit servers with moderate storage capabilities with the processing power to handle hundreds of RCPs and dozens of web-based clients (located at nursing stations or other areas in the hospital). CareView installs the servers in a CareView provided rolling rack, or if requested, can install them in the hospital’s existing data rack.

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Cable Modem Termination System (CMTS): The CMTS acts as a network bridge between the Ethernet network (which all of the servers, nursing stations and end users are connected to) and the HFC cable network (which extends into each room to provide cable TV). The CMTS allows the RCPS, with their embedded cable modems, to communicate on the data network over the television cable in patient rooms. The CMTS resides near the cable demarcation point, or must have cable run to connect the demarcation point with a sufficiently cooled room which houses the CMTS. Typically, one hospital installation requires only one CMTS; however, occasionally a hospital will have an additional campus connected with a high-speed private data network, allowing implementation using an additional CMTS, but with no additional servers.

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Firewall: The firewall provides the CareView System™ with secure Internet connectivity and resides in the server room. The CareView System™ uses this Internet connectivity to remotely manage all hospital installations through the firewall, to provide remote software upgrade service, and to provide services for NetView® and PatientView®, as more fully described herein.

•	Switch: The Ethernet switch provides network connectivity between the servers, CMTS, firewall, and hospital data network. CareView deploys one switch in the hospital server room.

•	Uninterruptible Power Supply (UPS): If the hospital’s server room does not provide adequate room-level backup power, CareView will deploy one UPS for the hospital’s server room.

Pricing on components of the Head-End vary depending on manufacturer, quantity purchased, and price concessions negotiated on each purchase order.

Nursing Station

The CareView Nursing Station is the primary user interface for medical staff at the hospital. Nurses interact with the all-in-one touch screen to operate CareView’s NurseView®, Virtual Bed Rails™, and Ulcer Management Program™. One computer is deployed per nursing station.

Room Control Platform

The Room Control Platform is a microprocessor-based system consisting of a hard-disk drive, cable modem, NTSC infrared camera and related control, microphone, USB ports, wireless keyboard and wireless remote control. It allows real-time bedside and point-of-care video monitoring and recording designed to improve efficiency while limiting liability for healthcare facilities. CareView uses contract manufacturers to assemble the RCP.

Installation

All components are either built to the Company’s specifications or altered at the Company’s facilities prior to deployment. A typical system containing two servers, CMTS, firewall, switch, UPS, Nursing Stations, and RCP take a two-man team approximately 4 1/2 hours to install.

Our Product Offerings

CareView offers several unique products designed to meet hospital needs. In addition to enhancing quality care, the Company’s services are offered with no capital expenditure by the hospital. CareView’s products do not interfere with the facility’s current management information system and they create a profit center. The CareView System™ is the next generation of patient care monitoring. The CareView System™ is a secure, real-time video-monitoring system that connects the patient to the nursing station for continual observation by the nursing staff while recording all movement within the patient’s room for the length of the patient’s stay.

The proprietary product offerings of the CareView System™ provide:

•	Doctors, nurses and other healthcare providers with the ability to more efficiently and cost-effectively monitor, treat and visit their patients.

•	Family members and friends with the ability to use the Internet to monitor, correspond with and visit with their loved ones in hospitals and nursing homes.

•	Patients and their visitors with direct access to on-demand high-speed Internet and other digital entertainment products and services in their rooms.

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Facilities with the ability to implement audit tools to insure quality standards are being adhered to, safety measures are being complied with and both can be used to further educate caregivers to continually enhance quality and safety.

•	A fall prevention system – Virtual Bed Rails™.

The CareView System™, which is fully compliant with HIPPA, can be easily configured to meet the individual privacy and security requirements of any hospital or nursing facility. This patient approved video record can be part of the patient’s medical file and serve as additional documentation of care/procedures performed, patient and hospital ancillary activity, incident documentation, support for clinical and support services, and if necessary, evidence. Through continued investment in video patient care monitoring, CareView is helping hospitals and nursing homes build a safer, higher quality healthcare delivery system that best serves the patient while striving for the highest levels of satisfaction and comfort.

The Company currently offers the following products: SecureView®, NurseView®, PhysicianView®, Virtual Bed Rails™, PatientView®, NetView®, MovieView®, FacilityView®, BabyView® and EquipmentView®. There is no other product currently available that offers all of these important capabilities in one package. The Company is committed to becoming a leading information technology provider to the healthcare industry.

The Company offers the CareView System™ in its Primary Package, Shared Revenue Package, and Connectivity Package as outlined below.

Primary Package

The Company’s Primary Package provides nursing staff the ability to monitor patients from the nursing station on a continuous basis, eliminating the need for countless trips to a patient’s room, while prompting important visits to patients who need immediate attention. This package allows physicians to visit their patients remotely at times when they are unable to make a personal visit. The benefits of the Primary Package are (i) increased efficiency of nursing staff, (ii) greater access for physicians, (iii) enhanced quality of care, and (iv) improved patient safety. Risk management and risk financing are both positively impacted by the continuous observation, monitoring and recording of all activities in patients’ rooms, making a convenient and necessary video incident report readily available.

The Primary Package includes SecureView®, NurseView®, PhysicianView®, and Virtual Bed Rails™.

SecureView® is a unique video monitoring system that offers comprehensive patient attention with documentation and recording of all activity in patients’ room, ancillary departments, waiting rooms, hallways, stairwells, back doors, inventory areas and parking lots. SecureView® takes the guess work and uncertainty out of patient care and safety.

SecureView®:

•	Offers comprehensive patient attention with documentation and recording of all in-room activity.

•	Provides risk managers with a “Video Incident Report.”

•	Provides a thorough recorded documentation of patient care which will eliminate the need to fund frivolous claims.

•	Documents and records the provision of care, administration of drugs, nursing visits, housekeeping service, dietary delivery and patient movements.

•	Provides enhanced patient safety.

•	Provides a record of “Best Practice.”[2]

NurseView® is an effective remote monitoring tool designed to create a more effective and efficient hospital environment. It provides the nursing staff the ability to (i) continually monitor multiple patients at once, (ii) see what is happening in each patient’s room, and (iii) view recorded observations should documentation become necessary.

[2]

“Best Practice” is a technique, method, process, activity, incentive, or reward that is believed to be more effective at delivering a particular outcome than any other technique, method, process, etc. when applied to a particular condition or circumstance. The idea is that with proper processes, checks, and testing, a desired outcome can be delivered with fewer problems and unforeseen complications. Best practices can also be defined as the most efficient (least amount of effort) and effective (best results) way of accomplishing a task, based on repeatable procedures that have proven themselves over time for large numbers of people.

NurseView®:

•	Provides a continual observation and monitoring system for nurses.

•	Provides a room security system.

•	Provides a documentation system of patient care.

•	Provides constant visual contact and reduces unnecessary trips to a patient’s room.

•	Uses infrared cameras to allow night viewing without disturbing the patient.

•	Provides the patient and their family with comfort by knowing that a trained medical professional is always watching.

•	Provides remote monitoring features that enhance patient care by:

•	Alerting nurses to patient movement thereby protecting an unsecured patient.

•	Giving nurses visual confirmation that bed rails are in their proper position.

•	Creating a team nursing concept – one nurse stays at the nursing station to monitor rooms while another provides a rapid response to a patient’s need.

PhysicianView® enables physicians to make E-visits and video rounds from any personal computer or personal digital assistant (PDA). PhysicianView® provides more effective use of a physician’s time, improves quality and timeliness of patient care, and provides physicians with a reimbursable event. In 1983, Congress mandated a national hospital payment system for all Medicare patients (currently administered by the CMS). As a necessity to administer this payment system, the Diagnosis Related Group (DRG) system was created from which all hospital reimbursement rates are derived. Each DRG represents the average resources needed to treat patients grouped in that DRG relative to the national average. Under the present DRG reimbursable event system, e-visits (or telemedicine) are a reimbursable event when performed with a system that allows for two-way communication between the patient and the physician. The CareView System™ accommodates this type of two-way communication, providing the physician with a “paid office visit” even when treating the patient from a remote location.

PhysicianView®:

•	Allows physicians to make video rounds remotely from any computer or PDA.

•	Promotes immediate access to patients when they need it most.

•	Improves the quality and timeliness of patient care.

•	Provides physicians with the capability to leave notes for the patient’s family.

•	Increases physician-to-patient communication.

•	Provides doctors with a reimbursable event.

Virtual Bed Rails™, the Company’s newest offering, is a fall prediction system that monitors a patient’s activity while in bed. This user-friendly fall prevention program alerts nurses to patient movement and the need for quick intervention, and provides a real-time video image of the patient. If the patient breaches the virtual bed rails, a fall alert is immediately transmitted to the healthcare professional at the nurse’s station. Virtual Bed Rails™ are actually ‘virtual’; no special sensors or additional equipment is required in the room and the bed rails are completely invisible to everyone except the person monitoring the patient. Any defined movement that crosses over the virtual bed rail triggers an on-screen alarm to alert the nursing staff of the breach.

Virtual Bed Rails™:

•	Alerts nursing staff of potential patient falls.

•	Creates an opportunity for immediate intervention to prevent a fall.

•	Improves safety of patients and saves lives.

Shared Revenue Package

Healthcare facilities are striving to create a positive experience for patients while they are confined to bed. Unfortunately, some of the time is unpleasant and the long hours create boredom. A patient’s stay can become more enjoyable through NetView®, MovieView®, and PatientView®, which offers entertainment and a connection to others.

The Shared Revenue Package includes PatientView®, NetView®, and MovieView®, and BabyView®.

PatientView® is a unique and innovative service that can be enjoyed by patients, friends and family. This HIPPA-compliant feature allows a patient’s family and friends to remotely monitor the hospital stay and visit via live video and audio feed. It also provides a message board that can be used as a family communication network during the patient’s stay to provide HIPPA-compliant updates on the patient’s condition.

PatientView®:

•	Enhances satisfaction of patients, families and friends.

•	Allows family and friends to monitor the patient’s recovery from any computer.

•	Provides a message board with updated patient condition.

•	Increases safety and security.

•	Provides peace of mind for the patient and family.

NetView® and MovieView® provides patients and visitors the ability to stay informed, keep in touch and be entertained using a wireless keyboard and the television in the patient’s room. It enables the delivery of patient-specific education, content and digital entertainment products, services and advertising. Each healthcare facility has the ability to fully customize the look and feel of the TV screen for individual branding.

NetView®:

•	Enables Internet access in the patient’s room without the need of a personal laptop computer.

•	Provides a high-speed Internet connection to browse favorite Internet sites.

•	Allows patients to check E-mail and stay in touch with friends and families and with business and personal interests.

MovieView®:

•	Provides a state-of-the-art entertainment system with a wide variety of programming.

•	Allows patients to view first run movies and a variety of programming on demand in the comfort of their hospital room.

BabyView® provides a live, continual feed from the nursery or Neo-Natal Intensive Care (NICU) to allow a mother to view her newborn from her hospital room.

Connectivity Package

Once available, the Connectivity Package will include EquipmentView™, FacilityView®, RFID Tracking (“Radio Frequency Identification Tracking”), and Wi-Fi.

EquipmentView™ will enable CareView’s Room Control Platform to wirelessly communicate with equipment, appliances and devices in the patient’s room and with other Company applications and healthcare information systems using Bluetooth, 802.11, infrared or RFID technology. This feature will allow nurses the ability to see all patient readouts and assess all clinical indictors on one screen from the nursing station. Quick, complete access to this information for multiple patients will greatly improve care and save lives.

FacilityView® will act as the security surveillance system providing access to live video feeds throughout the facility wherever a CareView camera is located (except for patient rooms). All privacy and access options will be determined and configured by the hospital.

RFID Tracking will enable the CareView System™ to locate the hospital’s assets and/or patients throughout the facility.

The entire hospital will be able to access the Internet wirelessly through a Wi-Fi network in the CareView System™.

The CareView System™ Fall Management Program

The CareView System™ provides healthcare facilities with a management tool to review all patient falls, averted falls and response time to falls, and establishes a review tool to improve the hospital’s performance regarding risk of falls.

Once Virtual Bed Rails™ are engaged for a patient at high risk for a fall, the CareView System™ automatically identifies the particular patient/room within the system and creates an archive that specific patients have been so protected. Should a protected patient fall, the hospital can easily identify these flagged patients and quickly review the incident to determine why the fall occurred. Each facility can manage falls by reviewing the files of all or selected high risk patients that are being protected by Virtual Bed Rails™. (See Virtual Bed Rails™ beginning at page 17 herein.)

Private Hospital Network

The CareView System™ provides healthcare facilities the opportunity to have their own private cable network with no capital investment and the opportunity to develop another profit center.

When the CareView System™ is activated for the patient, they will be shown a greeting message from the hospital’s CEO and a short orientation of the facility through an existing commercial, slide show or movie. Additional items, such as room service menus, calendar of events, patient/guest guides and even ordering through the gift shop, can be linked through the CareView System™.

The CareView System™ also assists patients as they get ready to leave by providing them valuable information regarding follow-up care and provides feedback to the facility regarding their stay through a Satisfaction Survey. Patients can be provided discharge instructions (such as diets, E-scripts, and follow-up appointments), and receive a message from hospital management or their personal physician. The system can also send an e-mail to family and friends announcing the discharge.

Revenue Streams

The CareView System™ is provided and installed in healthcare facilities at no charge to the facility after which the Company generates revenue from subscriptions to its product offerings. CareView works with each hospital on pricing, which in the opinion of CareView and the hospital, would offer an affordable package based on the demographics of the hospital’s patients or which offers the hospital a product that is more competitive than other hospitals. The pricing structure with each hospital is negotiated separately and may vary depending on the hospital’s desire to include any premium services to its patient at no charge to the patient. Typically, the Company offers the Primary Package (including SecureView®, NurseView®, PhysicianView®, Virtual Bed Rail™ and education programming) for a price of $69.95 per installed room/per month to be paid by the hospital. The Shared Revenue Package (PatientView®, MovieView®, BabyView® and NetView®) is generally offered to the patient at a price of $9.95 per 24-hour period. The hospital may elect to charge a package price for all services for any combination of days, including a package for the patient’s entire stay. Each facility may decide to bundle products for specialty pricing to the patients or may offer any or all services at no charge to the patient. The Company has not yet established pricing for the Connectivity Package, but anticipates that fees for this service will be negotiated as an add-on to the Primary Package.

Products in Development

The Company has several product offerings in development including:

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A third generation Room Control Platform (the “Generation 3 RCP”): The Generation 3 RCP will incorporate a much higher percentage of proprietary design. The present RCP uses several third party modules which develops a level of dependence on these third party modules and their suppliers. The Generation 3 RCP will incorporate a Compress design to eliminate the variances which can be introduced by third party suppliers. The Generation 3 RCP will have a 7-year parts life guarantee by all of the major component manufacturers to ensure consistency in manufacturing for at least that 7-year period. In addition, the Generation 3 RCP will be physically smaller in size which will reduce the cost of the unit. The Generation 3 RCP is tentatively scheduled for production in the first quarter of 2011.

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Ulcer Management Module: The ulcer management software is presently in development with in-hospital beta testing trials tentatively scheduled for the fourth quarter of 2010. This module uses proprietary and patent pending techniques to detect if a patient has moved sufficiently as to relieve pressure areas susceptible to decubitus ulcers. The module works in concert with our Virtual Bed Rails™ system to alert healthcare employees of the need to turn a patient in a timely manner. The algorithms used detect the motion of a patient even while covered with bed linens. The system remains silent if the patient has moved enough to comply with the maximum times established by the industry to prevent bed sores. In the event the patient has not moved to a sufficient degree, the system will alarm the healthcare professional to turn the patient. Additionally, the module will document the procedure through both the data base and video recordings.

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Patient Activity Board: The Patient Activity Board is a large screen flat panel monitor mounted in areas of the hospital where white boards are currently used. A great deal of manpower is needed to update these white boards on each floor. As currently installed CareView Systems™ are networked over the hospitals’ coaxial cable, the Patient Activity Board is easily deployable at significantly reduced costs to running new cabling to the monitors. The Patient Activity Board is ready for immediate deployment.

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Device for Chinese Medical Industry to monitor vital signs: In cooperation with Weigao Holding on a Chinese joint venture, CareView has begun development on a module to monitor and record patients’ blood pressure, pulse, ECG and heart rate. This device will interface with the CareView System™ to deliver this information to a nursing station and will alert nurses in the event a patient’s vitals fall outside of a given set of parameters. This device is being developed specifically for the Chinese market due to high ratio of patients to nurses. We anticipate that this device will be ready for delivery by the end of the third quarter of 2011.

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RFID: Presently CareView has been testing several RFID products from various manufacturers to be used in connection with the CareView System™. It is CareView’s intent to offer its customers a third party RFID solution tied to the CareView System™. As the infrastructure of the CareView System™ will already be in place at each hospital, this approach will allow CareView to provide the service at a greatly reduced price to the hospital versus the hospital contracting directly with other firms in the RFID business. This RFID product is scheduled for an in-hospital beta test in the fourth quarter of 2010.

Hospital Agreements

The Company offers its products and services for the CareView System™ through a subscription-based and/or shared revenue-pricing agreement with the medical facility (the “Hospital Agreement”). During the term of the Hospital Agreement, the Company provides continuous monitoring of the CareView System™ and maintains and services all CareView System™ equipment. Terms of each Hospital Agreement requires the hospital to pay CareView a monthly subscription fee based on the number of installed rooms for the Primary Package (which includes SecureView®, NurseView®, PhysicianView®, Virtual Bed Rails™, and patient education) provided at a current price of $69.95 per bed per room. Terms also provide for CareView to collect the revenue from its Shared Revenue Package (which includes PatientView®, NetView®, MovieView® and BabyView®) currently prices at $9.95 for each 24-hour period and is split on a contracted basis between the Company and each hospital. Unless a separate agreement to the contrary is negotiated between CareView and the hospital, all shared revenue is collected from the patient or someone connected to the patient by CareView online through a credit card or PayPal transaction. CareView then remits the portion due to the hospital on a monthly basis. None of the services provided through the Primary Package or the Shared Revenue Package are paid by any third party provider including insurance companies, Medicare or Medicaid.

CareView’s Hospital Agreements are for a five (5) year period with a provision for automatic renewal on its anniversary date for each successive year unless CareView receives written notice of termination from the medical facility within thirty (30) days prior to the anniversary date. CareView owns all right, title, and interest in and to the CareView equipment installed at each location and agrees to maintain and repair all equipment, although CareView may charge for repairs or replacements due to damage or misuse. CareView is not responsible for maintaining data arising from use of the CareView System™ or for transmission errors, corruption or compromise of data carried over local or interchange telecommunication carriers. CareView maintains the right to insert two (2) channels onto the medical facilities’ network to support education and marketing of the CareView System™ and will have the right to transmit data to further the education and marketing features of the CareView System™. Subject to other terms of the Hospital Agreement, CareView grants each medical facility a limited, revocable, non-transferable and non-exclusive license to use the software, network facilities, content and documentation on and in the CareView System™ to the extent, and only to the extent, necessary to access, explore and otherwise use the CareView System™ in real time. Such non-exclusive license expires upon termination of the Hospital Agreement.

The Company has installed, or is in the process of installing, eleven (11) hospitals, and is in the process of executing Hospital Agreements for an additional twenty-one (21) hospitals. The Company has entered into Hospital Agreements with Hillcrest Medical Center (Tulsa, OK), Southcrest Hospital (Tulsa, OK), Baylor Medical Center at Frisco (Frisco, TX), St. Joseph’s Regional Medical Center (Paterson, NJ), St. Joseph’s Wayne Hospital (Wayne, NJ), Saline Memorial Hospital (Benton, AR), Brooksville Medical Center (Brooksville, FL), Charlotte Regional Medical Center (Punta Gorda, FL), Carolina Pines Medical Center (Hartsville, SC), Central Mississippi Regional Medical Center (Jackson, MS), and Yakima Regional Medical Center (Yakima, WA). (See form of Products and Services Agreement (a/k/a Hospital Agreement), Exhibit 10.01, filed herewith and incorporated herein by reference.)

The Company’s Hospital Agreements cover eleven (11) hospitals with an aggregate of approximately 3,250 beds of which 1,500 beds have already been installed.

Dependence on Major Customers; Availability of Suppliers

The Company is not dependent on, nor expects to become dependent on, any one or a limited number of suppliers. The Company buys parts and components to assemble its equipment and products. The Company does not manufacture or fabricate its own products or systems. The Company relies on sub-suppliers and third party vendors to procure and/or fabricate its components based on its design, engineering and specifications. The Company also enters into subcontracts for field installation of the CareView System™, which the Company supervises. The Company manages all technical, physical and commercial aspects of the performance of its contracts with sub-suppliers and third party vendors. The Company has experienced no difficulties in obtaining fabricated components, materials and parts or in identifying qualified subcontractors for installation work.

Sales, Marketing and Customer Service

The Company does not consider its business to be seasonal. The Company generates sale leads through a variety of means including direct one-to-one marketing, E-campaigns, customer and industry referrals, strategic partnerships, and trade shows and events. The Company’s sales team consists of highly trained sales professionals with many years of experience in the hospital and nursing home markets. The Company’s selling methodology focuses on the following factors:

•	significant and tangible cost savings,

•	reducing Never Events,

•	improved documentation, quality and timeliness of patient care,

•	enhanced safety and security,

•	support for new technologies,

•	business growth,

•	return on investment (ROI), and

•	enhanced patient satisfaction.

Our initial focus is to pursue large for-profit hospital management companies that own multiple facilities and large not-for-profit integrated delivery networks in major metropolitan areas. Our sales staff approaches decision makers for hospitals and nursing homes to present and demonstrate the CareView product line. We believe that our sales staff will monitor our current existing relationships and develop new ones through referral, prospecting and networking. We provide our sales staff with prospective targets and set quarterly goals.

We will support both direct and indirect channel sales with a comprehensive range of product marketing, pre-sales and marketing communications services. These services are provided by a mix of internal staff and outsourced creative, media and consulting firms. Specific responsibilities include:

•	providing a low cost entry, revenue sharing strategy to ultimately position CareView as a profit center for our clients;

•	providing sales ROI analysis tools, training, materials, product demonstrations and account specific support;

•	effectively promoting the CareView System™ through our corporate website, product collateral, articles and white papers;

•	participating in trade shows, keynote speaking engagements, key analyst events, user groups and partner events; and

•	leveraging the vast industry contacts of our Chairman, the Honorable Tommy G. Thompson.

In addition to favorable economics and enhanced patient care, safety and satisfaction, the Company also competes on the basis of quality of services provided. Management believes that the shared revenue opportunity will (i) prompt each healthcare facility to promote patients’ use of NetView®, MovieView®, and PatientView®, and (ii) encourage the hospital to expand its use of pre-procedure and condition videos, welcome videos, surveys, and E-scripting and E-Scheduling services.

The Company insures high levels of customer service by focusing efforts to provide both automated and personal assistance for every issue the customer may encounter when using the CareView System™.

Intellectual Property

On December 12, 2003, Steven G. Johnson, who currently serves as the Company’s President and Chief Operating Officer, filed for patent protection as the inventor of a Non-Intrusive Data Transmission Network for Use in an Enterprise Facility and Method for Implementing in the United States. On May 6, 2008, the Company recorded an assignment of the patent rights to CareView. On January 13, 2009, the U.S. Patent and Trademark Office (“USPTO”) issued U.S. Patent Number 7,477,285 to CareView on the invention.

On August 16, 2007, the Company entered into a Purchase Agreement with Cole Investment Hospital Group, LLC (“Cole”) wherein the Company purchased all the rights to the intellectual properties that Cole had previously acquired from Cadco Surveillance Networks, LLC in exchange for a contract payable of $700,000, which sum was subsequently repaid in full with cash and stock. The intellectual properties purchased include, but are not limited to trade secrets, know-how, and information relating to the technology, customers, suppliers, business plans, promotional and marketing rights and activities, and software technology as it relates to and can be applied to the medical and healthcare business of the Company. CareView was also granted all rights to any future developed technology or improvements at no additional charge. (See Purchase Agreement between CareView-TX and Cole Investment Hospital Group, LLC, Exhibit 10.03, filed herewith and incorporated herein by reference.)

On May 6, 2008, the Company filed for patent protection on a System and Method for Predicting Patient Falls in the U.S. (U.S. patent application ser. No.: 12/151,452). The patent application is currently pending in the USPTO.

On December 2, 2008, the Company filed for patent protection on a System and Method for Documenting Patient Procedures in the U.S. (U.S. patent application ser. No.: 12/589,654). The patent application is currently pending in the USPTO.

On July 29, 2010, the Company filed for patent protection on a System and Method for Using a Video Monitoring System to Prevent and Manage Decubitus Ulcers in Patients in the U.S. (U.S. patent application ser. No. 12/804,774). The patent application is currently pending in the USPTO.

The Company has registered the following trademarks in the United States: NetView® (U.S. Reg. No.: 3640615) , MovieView® (U.S. Reg. No.: 3640614), BabyView® (U.S. Reg. No.: 3640613), PatientView® (U.S. Reg. No.: 3640612), FacilityView® (U.S. Reg. No.: 3627893), SecureView® (U.S. Reg. No.: 3627892), NurseView® (U.S. Reg. No.: 3741523), and PhysicianView® (U.S. Reg. No.: 3627891).

Joint Venture with Rockwell Holdings

On November 16, 2009, the Company entered into a Master Investment Agreement (the “Rockwell Agreement”) with Rockwell Holdings I, LLC, a Wisconsin limited liability company (“Rockwell”). The Company will use the funds provided under the Rockwell Agreement to purchase the previously installed CareView Systems™ at two of its existing hospitals as well as to fund the purchase and installation of additional CareView System™ equipment to complete the installations at the two facilities. Upon completion, it is anticipated that there will be over 900 installations of the CareView System™ in the combined facilities.

Under the terms of the Master Investment Agreement, the Company will use funds from Rockwell to fully implement the CareView System™ in Hillcrest Medical Center in Tulsa, Oklahoma (“Hillcrest”) and Saline Memorial Hospital in Benton, Arkansas (“Saline”) (the “Project Hospital(s)”).

The Master Investment Agreement provides that the Company and Rockwell will establish an entity for each Project Hospital (the “Project LLC”) and that:

(i) The Company will assign its hospital contracts to the Project LLC,

(ii) The Company will provide the Project LLC with a limited, non-exclusive, royalty-free license of intellectual property rights to enable the Project LLC to use the intellectual property needed to operate the CareView Systems™ in each Project Hospital,

(iii) The Company will sell all of the existing CareView Systems™ in the Project Hospitals to the Project LLC,

(iv) The Company will acquire, install, set-up and then sell and maintain, on behalf of the Project LLC, all equipment and other personal property necessary for the operation of the CareView Systems™ at each Project Hospital,

(v) The Project LLC will grant a security interest to Rockwell in all equipment, fixtures, and inventory, among other things, as collateral for payment of the Project Note, as described below.

The structure of the agreement between Rockwell and the Company is in the form of a Project LLC for each of the Project Hospitals. Both Rockwell and the Company own 50% of each Project LLC. CareView contributed its intellectual property rights and its hospital contract with each Project Hospital. Rockwell contributed cash to be used for the purchase of equipment for the Project LLCs with 50% attributed to a Note bearing interest at 10% and 50% attributed to a member’s equity. The Project LLCs have an obligation to pay Rockwell a Preferential Return (the amount of Rockwell’s aggregate capital contribution to the Project LLCs plus ten percent (10%) per annum, compounded annually. Pursuant to FASB ASC 480-10-65 “Distinguishing Liabilities from Equity,” the Company classified this obligation as a mandatory redemption since it represents an unconditional obligation by the Company to pay Rockwell’s Preferential Return on each Project LLC.

Pursuant to ASC 810-10-15, the Company determined that the Project LLCs were within the scope of the variable interest entities (VIE) subsection of the codification. We determined the LLC to be a VIE based on the fact that the total equity investment at risk was not sufficient to finance the entities activities without additional financial support. Based on the guidance under ASC 810-10-15-14, the contribution by Rockwell was determined not to be an equity investment because equity investments are interests that are required to be recorded as equity in the entities financial statements. The loans are secured by a security interest in all of the equipment in the Project Hospitals, intellectual property rights, and the Project Hospital Contract.

Each Project LLC is governed by an Operating Agreement under which the Company and Rockwell are its initial members, each owning 50% of the outstanding ownership units. Pursuant to Section 301 – Management of the Operating Agreement for each of CareView-Hillcrest and CareView-Saline, the Company is the Manager for each. The Company, as Manager, has the authority to supervise, manage and control the business affairs and property of the Project LLCs, to make day-to-day operating decisions regarding administrative and ministerial matters, and to perform any and all acts or activities reasonably customary or incidental to the management of the Project LLCs. The Company also has the authority to sign all agreements, contracts and other instruments and documents that are necessary or appropriate in the ordinary course of the Project LLC’s regular business. In addition, As Manager, the Company has established power over key activities, is responsible for the procurement, installation, set-up and maintenance of the CareView Systems™ installed in the Project LLCs, and is responsible for receiving and distributing revenues from each Project LLC.

Pursuant to ACS 810-10, the Company has a controlling financial interest in the LLC based on the fact that as Manager, CareView has the ability to make decisions about the entity’s activities, has exposure to the expected losses if they occur, and has the right to receive the expected residual returns if they occur. Accordingly, we determined that the Company is the Primary Beneficiary.

        Further we evaluated Rockwell’s rights under the agreements, to determine if they had any participating rights that would overcome our requirement of consolidation. Based on the following, we deemed the rights held by Rockwell to be protective rights which did not override the consolidation presumption. There is no separate management agreement for the Project LLCs. The Manager and the duties of the Manager are set forth in Article II of the Operating Agreement for each Project LLC. The Project LLCs each have two members, the Company and Rockwell. Each of the Company and Rockwell has one vote for all matters requiring a vote. The Operating Agreement for each Project LLC names the Company as the Manager and lists its duties as follows. Notwithstanding the authority granted to the Manager, the following actions may only be taken if approved by the Members: (i) amendment to the agreement or articles, (ii) issuance of more than the number of authorized units, (iii) discontinuation of the project or dissolution of the LLC, (iv) sale or disposition of substantially all of the Project LLC’s assets, (v) a merger, consolidation or reorganization, (vi) conversion of the LLC to a corporation, (vii) admission of new members, (viii) borrowing of funds other than the Project Loan, (ix) expenditures of more than $20,000, (x) amendment of contract with project hospitals, (xi) establishing amount of cash flow to be maintained, (xii) amending any agreement between the LLC and the Company, or (xiii) changing disposition of funds pursuant to the escrow agreement. The Operating Agreement provides that the Company shall serve as Manager until removed or replaced by a vote of the members. As Rockwell and the Company are the only members of the LLCs, the Company cannot be removed as Manager through a unilateral decision of Rockwell.

Rockwell provided $1,151,205 as the initial funding including $932,745 for the Hillcrest Project Hospital and $218,460 for the Saline Project Hospital, which funding was confirmed in a Funding Agreement entered into between the Company and Rockwell. The Funding Agreement anticipates future funding as provided for in the Master Investment Agreement upon completion of the Project Hospitals. An aggregate of $575,603 of the initial funding was credited to Project Notes for Rockwell; $466,373 for CareView-Hillcrest and $109,230 for CareView-Saline. An aggregate of $575,603 was credited to an investment interest of Rockwell (Rockwell’s Preferential Return); $466,373 for CareView-Hillcrest and $109,230 for CareView-Saline. The Project Notes to Rockwell and Rockwell’s Preferential Returns both earn interest at the rate of ten percent (10%) per annum.

Once the full funding has been provided by Rockwell upon completion of the installations at the Project Hospitals, each Project LLC will replace the earlier Project Note with an amended and restated Project Note representing the outstanding balance due under the earlier Project Note plus any additional funding credited to the Project Note, which amended and restated Project Note will earn interest at the rate of ten percent (10%) per annum. Principal payments commence on the earlier to occur of the date that monthly Primary Package fees first become payable by each Project Hospital or six months from the date of the original Project Note; provided, however, that the entire outstanding principal balance and all accrued interest of a Project Note shall be paid in full on or before the third anniversary of the date that payments commenced thereunder. Accordingly, the Company has classified one-third of the balance as current.

Pursuant to the LLC Operating Agreements for the Project Hospitals, revenues generated from the sale of the Primary Package (“Primary Package Revenues”) are distributed as follows: (i) one-half toward payment of the Rockwell Note until paid in full, and (ii) one-half toward payment of Rockwell’s Preferential Return until paid in full. Once the Rockwell Note and Preferential Return have been paid in full, Primary Package Revenues are distributed as follows: (i) first, to the payment and/or reimbursement to the Hospital of the amounts the Hospital is entitled to receive pursuant to the Contract; (ii) second, to the payment to Rockwell of the Legal Fee Reimbursement (as provided for and defined in the Master Investment Agreement), (iii) third, to the payment of expenses of the Company and debt service on loans; and (iv)fourth, to the maintenance of reserves that are adequate (as determined by the Members) for working capital, property replacement reserves and current or budgeted capital expenditures; and (v) then, to the making of guaranteed payments to Members, including but not limited to the payment of any current or accrued obligations to the Company for its services as provided for in the Project Services Subcontract Agreement (as referred to in the Master Investment Agreement). Any cash remaining from the Primary Package Revenues after the satisfaction of all of the above provisions shall be distributed to the Company and Rockwell in proportion to the ownership of each.

The Project LLCs have an obligation to pay Rockwell’s Preferential Return. Pursuant to FASB ASC 480-10-65 “Distinguishing Liabilities from Equity,” the Company classified this obligation as a mandatory redemption since it represents an unconditional obligation by the Company to pay Rockwell’s Preferential Return on each Project LLC.

As primary beneficiary, the Company uses consolidation rules to record 100% of the activities from each joint venture, thereafter distributing the revenues on the agreed upon basis to the LLC members. Revenues earned through the Project Hospitals are generated from monthly charges paid by each hospital for the Primary Package on installed CareView Systems™ and from purchase of entertainment products by patients. Payments of revenues from each Project Hospital are deposited into an escrow account jointly controlled by the Company and the Project LLC pursuant to the Project Escrow Agreement. Once deposits into the escrow account are collected by the escrow agent, they are immediately transferred into a separate account in the name of the Project LLC.

There is no separate management agreement for the Project LLCs. The Manager and the duties of the Manager are set forth in Article II of the Operating Agreement for each Project LLC. The Project LLCs each have two members, CareView and Rockwell. Each of CareView and Rockwell has one vote for all matters requiring a vote. The Operating Agreement for each Project LLC names CareView as the Manager and lists its duties. The Manager, on behalf of the Project LLCs, shall sign all agreements, contracts, and other instruments or documents that are necessary or appropriate in the course of the Project LLC’s regular business or that are authorized by general or specific action of the Members. Notwithstanding the authority granted to the Manager, the following actions may only be taken if approved by the Members: (i) amendment to the agreement or articles, (ii) issuance of more than the number of authorized units, (iii) discontinuation of the project or dissolution of the LLC, (iv) sale or disposition of substantially all of the Project LLC’s assets, (v) a merger, consolidation or reorganization, (vi) conversion of the LLC to a corporation, (vii) admission of new members, (viii) borrowing of funds other than the Project Loan, (ix) expenditures of more than $20,000, (x) amendment of contract with project hospitals, (xi) establishing amount of cash flow to be maintained, (xii) amending any agreement between the LLC and CareView, or (xiii) changing disposition of funds pursuant to the escrow agreement. The Operating Agreement provides that CareView shall serve as Manager until removed or replaced by a vote of the members. As Rockwell and CareView are the only members of the LLCs, CareView cannot be removed as Manager through a unilateral decision of Rockwell.

As additional consideration to Rockwell for providing the funding, the Company has agreed that upon completion of the Project Hospitals it will issue Rockwell a common stock purchase warrant (“Project Warrant”) granting Rockwell the right to purchase such number of shares of Common Stock of the Company equal to the total amount of funding for the Project Hospitals. The five-year Project Warrant will have an exercise price of $0.52 per share. As of November 16, 2009, the Company accrued for the issuance of 1,151,206 Warrants valued at $1,151,206 and recorded a debt discount. The aggregate discount to the debt will be amortized over the life of the debt.

The Master Investment Agreement includes provisions under which the Company may elect to purchase, for cash, Rockwell’s entire interest in each Project LLC at a pre-determined price based on annualized net cash flow from the Project Hospital plus the payment of any unpaid Preferential Return (if any) and the estimated amount of any additional distributions that would be payable from the Project LLC to Rockwell during the remaining balance (if any) of the initial term of the contract with the Project Hospital. In addition, upon the Company’s purchase of Rockwell’s interest in a Project LLC, the Company would have to pay the remaining balance due (if any) under the Project Note and any forgone interest under the Project Note that would have accrued during the remaining balance (if any) of the initial term of the contract with the Project Hospital. Additionally, there are provisions under which Rockwell may elect, if the Project Note has been paid and Rockwell has received its Preferential Return, to require the Company to purchase its entire interest in each

Project LLC based on a pre-determined percentage of the annualized net cash flow of the Project Hospital. If Rockwell makes that election, the Company may chose to fund the purchase with a five-year promissory note bearing interest at 10% per annum. Rockwell was granted preferred investor status that provides, in the event that the Company funds similar projects through a different investor with more favorable terms, that Rockwell may elect to amend the terms of its existing project funding to be consistent with those more favorable terms.

Engagement of DLA Piper, LLP

On January 20, 2010, the Company engaged DLA Piper, LLP, a leading global business law firm (“DLA Piper”) to assist in developing and structuring a financial facility up to $50 million which would be secured by the stable revenue stream of CareView’s hospital contracts. DLA Piper has and will continue to introduce the Company to suitable institutional investors with whom they have existing relationships in the structured finance arena. Although no financing has yet been secured through the introductions of DLA Piper, the Company and DLA Piper are continuing negotiations to that end.

Lease Line of Credit with Fountain Fund 2 LP

On January 28, 2010, the Company entered into a letter of agreement with Fountain Fund 2 LP, managed by Fountain Partners of San Francisco (“Fountain”) for a lease line of credit for up to $5 million (the “Lease Line”). Under the Lease Line, CareView will lease installed CareView Systems™ from Fountain and will repay the draws on the Lease Line over a period of three (3) years. CareView and Fountain executed a Master Lease covering the installed CareView Systems™ which calls for pre-determined monthly rental over a three-year period (the “Base Term”). Prior to the expiration of the Base Term, CareView may elect to (i) purchase the equipment or (ii) extend or renew the lease for an additional twelve (12) months with a subsequent option to return the equipment to Fountain.

An origination fee of one percent (1%) of the lease schedule amount will be due upon signing of each lease schedule. The cost of equipment to Fountain shall not exceed $500,000 per month with each month carrying over to the next month if not used, unless this limit is waived by Fountain. The draw window is open to December 5, 2010 (“Draw Window”). CareView agrees to pay Fountain a deposit of two percent (2%) of the unused Lease Line amount. Upon execution of the Lease Line, CareView issued a ten-year Common Stock Purchase Warrant (the “Warrant”) to purchase a total of 450,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. On January 29, 2010 and April 22, 2010, the Company paid Fountain a deposit of $20,000 and $80,000 respectively for the unused Lease Line. In association with the Lease Line, the Company paid Mann Equity, LLC a cash fee of $100,000 and issued a five-year Warrant to purchase 400,000 underlying shares of the Company’s Common Stock at $0.52. (See Master Lease, Exhibit 10.55, Cooperative Agreement with Mann Equity, LLC, Exhibit 10.38, and Addendum to Cooperative Agreement with Mann Equity, LLC, Exhibit 10.58, filed herewith and incorporated herein by reference.)

Joint Venture in China with Weigao Holding Company Limited

On April 13, 2010, the Company entered into a letter of intent (“LOI”) with AFH Holdings and Advisory, LLC, a Nevada limited liability company, Discovery Medical Investments, LLC, a California limited liability company and Mann Equity, LLC, a California limited liability company (deemed together to be the “LLC Parties”). The purpose of the LOI was to introduce and negotiate a transaction with a target company doing business in The People’s Republic of China, Hong Kong, and Taiwan, which target company was later identified as Weigao Holding Company Limited (“Weigao Holding”). The ultimate transaction would include a joint venture between Weigao Holding and CareView (the “China JV”) wherein CareView would agree to grant Weigao Holding an exclusive license to certain intellectual property, manufacturing rights, and guaranteed services to be provided by the Company relating to the CareView System™. Under the terms of the LOI, CareView agreed to transfer to the LLC Parties a portion of its ownership in the China JV. (See Letter of Intent [with LLC Parties], Exhibit 10.57, filed herewith and incorporated herein by reference.)

On July 29, 2010, an Amendment Agreement was entered into between the Company and the LLC Parties amending and setting forth the applicable percentage of ownership interest and gross revenue sharing for each of CareView and the LLC Parties in CareView’s interest in the China JV wherein CareView will own 70% of its interest and each of the LLC Parties will own 10% of CareView’s interest in the China JV. (See Amendment Agreement [with LLC Parties], Exhibit 10.60, filed herewith and incorporated herein by reference.)

In connection with the services provided by the LLC Parties as outlined above, on May 26, 2010, the Company signed a letter of intent with Weigao Holding (the “Weigao LOI”) to enter into the proposed joint venture. Weigao Holding is the leading medical device manufacturer in the People’s Republic of China (“PRC”). Upon the successful execution of definitive documents, Weigao Holding will hold an exclusive license to manufacture and distribute the CareView System™ in the PRC. Both CareView and Weigao Holding have identified the major need to improve the level of care in acute care medical facilities in the PRC. Of particular importance is the anticipated use of the EquipmentView® module of the CareView System™ that would allow Weigao Holding to significantly advance the level of care in the more than 8,800 medical facilities it services. The Weigao LOI provided for termination if definitive documents were not executed prior to August 1, 2010. The Company and Weigao Holding subsequently agreed to extend that date until November 1, 2010. (See Letter of Intent with Weigao Holding, Exhibit 10.59, filed herewith and incorporated herein by reference.)

Subscription and Investor Rights Agreement with T2 Consulting, LLC and Tommy G. Thompson

On February 28, 2005, the predecessor of CareView-TX, CareView Communications, LLC, a Texas limited liability company (“CareView LLC”), entered into a Subscription and Investor Rights Agreement (“Subscription Agreement”) with an entity to be known as T2 Consulting, LLC (“T2”), and the principals of T2, namely Tommy G. Thompson (“Thompson”), Gerald L. Murphy (“Murphy”) , and Dennis Langley (“Langley”). Under the Subscription Agreement, T2 purchased a 17% ownership interest in CareView LLC for $1,000 and also received an Adjusted Gross Income Interest entitling T2 to receive 5% of the adjusted gross income of CareView LLC (the “5% AGII”). The 5% AGII was considered senior to any other priority or preference of any kind and at no time could be diluted. The 5% AGII included 5% of (i) all revenue of any type or nature from whatever source received by CareView LLC and its subsidiaries; less (ii) pre-tax, non-debt service, payments to non-affiliates or employees of the company, cost of goods sold (and not general and administrative expenses).

Under the Subscription Agreement, Thompson agreed to serve as the Chairman of the Board of CareView LLC for an initial service period of February 28, 2005 through May 31, 2008 which service period would continue in an evergreen fashion for successive three year terms. In addition to serving as Chairman, other responsibilities were to be provided by Thompson; however, he was not required to spend more than 25% of his business related time in his capacity as Chairman or by providing other services to CareView LLC. As consideration for those services to be rendered under Article IV of the Subscription Agreement (the “Article IV Payments”), Thompson was to be paid an Annual Base Payment of not less than $300,000 of which $100,000 was to be paid directly to T2 and $200,000 was to be paid to Akin Gump Strauss Hauer & Feld, LLP, a law firm with which Thompson is associated. In addition to the Annual Base Payment, terms provided for Thompson to receive other perquisites and benefits comparable to CareView LLC senior executives, reimbursement of travel and related expenses, and reimbursement of legal fees and expenses in association with the preparation and closing of the Subscription Agreement. Although Thompson began his service as Chairman, he was not required to provide any of the other services under the Subscription Agreement; however, neither he nor T2 would receive the Annual Base Payments or 5% AGII until the occurrence of two conditions subsequent to the Subscription Agreement; namely (i) the Company receiving financing and capitalization sufficient to adequately capitalize the Company, and (ii) the Company signing contracts with two federal hospitals and one private sector hospital. Once the two subsequent conditions had been fulfilled, the amount of the Annual Base Payment would be retroactively applied from March 1, 2005 until the date of the fulfillment of the subsequent condition even though Thompson and T2 might not have provided services under the Subscription Agreement during that time. If Thompson's services as Chairman were terminated by CareView LLC, T2 would be paid a lump sum on the end date of the service period equal to two year’s worth of the Annual Base Payment in effect at the time of termination. (See Subscription and Investor Rights Agreement, Exhibit 10.00, filed herewith and incorporated herein by reference.)

CareView LLC converted to a Texas corporation (“CareView-TX”) and the Subscription Agreement was assigned and assumed by CareView-TX under the terms of the Assignment and Assumption Agreement and Consent (“Assumption Agreement”) dated October 29, 2007 between T2, Thompson, and CareView-TX. In addition, the Assumption Agreement provided that the Article IV Payments were assigned to and assumed by Thompson personally. Subsequently, Thompson waived the accrual and any past or future obligations of CareView-TX to pay the Article IV Payments. (See Assignment and Assumption Agreement and Consent, Exhibit 10.08 and Letter of Waiver from Tommy G. Thompson, Exhibit 10.63, filed herewith and incorporated herein by reference.)

On August 20, 2010, in an effort to resolve all past, current and future claims due pursuant to the Subscription Agreement, the Company entered into a Revocation and Substitution Agreement with T2, Thompson, Murphy and Langley (the “Agreement”). In exchange for the revocation of the Subscription Agreement by T2, Thompson, Murphy and Langley, the Company agreed to issue to each of Thompson, Murphy, and Langley a five-year Common Stock Purchase Warrant (“Warrant”) to purchase 1,000,000 shares of the Company’s Common Stock at an exercise price of $1.00 per share. The Company’s Board of Directors believes the Agreement is in the best interest of all of the shareholders of the Company and has determined that it is not necessary to obtain a ‘fairness’ opinion from an independent third-party. (See Revocation and Substitution Agreement, Exhibit 10.64 (which Exhibit incorporates the a form of Warrant), filed herewith and incorporated herein by reference.)

As additional consideration for the revocation of the Subscription Agreement with CareView-TX, Thompson, Murphy, and Langley will receive an aggregated 1.5% Gross Income Interest on all revenues (without deductions of any kind) of the Company and its subsidiaries, which income interest is retroactive to the date of the Subscription Agreement. In connection with the income interest, the Company executed an Agreement Regarding Gross Income Interest with each of Thompson, Murphy and Langley dated August 20, 2010. The Agreement Regarding Gross Income Interest does not have a termination date; however it does provide that the Company has the right to acquire the Gross Income Interest of Thompson, Murphy and Langley from September 1, 2013 until December 31, 2015, for the Purchase Price and that Thompson, Murphy and Langley each have the right to require that their respective Gross Income Interest be purchased by the Company any time from September 1, 2011 until December 31, 2015, for the Purchase Price. Purchase Price means, absent an agreement between Thompson, Murphy or Langley and the Company to the contrary, at CareView’s election, either: i) a monetary amount equal to the aggregated Gross Income Interest received by either of Thompson, Murphy or Langley in the twelve (12) month period immediately prior to the sale, transfer or exchange, or ii) the payment of the monetary amount as determined in i) above in shares of CareView’s Common Stock at Fair Market Value. The Company determined that the Fair Market Value of the GII Owner’s Put is equal to $31,690 and has recorded this liability accordingly. This liability will be analyzed and updated quarterly, based on actual revenues. In an additional term in the Gross Income Interest agreement with Langley, the Company agreed that an affiliate of Langley shall be granted a distribution and sales agreement for the Company’s products for government entities in the U.S. including, but not limited to, HHS, VA, DOD and state and local governments. Terms of the distribution agreement will be negotiated at a future date. (See Agreement Regarding Gross Income Interests with Tommy G. Thompson, Exhibit 10.65, Agreement Regarding Gross Income Interests with Gerald L. Murphy, Exhibit 10.66, and Agreement Regarding Gross Income Interests with Dennis M. Langley, Exhibit 10.66, filed herewith and incorporated herein by reference.)

Coincident with the execution of the above-mentioned agreements, T2 was dissolved and the 14,475,666 restricted shares of Common Stock of the Company were distributed equally among Thompson, Murphy and Langley.

Distribution and Regional Support

On January 9, 2010, the Company entered into an exclusive, three-year Distribution Agreement (the “Agreement”) with Foundation Medical, LLC (“Foundation Medical”) to distribute the CareView System™ on the east coast of the United States. Foundation Medical will also serve as CareView’s east coast representative for servicing of all CareView Systems™ installed in that region. The territory covered under the Agreement includes the states of Maine, Vermont, New Hampshire, Connecticut, Massachusetts, New York, Pennsylvania, New Jersey, the District of Columbia, Rhode Island, Delaware, Maryland, Virginia, West Virginia, North Carolina, South Carolina, Alabama, Georgia and Florida. The Agreement is automatically renewable for additional periods of one (1) year unless written notice not to renew is delivered between the parties thirty (30) days prior to the automatic renewal. Commissions paid to Foundation Medical range from two to six percent (2% to 6%) on three-year hospital contracts and from three to ten percent (3% to 10%) on five-year hospital contracts. (See Distribution Agreement, Exhibit 10.56, filed herewith and incorporated herein by reference.)

Installation and Technical Support

The Company provides installation and technical support for its customers through third-party providers across the United States on a per-job basis.

Manufacturers of Room Control Platforms

In September 2010, the Company chose Ricoh Electronics, Inc. (“Ricoh”) to be its U.S. based manufacturer. Ricoh is one of over 272 domestic and overseas that comprise Ricoh Company, Ltd., a $21 billion global corporation and a leading supplier of advanced office automation equipment. Ricoh will become the Company’s primary manufacturer for the CareView System™ Room Control Platform which it will produce in its Orange County, California plant. Delivery of an initial 3,000 units is expected in the fourth quarter 2010. Upon successful completion of this initial order, the Company anticipates that it will contract with Ricoh for additional units. In addition to this new arrangement with Ricoh, CareView plans to maintain its relationship with its current contract manufacturer in Thailand for which it recently received 2,000 units.

Competition

Medical communications technology companies who provide concise and timely medical information to healthcare facilities and their staffs are embarking on a relatively new frontier. Therefore, our competition may initially be light. We believe our CareView System™ is the only comprehensive product of its type currently available to the healthcare industry; however, other companies may offer products that potential customers may consider an acceptable alternative to our products and services. Some of these competitors may be larger and have greater financial resources than CareView. We compete with them based on price, engineering and technological expertise, knowledge and the quality of our products, systems and services. Additionally, the Company’s management believes that the successful performance of the Company’s installed products and systems is a key factor in retaining current business and gaining new business, as customers typically prefer to make significant purchases from a company with a solid performance history.

Various companies offer applications that may be similar to some of our product offerings, including, but not limited, to LodgeNetRX (owned by MDM Commercial Healthcare), SkyLight (owned by Skylight Healthcare Systems), eICU (owned by Royal Philips Electronics) and Stryker Video Network Hub.

LodgeNetRX, Skylight, and The GetWellNetwork provide interactive television. Skylight provides interactive patient systems. TeleHealth provides access to movies and Internet connectivity.

The clinical systems offered by our competitors do not appear to offer a video monitoring and observation option as provided by our system.

The Company is presently unable to predict what competitive impact, if any, regulatory development and advances in technology will have on our future business and results of operations. We believe our success depends upon our ability to maintain and enhance the performance, content and reliability of our products in response to the evolving demands of the industry and any competitive products that may emerge. We cannot assure you that we will be able to do so successfully or that any enhancements or new products that we introduce will gain acceptance in the marketplace. If we are not successful or if our products are not accepted, we could lose potential customers to our competitors.

Research and Development Activities

The Company’s costs of research and development activities for years ended December 31, 2009 and 2008 totaled $540,000 and $445,208 respectively. None of the cost of such activities was borne directly by the Company’s customers.

Governmental Approval

Neither the Company nor its products are subject to government approval. Although the parameters of our CareView System™ complies with HIPPA as far as its use by health care providers, CareView itself, as the manufacturer and installer of the units, is not subject to HIPPA regulations. The Company does not know of any other privacy laws that affect our business as we are not in control of nor do we keep patient medical records in our possession. The Company is unaware of any probable government regulations that may affect its business in the future. Additionally, the CMS does not pay or reimburse any party for use of the Company’s products and services.

Environmental Laws

The Company and its products are not affected by any federal, state, or local environmental laws; therefore, the Company has reserved no funds for compliance purposes.

Employees

As of the filing date of this Registration Statement, the Company employs twenty (20) persons on a full-time basis, three (3) of whom are executive officers. None of the Company’s employees are covered by collective bargaining agreements and the Company has never experienced a major work stoppage, strike or dispute. The Company considers its relationship with its employees to be outstanding.

Reporting Status

Our Registration Statement became effective on October 22, 2010. As such, we are subject to the requirements of Section 13(a) under the Exchange Act which requires us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we are required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

You may read and copy this Registration Statement and any future materials we file with the Commission at the SEC’s Public Reference Room located at 100 F Street NE, Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0300. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov. You may obtain further information about our Company on our website at http://www.care-view.com.

Item 1A.	Risk Factors.

CareView is a smaller reporting company, and as such, is not required to provide information pursuant to this item.

Item 2.	Financial Information.

Cautionary Notice Regarding Forward Looking Statements

This Registration Statement contains a number of forward-looking statements that reflect management’s current views and expectations with respect to our business, strategies, products, future results and events, and financial performance. All statements made herein other than statements of historical fact, including statements that address operating performance, events or developments that management expects or anticipates will or may occur in the future, statements related to distributor channels, volume growth, revenues, profitability, new products, adequacy of funds from operations, statements expressing general optimism about future operating results and non-historical information, are forward looking statements. In particular, the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “may,” “will,” and variations of such words, and similar expressions identify forward-looking statements, but are not the exclusive means of identifying such statements and their absence does not mean that the statement is not forward-looking. These forward-looking statements are subject to certain risks and uncertainties. Our actual results, performance or achievements could differ materially from historical results as well as those expressed in, anticipated or implied by these forward-looking statements. We do not undertake any obligation to revise these forward-looking statements to reflect any future events or circumstances.

Readers should not place undue reliance on these forward-looking statements, which are based on management's current expectations and projections about future events, are not guarantees of future performance, are subject to risks, uncertainties and assumptions (including those described below) and apply only as of the date of this Registration Statement. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

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Summary of Financial Information

The following table sets forth selected historical consolidated financial data from our consolidated financial statements and should be read in conjunction with our consolidated financial statements including the related notes and Management’s Discussion and Analysis or Plan of Operation beginning below.

	Six Months Ended	Year Ended December 31,
	June 30, 2010	2009	2008
	(in thousands)	(in thousands)
Revenues	$109	$87	$42
Operating Expense(1)	$3,725	$4,162	$2,591
Operating Loss	$(3,616)	$(4,075)	$(2,549)
Net Loss	$(5,820)	$(6,187)	$(3,174)
Net Loss Per Common Share, Basic & Diluted (in whole dollars)	$(0.05)	$(0.06)	$(0.03)
Weighted Average Number of Common Shares	118,396	108,359	102,743

	June 30, 2010	December 31,
		2009	2008
	(in thousands)	(in thousands)
Current Assets	$2,589	$686	$1,122
Total Assets	$7,549	$3,916	$3,597
Total Liabilities	$496	$2,891	$2,013
Total Stockholders’ Equity (Deficit)	$7,053	$(1,025)	$1,584

(1)	Includes non-cash compensation costs (in thousands) of $1,766 for the six months ended June 30, 2010 and $971 and $12 for the years ended December 31, 2009 and 2008, respectively.

The following discussion of our financial condition and plan of operation should be read in conjunction with the consolidated financial statements and the notes to those statements included herein. This discussion includes forward-looking statements that involve risks and uncertainties. As a result of many factors set forth in this Registration Statement, our actual results may differ materially from those anticipated in these forward-looking statements. (See Financial Statements for Six Months Ended June 30, 2010 and for Years Ended December 31, 2009 and 2008 beginning at Page F-1 herein.)

Management’s Discussion and Analysis or Plan of Operation

CareView Communications, Inc., formerly known as Ecogate, Inc., was formed in California in July 1997 as Purpose, Inc., changing its name to Ecogate, Inc. in April 1999. In October 2007, the Company changed its name to CareView Communications, Inc., and in November 2007, the Company changed its state of incorporation to Nevada. The Company’s primary focus is its operating businesses that focus on the business plan of its wholly owned subsidiary, CareView-TX.

CareView engages in the acquisition, development and operation of a high speed data network system that can be deployed throughout a healthcare facility using its existing cable television infrastructure in conjunction with the Company’s control server to provide bedside, point-of-care video monitoring and recording and a patient entertainment and education system. The Company is dedicated to working with all types of hospitals, nursing homes, adult living centers and selected outpatient care facilities with plans to implement this system in facilities throughout the United States and the world. The Company has installed, or is in the process of installing, eleven (11) hospitals, and is in the process of executing contracts for twenty-one (21) additional hospitals. The additional funding needed for working capital infrastructure is directly related to how many

CareView Systems™ are installed. In the event that CareView completes only the initial 11 hospitals (currently installed or being installed) our additional cash needs would be minimal. However, if CareView is to install the additional 21 hospitals that management is currently pursuing to contract, our additional financing needs would approximate $10 million.

CareView’s mission is to be the leading provider of products and on-demand application services for bedside video monitoring, recording and documentation patient care system for hospitals, nursing homes and other healthcare facilities. We have positioned ourselves to meet the needs of the medical community while establishing relationships and building trust and loyalty for the future. Our goal is to communicate information to the medical industry without bias or limitation. Initially, our goal will be achieved by offering technology and services to clients that want to provide comprehensive technological systems to better serve their patients, hospitals, and staff.

CareView’s selling methodology focuses on significant and tangible cost savings, improved documentation, quality and timeliness of patient care, enhanced safety and security, support for new technologies, business growth, enhanced patient satisfaction, and return on investment. As previously stated, our initial focus will be to pursue large for-profit hospital management companies that own multiple facilities and large not-for-profit integrated delivery networks in major metropolitan areas.

During the next twelve months, CareView plans to commercialize its products and services through a controlled marketing roll out. CareView’s officers and directors have targeted a list of hospital ownership/administration companies that are well known to them and that have indicated interest in CareView’s product offerings. CareView will respond to personnel requirements in relationship to the speed with which the marketing roll out achieves success. Management is confident that the skilled personnel necessary for an aggressive roll out can be identified and secured. The Company’s Room Control Platform is being manufactured by unaffiliated third party providers domestically and internationally. Although CareView’s management is confident that its products can be manufactured to its specifications at a reasonable cost, and in substantially any quantity required, there is no assurance of that outcome. CareView plans to finance its growth through traditional bank financing sources and/or through potential debt and equity private placements. While management is confident that the required financing to fund the marketing roll out can be secured at terms satisfactory to the Company, there is no guarantee that future funding will be available, or that it will be on terms that are satisfactory to the Company. CareView also intends to complete its joint venture with Weigao Holding which will expand the Company’s reach to manufacture, distribute and install the CareView System™ in China’s hospitals.

Regarding the Rockwell JV, the initial aggregate funding of $1,151,145 from Rockwell went to CareView-Hillcrest, LLC and CareView-Saline, LLC (the “Project LLCs”). During the same reporting period of receipt of the funding, the Project LLCs disbursed the entire amount to CareView to purchase existing CareView System™ installations in the respective Project Hospitals and to fund a portion of the purchase price for the remaining CareView Systems™ required to complete the installations at the Project Hospitals. The remaining $356,955 of the purchase price to cover the remaining installations of the CareView Systems™ in the Project Hospitals is to be paid upon completion of the installations projected during the first quarter of 2011. All funds received and to be received by the Company through the Project LLCs will be used to purchase CareView System™ installations. Once the installed CareView Systems™ in the Project Hospitals begin to generate revenue, those funds will be used to repay Rockwell; therefore, this funding by Rockwell will not result in changes to the Company’s liquidity.

We anticipate incurring costs related to the filing of Exchange Act reports. We believe that we will be able to meet the costs of growth and public reporting with funds in our treasury and additional amounts to be loaned by or invested by our stockholders, management, traditional bank financing sources, and potential debt and equity private placements. Although management believes that the required financing to fund the marketing roll out and the costs related to public reporting can be secured at terms satisfactory to the Company, there is no guarantee that funds will be made available, and if funds are available, that the terms will be satisfactory to the Company.

Liquidity and Capital Resources

We began the operation of our current business plan in 2002 and have not yet attained a level of revenue to allow us to meet our current overhead. We do not contemplate attaining profitable operations until approximately the second quarter of 2011 nor is there any assurance that such an operating level can ever be achieved. We will be dependent upon obtaining additional financing in order to adequately fund working capital, infrastructure, manufacturing expenses and significant marketing/investor related expenditures to gain market recognition, so that we can achieve a level of revenue adequate to support our cost structure, none of which can be assured. Management believes that the Company will need approximately $10 million over the next twelve months. While we have funded our initial operations with private placements of equity and bridge loans, there can be no assurance that adequate financing will continue to be available to us and, if available, on terms that are favorable to us.

As of June 30, 2010, the Company’s consolidated cash balance was $1,792,697. Outstanding short-term and long-term liabilities as of June 30, 2010 totaled $336,965 and $159,180 respectively. The Company’s working capital as of June 30, 2010 was $2,252,420.

As of December 31, 2009, the Company’s consolidated cash balance was $218,302. Outstanding short-term debt and long-term debt as of December 31, 2009 totaled $2,859,405 and $31,268 respectively, exclusive of debt discounts. The Company’s working capital deficit as of December 31, 2009 was $2,233,157.

Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management. Historical financial information presented for the six months ended June 30, 2010 and the fiscal years ended December 31, 2009 and 2008 is that of the Company on a consolidated basis with its subsidiaries.

Results of Operations – Comparison of Six Months Ended June 30, 2010 and 2009

For the six months ended June 30, 2010, the Company had revenues of $109,045 compared to revenues of $22,594 for the same period in 2009. During the six months ended June 30, 2010, operating costs totaled $3,725,543 compared to $1,398,242 for the same period in 2009. This increase of $2,327,301 is primarily a result of approximately $1,766,000 in non-cash compensation costs related to options and warrants issued by the Company in 2010, approximately $404,000 in added selling and administrative costs, approximately $159,000 of increased network operation costs associated with the expansion of the Company’s business into new hospitals, and approximately $25,000 in depreciation expense, with a reduction in research and development costs of approximately $27,000. For the six months ending June 30, 2010, the Company had an operating loss of $3,616,498 compared to an operating loss of $1,375,648 for the same period in 2009. This is an increase of $2,240,850. The increase in operating loss exclusive of non-cash compensation costs totaled approximately $474,000.

Results of Operations – Comparison of Years Ended December 31, 2009 and 2008

For the year ending December 31, 2009, the Company had revenues of $87,086 compared to revenues of $41,606 for the same period in 2008. During the year ending December 31, 2009, operating costs totaled $4,162,551 compared to $2,590,574 for the same period in 2008. This increase of $1,571,977 is primarily a result of approximately $971,000 in non-cash compensation costs related to options and warrants issued by the

Company in 2009, approximately $430,000 in added selling and administrative costs, approximately $127,000 of increased network operation costs associated with the expansion of the Company’s business into new hospitals, and approximately $95,000 in added costs associated with the Company’s further development efforts related to the CareView System™, with a reduction in depreciation expense of approximately $51,000. For the year ending December 31, 2009, the Company had an operating loss totaling $4,075,465 compared to an operating loss of $2,548,968 for the same period in 2008. This is an increase of $1,526,497. The increase in operating loss exclusive of non-cash compensation costs totaled approximately $555,000.

Effects of Inflation

During the periods for which financial information is presented, the Company’s business and operations have not been materially affected by inflation.

Outlook

We anticipate the demand for our products and services to be strong as there is currently no other company with the same range of services we offer. We are well positioned to take advantage of that fact and are confident that the CareView System™ will be in demand because hospitals and nursing homes continue to be understaffed in nursing personnel and are constantly looking for ways to improve efficiency and provide better patient care.

We believe that the current trend of significantly increased public awareness surrounding the quality of healthcare in hospitals and nursing homes will continue to increase. We also believe there is an increase in public concern regarding the privacy of individuals in healthcare facilities as well as the recordation of events during treatment. Our CareView System™ will provide a safer environment for patients and provide families access to monitor activities and be involved in important healthcare decisions when they are not able to be at the facility in person.

This Outlook section and other portions of this document include certain “forward-looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including, among others, those statements preceded by, following or including the words “believe,” “expect,” “intend,” “anticipate” or similar expressions. These forward-looking statements are based largely on the current expectations of management and are subject to a number of assumptions, risks and uncertainties. Our actual results could differ materially from these forward-looking statements.

Item 3.	Properties.

On September 8, 2009, the Company entered into a 63-month Commercial Lease Agreement (the “Lease”) for 10,578 square feet of office and warehouse space at 405 State Highway 121, Suite B-240, Lewisville, TX 75067. On June 29, 2010, the Company and the landlord entered into a First Amendment to Commercial Lease Agreement (“First Amendment”). The terms of the First Amendment provide (i) for the Company to lease an additional 6,032 square feet of space for an approximate total of 16,610 square feet of leased space, (ii) an extension of the Lease to a term of 68 months with a termination date of June 30, 2015, and (iii) an increase in the security deposit of approximately $8,500. Under the First Amendment, the landlord agreed to provide a tenant improvement allowance not to exceed $175,000 to be used toward the payment of construction costs. The Lease contains renewal provisions under which the Company may renew the Lease for an additional three year period under the same terms and conditions. Over the term of the Lease and First Amendment, the Company will pay an average monthly cost of $18,196 which includes base rent, common area fees, taxes and insurance. The Company’s management believes that the leased premises are suitable and adequate to meet its needs. (See Commercial Lease Agreement, Exhibit 10.43 and First Amendment to Commercial Lease Agreement, Exhibit 10.62, filed herewith and incorporated herein by reference.)

Item 4.	Security Ownership of Certain Beneficial Owners and Management.

Beneficial Security Ownership Table

As of the date of this filing, the following table sets forth certain information with respect to the beneficial ownership of our Common Stock by (i) each shareholder known by us to be the beneficial owner of more than five percent (5%) of our Common Stock, (ii) by each of our current directors and executive officers as identified herein, and (iii) all of the Company’s directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of Common Stock, except as otherwise indicated. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock and non-qualified stock options (“Options”), common stock purchase warrants (“Warrants”), and convertible securities that are currently exercisable or convertible into shares of Common Stock within sixty (60) days of the date of this document, are deemed to be outstanding and to be beneficially owned by the person holding the Options, Warrants, or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Common Stock	Tommy G. Thompson (Chairman of the Board) 405 State Hwy. 121, Suite B 240, Lewisville, TX 75067	7,481,119	(2)	5.75%

Common Stock	Samuel A. Greco (Chief Executive Officer, Director) 405 State Hwy. 121, Suite B 240, Lewisville, TX 75067	2,960,034	(3)	2.28%

Common Stock	Steve G. Johnson (President, COO, Director) 405 State Hwy. 121, Suite B 240, Lewisville, TX 75067	13,753,779	(4)	10.78%

Common Stock	John R. Bailey (Chief Financial Officer, Treas., Sec.) 405 State Hwy. 121, Suite B 240, Lewisville, TX 75067	2,092,830	(5)	1.61%

Common Stock	L. Allen Wheeler (Director) 405 State Hwy. 121, Suite B 240, Lewisville, TX 75067	14,402,794	(6)	11.29%

Common Stock	Robert J. Smith (Shareholder) 3865 E. Turtle Hatch Rd., Springfield, MO 65809	8,485,534	(7)	6.44%

Common Stock	All Officers & Directors as a Group (5 persons)	40,690,556		30.26%

(1)

Unless otherwise noted, we believe that all shares are beneficially owned and that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them. Applicable percentage of ownership is based on 127,520,215 shares of Common Stock outstanding as of August 20, 2010, as adjusted for each shareholder.

(2)

This amount includes (i) 4,825,222 shares directly owned by Mr. Thompson, (ii) 1,655,897 shares due to Mr. Thompson upon exercise of vested Options, and (ii) 1,000,000 shares due to Mr. Thompson upon exercise of Warrants. The percentage of class for Mr. Thompson is based on 130,176.112 shares which would be outstanding if all of Mr. Thompson’s Warrants and vested Options were exercised.

(3)

This amount includes (i) 868,161 shares directly owned by Mr. Greco and (ii) 2,091,873 shares due to Mr. Greco upon exercise of vested Options. The percentage of class for Mr. Greco is based on 129,612,088 shares which would be outstanding if all of Mr. Greco’s vested Options were exercised.

(4)

This amount includes (i) 50,000 shares due to Mr. Johnson upon exercise of a vested Option and (ii) 13,703,779 shares beneficially owned by SJ Capital, LLC, a company controlled by Mr. Johnson. The percentage of class for Mr. Johnson is based on 127,570,215 shares which would be outstanding if all of Mr. Johnson’s vested Options were exercised.

(5)

This amount includes 2,092,830 shares due to Mr. Bailey upon exercise of vested Options. The percentage of class for Mr. Bailey is based on 129,613,045 shares which would be outstanding if all of Mr. Bailey’s vested Options were exercised.

(6)

This amount includes (i) 260,905 shares directly owned by Mr. Wheeler, (ii) 75,000 shares due to Mr. Wheeler upon exercise of Options, and (iii) 14,066,889 shares beneficially owned by Dozer Man, LLC, a company controlled by Mr. Wheeler. The percentage of class for Mr. Wheeler is based on 127,595,215 shares which would be outstanding if all of Mr. Wheeler’s vested Options were exercised.

(7)

This amount includes: (i) 782,026 shares directly owned by Mr. Smith, (ii) 75,000 shares held in trust for Mr. Smith’s minor children, (iii) 3,375,199 shares beneficially owned by Plato & Associates, LLC, a company controlled by Mr. Smith, (iv) 4,000,000 shares due to Mr. Smith upon the exercise of Warrants; and (v) 253,309 shares due to Plato & Associates, LLC upon the exercise of Warrants. The percentage of class for Mr. Smith is based on 131,773,524 shares which would be outstanding if all Warrants owned by Mr. Smith and Plato & Associates, LLC were exercised.

Changes in Control

The Company’s officers and directors know of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the registrant.

Item 5.	Directors and Executive Officers.

Identification of Directors and Executive Officers

On November 23, 2009, a majority of the Company’s shareholders took written action, in lieu of holding an Annual Meeting of Shareholders, to elect the Company’s directors for 2010 as outlined below. On December 28, 2009, the Company’s Board of Directors appointed the Company’s executive officers for 2010 as outlined below, which officers serve at the discretion of the Board of Directors. The term of office of each director expires at our next Annual Meeting of Shareholders or until their successors are duly elected and qualified.

Name	Age	Position	Date Elected
Tommy G. Thompson	68	Chairman of the Board	October 26, 2005
Samuel A. Greco	59	Chief Executive Officer, Director	September 4, 2007
Steven G. Johnson	51	President, Chief Operating Officer, Director	April 11, 2006
John R. Bailey	57	Chief Financial Officer, Treasurer, Secretary	January 20, 2004
L. Allen Wheeler	77	Director	January 26, 2006

There are no arrangements or understandings between any of the above-listed officers and directors pursuant to which they were selected to serve as an officer and/or director.

Identification of Certain Significant Employees

Kyle Johnson, the Company’s Director of Technology, and Matthew Clark, the Company’s Director of Software Development, are considered significant employees. An overview of each of their business experience follows in Business Experience beginning at page 39 herein.

Family Relationships

There are no family relationships between our officers and directors.

Business Experience

The business experience of each of our directors, executive officers and significant employees follows:

Tommy G. Thompson – Chairman of the Board

Tommy G. Thompson joined CareView in 2005 to serve as its Chairman of the Board. Since March 2005, Mr. Thompson has been a partner with Akin Gump Strauss Hauer & Feld LLP law firm and since February 2005 has been President of Logistics Health, Inc., a company that specializes in medical readiness and homeland security solutions. As the former Secretary of the U.S. Department of Health & Human Services Secretary from February 2001 to January 2005, Chairman Thompson served as the nation’s leading advocate for the health and welfare of all Americans. He worked to modernize and add prescription drug coverage to Medicare for the first time in the program’s history. A leading advocate of welfare reform, Thompson focused on expanding services to seniors, people with disabilities, and low-income Americans. Additionally, he is recognized for his contributions to the U.S. response to the threat of bioterrorism and for his leadership in the fight against HIV/AIDS in the United States and abroad. Thompson currently serves as the Chairman of the Global Fund to Fight AIDS, Tuberculosis and Malaria.

As the Governor of Wisconsin from January 1987 to February 2001, Chairman Thompson was perhaps best known for his efforts to revitalize the Wisconsin economy, for his national leadership on welfare reform, and for his work in expanding healthcare access across all segments of society. He has received numerous awards for his public service, including the Anti-Defamation League’s Distinguished Public Service Award, Governing Magazine’s Public Official of the Year Award, and the Horatio Alger Award, which is awarded annually to “dedicated community leaders who demonstrate individual initiative and commitment to excellence—as exemplified by remarkable achievements accomplished through honesty, hard work, self-reliance, and perseverance.”

Chairman Thompson joined the CareView team expressly to implement his plans and visions for bringing the healthcare industry into the Information Age. His experience in public service, in particularly his services and knowledge related to the healthcare industry as a whole, makes him well-suited to be the Company’s Chairman. Mr. Thompson’s responsibilities include marketing the CareView System™ to non-federal hospitals and nursing homes, speaking at trade shows and conventions, and meeting with strategic business partners. He received both his B.S. and his J.D. from the University of Wisconsin-Madison. Chairman Thompson also serves as Chairman of AGA Medical Corporation [NASDAQ GS: AGAM], and serves as a member of the board of directors for C. R. Bard, Inc. [NYSE: BCR], Centene Corporation [NYSE: CNC], and United Therapeutics Corporation [NASDAQ: UTHR].

Samuel A. Greco – Chief Executive Officer and Director

Mr. Greco joined the Company as Chief Executive Officer in September 2007 and was elected as a member of the Board of Directors in February 2009. Greco has spent over thirty years in hospital administration, beginning at an independent city hospital and progressing to Senior Vice President of Financial Operations at Columbia/HCA Healthcare Corporation, the industry’s largest healthcare provider. At Columbia/HCA, Greco was responsible for the financial operations of the $28 billion company which at the time had over 300 hospitals and 125 surgery centers. While with Columbia, Mr. Greco elevated the area of Materials Management to a core competency that became a strategic advantage to Columbia, and launched Columbia’s supply chain initiative, recognizing how supply cost and other costs would benefit from scale, discipline and process improvement. He has become one of the industry leaders in successfully applying these supply chain strategies, vendor partnering and logistics management to improve results and provide significant savings. Over the past ten years, Greco has used his industry experience to provide consulting services to hospital management companies to greatly improve their financial results from operations. Greco has operated in organizations ranging from 200 beds to multi-facility networks of over 2,000 beds. He was instrumental in the development of the CareView System™ and his extensive contacts and relationships within the industry have been valuable in helping CareView pursue its goals. Mr. Greco earned his B.A. in Accounting from Bryant College and is a frequent speaker at various healthcare symposiums.

Steve G. Johnson – President, Chief Operating Officer, Director

Mr. Johnson joined the Company in April 2006, currently serving as its President, Chief Operating Officer, and Director. In December 2003, he filed for patent protection as the inventor of a Non-Intrusive Data Transmission Network for Use in an Enterprise Facility and Method for Implementing in the United States, which invention was subsequently assigned to the Company and issued a patent number by the USPTO. The technology underlying the patent is the basis of the Company’s CareView System™. Mr. Johnson is also one of the inventors on three additional pending patent applications for a System and Method for Predicting Falls in the U.S., a System and Method for Documenting Patient Procedures in the U.S., and a System and Method for Using a Video Monitoring System to Prevent and Manage Decubitus Ulcers in Patients in the U.S., all technology currently being deployed or in further development by the Company. Mr. Johnson has over 20 years of experience in the cable and wireless business. Before joining the Company, he served as Chief Executive Officer of Cadco Systems, a manufacturer of CATV and telecommunications equipment from 1997. From February 1991 to February 1996, he served as CEO, President and Director of American Wireless Systems, which he restructured and sold to Heartland Wireless Communications. Mr. Johnson also served as founder and President of Hanover Systems, a manufacturer of telecommunications equipment. Mr. Johnson has been actively involved with the wireless cable industry since 1984 and has served on the board of directors of the Wireless Cable Association and its FCC regulatory committee. Mr. Johnson developed various electronic telecommunications equipment for the wireless cable industry including microwave downconverters, wireless cable set top converters, antennas, and MMDS transmitters. Mr. Johnson’s accumulated knowledge in the field of technology coupled with his development of patentable technology makes him an invaluable member of the Company’s management. Mr. Johnson earned his B.A. in Economics and Business Administration from Simpson College. Mr. Johnson is the father of Kyle Johnson, the Company’s Director of Technology.

John R. Bailey – Chief Financial Officer, Treasurer and Secretary

Mr. Bailey has served as the Company’s Chief Financial Officer, Treasurer and Secretary since January 2004. Mr. Bailey has over 30 years of experience in corporate finance working with both public and private companies as CFO and as an investment banker. In addition, he served as a senior investment banker with regional and national investment banking firms completing many transactions for emerging growth companies. Bailey earned his B.A. and MBA from the University of Texas at Austin.

L. Allen Wheeler – Director

Mr. Wheeler has served as a Director of CareView since January 2006. Mr. Wheeler has been a private investor for over 40 years with interests in nursing homes, real estate, cable, television and radio stations, real estate and ranching. Mr. Wheeler is former Chairman of the Board of Texoma Medical Center and former President of the Durant Industrial Authority. Mr. Wheeler’s knowledge of the healthcare industry (as it relates to nursing homes), his technical knowledge of the broadcast television industry, and his expertise relative to investments and equity placements, qualifies him as a significant member of the Company’s board of directors. Mr. Wheeler earned his B.A. from Southeastern Oklahoma State University.

Kyle Johnson – Director of Technology

Kyle Johnson has served as the Company’s Director of Technology since August 2006 and is responsible for the design and development of the Company’s Room Control Platform and deployment of systems to hospitals. From June 2004 to August 2006, he served as Senior Product Manager of Cadco Systems, a company that specializes in broadband electronic design and manufacturing. As Senior Project Manager, Johnson managed the design and development of several products including the development of the technology used in the CareView System™. Mr. Johnson is also one of the inventors on two additional pending patent applications for a System and Method for Predicting Falls in the U.S. (the technology under the Company’s ‘Virtual Bed Rails’) and a System and Method for Using a Video Monitoring System to Prevent and Manage Decubitus Ulcers in Patients in the U.S, From February 2000 to June 2004, Mr. Johnson served as General Manager and Chief Engineer for 391 Communications, a company that is a service provider to cable and wireless cable companies. Mr. Johnson has been involved in several large scale deployments of CATV, MMDS, and DBS satellite systems, as well as designing and building numerous CATV/MMDS head-ends for major domestic and foreign CATV/MMDS providers. Mr. Johnson is the son of Steven Johnson, the Company’s President.

Matthew Clark – Director of Software Development

Matthew Clark has served as the Company’s Director of Software Development since October 2008 and is responsible for software development, personnel and technical infrastructure, and customer support. Mr. Clark is also one of the inventors on a pending patent application for a System and Method for Using a Video Monitoring System to Prevent and Manage Decubitus Ulcers in Patients in the U.S, From October 2007 to October 2008, Mr. Clark served as Senior Manager of Engineering for EMC Corporation, a U.S. Fortune 500 company and provider of information infrastructure systems, software and services. In that position, Mr. Clark focused on assisting network managers in maintaining compliance, and was responsible for product concepts, requirements, design and implementation. From January 2001 to October 2007, Mr. Clark served in various capacities at Voyence, Inc., a technology solutions company that was acquired by EMC Corporation in 2007, including Director of Reporting and Maintenance Development, Director of Quality Assurance, and Development Manager. At Voyence, Mr. Clark was responsible for maintaining overall quality assurance and developing testing strategies for major software releases. He was involved in developing advanced reporting for prototype components and assessment and remediation of network device vulnerability. Mr. Clark earned his BBA, Management Information Systems and Accounting at Baylor University.

Other Directorships

Other than as indicated within this section at Business Experience, none of the Company’s directors hold or have been nominated to hold a directorship in any company with a class of securities registered pursuant to Section 12 of the Exchange Act (the “Act”) or subject to the requirements of Section 15(d) of the Securities Act of 1933 or any or any company registered as an investment company under the Investment Company Act of 1940.

Involvement in Certain Legal Proceedings

Currently, and for the past five years, none of our directors or executive officers have been involved in any legal proceeding concerning (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction permanently or temporarily enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity; or (iv) being found by a court, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law (and the judgment has not been reversed, suspended or vacated).

Committees of the Board

Advisory Board

On February 13, 2008, the Company approved a charter for an advisory board to its Board of Directors (“Advisory Board”) that will be comprised of no less than three members to be appointed by the Company’s Board of Directors. Each member shall serve one (1) year from the date of appointment; however, an additional term may be approved by the Company’s Board of Directors. The Board of Directors has the authority, in its sole and absolute discretion, to remove any member of the Advisory Board at any time for any reason with or without cause. The function of the members of the Advisory Board shall be to advise and make non-binding recommendations to the Company’s Board of Directors and its Chief Executive Officer with respect to matters within the areas of each member’s individual expertise and experience.

The members of the Advisory Board shall receive such compensation for their services as the Company’s Board of Directors, in its sole and absolute discretion, shall deem proper. The members of the Advisory Board shall be entitled to reimbursement of reasonable expenses in connection with their services.

The Company’s Board of Directors appointed Craig R. Benson to serve as its initial Chairman without receiving cash remuneration for his services. In connection with his appointment, the Company’s Compensation Committee recommended and the Company’s Board of Directors approved the issuance to Mr. Benson of a Non-Qualified Stock Option (the “Option”) for 25,000 underlying shares of the Company’s Common Stock. Vesting of the underlying shares occurs at the rate of one-third of the underlying shares on the first, second, and third anniversary date of issuance of the Option. The Option is exercisable at any time after the vesting period for a period of ten (10) years from the date of issuance at an exercise price of $1.00 per share. Several months after the adoption of the Advisory Board charter, the Company’s Board of Directors decided to postpone appointment of its other members. In the second quarter of 2010, the Company’s Board of Directors began identifying qualified candidates to serve as members of the Advisory Board with Mr. Benson continuing to serve as its Chairman. (See Advisory Board Charter, Exhibit 10.14, filed herewith and incorporated herein by reference.)

Audit Committee

On December 13, 2007, the Company’s Board of Directors approved a charter for the Audit Committee whose primary function is to provide advice with respect to the Company’s financial matters and to assist the Company’s Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, and legal compliance. The Audit Committee’s primary duties and responsibilities are to: (i) serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system, (ii) review and appraise the audit efforts of the Company’s independent accountants; (iii) evaluate the Company’s quarterly financial performance as well as its compliance with laws and regulations; (iv) oversee management’s establishment and enforcement of financial policies and business practices; and (v) provide an open avenue of communication among the independent accountants, management and the Company’s Board of Directors. (See Audit Committee Charter, Exhibit 10.11, filed herewith and incorporated herein by reference.)

For the year ended December 31, 2009 and through the filing date of this Registration Statement, the Company’s Audit Committee consisted of two members of the Company’s Board of Directors, namely Allen Wheeler as Chair, and Tommy G. Thompson. Neither member is deemed to be a financial expert. Although the Company’s Board of Directors believes the members will exercise their judgment independently, neither member is totally free of relationships that, in the opinion of the Board of Directors, might interfere with their exercise of independent judgment as a committee member. The Audit Committee’s Chair and members are to be designated annually by a majority vote of the Board of Directors. Any member may be removed at any time, with or without cause, and vacancies may be filled by a majority vote of the Board of Directors. From January 1, 2009 through his resignation on August 4, 2009, David Webb, a former member of the Company’s Board of Directors, served as Chair of the Audit Committee.

Compensation Committee

On December 13, 2007, the Company’s Board of Directors approved a charter for the Compensation Committee whose function is to provide assistance to the Company’s Board of Directors in fulfilling their responsibility to the Company’s shareholders, potential shareholders, and the investment community relating to developing policies and making specific recommendations to the Board of Directors with respect to the direct and indirect compensation of the Company’s executive officers. The goal of such policies is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. The Compensation Committee’s primary duties and responsibilities are to: (i) review and approve the Company’s goals relevant to the compensation of the Chief Executive Officer (“CEO”), evaluate the CEO’s performance with respect to those goals, and set the CEO’s compensation based on that evaluation; (ii) assess the contributions of individual executives and recommend to the Board of Directors levels of salary and incentive compensation payable to them; (iii) compare compensation levels with those of other leading companies in the industry; (iv) grant stock incentives to key employees and administer the Company’s stock incentive plans; (v) monitor compliance with legal prohibition on loans to directors and executive officers; and (vi) recommend to the Board compensation packages for new corporate officers and termination packages for corporate officers as requested. (See Compensation Committee Charter, Exhibit 10.12, filed herewith and incorporated herein by reference.)

Two members of the Company’s Board of Directors serve on the Compensation Committee, namely Tommy G. Thompson and Allen Wheeler. Mr. Thompson chairs the Compensation Committee. Although the Company’s Board of Directors believes the members will exercise their judgment independently, neither member is totally free of relationships that, in the opinion of the Board of Directors, might interfere with their exercise of independent judgment as a committee member. The Compensation Committee’s Chair and members are to be designated annually by a majority vote of the Board. Any member may be removed at any time, with or without cause, and vacancies may be filled by a majority vote of the Board. The Company is currently seeking to identify and confirm two additional members to its Board of Directors, which members will be qualified as independent and at least one of whom will be qualified as a financial expert.

Code of Business Conduct and Ethics

On December 13, 2007, the Company’s Board of Directors adopted a Code of Business Conduct and Ethics applicable to all directors and executive officers of the Company. This code is intended to focus the members of the Board of Directors and each executive officer on areas of ethical risk, provide guidance to directors and executive officers to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. All members of the Board of Directors and all executive officers are required to sign this code on an annual basis. (See 2010 Code of Business Conduct and Ethics, Exhibit 14.00, filed herewith and incorporated herein by reference.)

Code of Ethics for Financial Executives

On December 13, 2007, the Company’s Board of Directors adopted a Code of Ethics applicable to all financial executives and any other senior officer with financial oversight responsibilities. This code governs the professional and ethical conduct of the Company’s financial executives, and directs that they: (i) act with honesty and integrity; (ii) provide information that is accurate, complete, objective, relevant, and timely; (iii) comply with federal, state, and local rules and regulations; (iv) act in good faith with due care, competence and diligence; and (v) respect the confidentiality of information acquired in the course of their work and not use the information acquired for personal gain. All of the Company’s financial executives are required to sign this code on an annual basis. (See 2010 Code of Ethics for Financial Executives, Exhibit 14.01, filed herewith and incorporated herein by reference.)

Insider Trading Policy

On December 13, 2007, the Company’s Board of Directors adopted an Insider Trading Policy applicable to all directors and officers. Insider trading generally refers to the buying or selling of a security in breach of a fiduciary duty or other relationship of trust and confidence while in possession of material, non-public information about the security. Insider trading violations may also include ‘tipping’ such information, securities trading by the person ‘tipped,’ and securities trading by those who misappropriate such information.

The scope of insider trading violations can be wide reaching. As such, our Board of Directors has adopted an Insider Trading Policy that outlines the definitions of insider trading, the penalties and sanctions determined, and what constitutes material, non-public information. Illegal insider trading is against the policy of the Company as such trading can cause significant harm to the reputation for integrity and ethical conduct of the Company. Individuals who fail to comply with the requirements of the policy are subject to disciplinary action, at the sole discretion of the Company, including dismissal for cause. All members of the Company’s Board of Directors and all executive officers are required to ratify the terms of this policy on an annual basis. (See Insider Trading Policy, Exhibit 10.13, filed herewith and incorporated herein by reference.)

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires directors, officers, and the persons who beneficially own more than 10% of Common Stock of certain companies to file reports of ownership and changes in ownership with the Commission. To date, we believe that all such reports have been timely filed.

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Item 6.	Executive Compensation.

Summary Compensation Table

The table below shows compensation information for services rendered by the Company’s executive officers for the fiscal year ended December 31, 2009. The following information includes the dollar value of base salaries, bonus awards, the number of non-qualified stock options (“Options”) granted and certain other compensation, if any, whether paid or deferred. The following information includes the aggregated Options granted to the Company’s executive officers to date pursuant to the CareView Communications, Inc. 2007 Stock Incentive Plan (the “2007 Plan”) and the CareView Communications, Inc. 2009 Stock Incentive Plan (the “2009 Plan”). (See CareView Communications, Inc. 2007 Stock Incentive Plan, Exhibit 10.07, and CareView Communications, Inc. 2009 Stock Incentive Plan, Exhibit 10.39, filed herewith and incorporated herein by reference.)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non- Equity Incentive Plan Compen- sation ($)	Nonquali- fied Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
Samuel A. Greco(2) (CEO)	2009	$266,868	-0-	-0-	$2,239,816	-0-	-0-	$29,467	$2,536,151

Steven G. Johnson(3) (Pres./COO)	2009	$266,868	-0-	-0-	$64,600	-0-	-0-	$25,291	$356,759

John R. Bailey(4) (CFO/Treas/Sec)	2009	$188,819	-0-	-0-	$64,600	-0-	-0-	$14,408	$267,827

Kyle Johnson(5) (Director of Technical Ops.)	2009	$100,000	-0-	-0-	$601,782	-0-	-0-	$6,279	$708,061

Matthew Clark(6) (Director of Software Dev.)	2009	$114,000	-0-	-0-	$110,950	-0-	-0-	$2,850	$227,800

(1)

The valuation methodology used to determine the fair value of the options issued during the year was the Black-Scholes-Merton option-pricing model, an acceptable model in accordance with ASC 718-10. The Black-Scholes-Merton model requires the use of a number of assumptions including volatility of the stock price, the weighted average risk-free interest rate, and the weighted average expected life of the options.

(2)

Salary includes $117,500 paid and $149,368 accrued. Option Awards includes Options to purchase 2,884,671 and 1,099,074 shares of the Company’s Common Stock pursuant to the 2007 Plan and the 2009 Plan respectively. All Other Compensation includes $9,000 accrued for car allowance and $20,467 for health insurance premiums paid on Mr. Greco’s behalf.

(3)

Salary includes $127,500 paid and $139,368 accrued. Option Awards includes Options to purchase 100,000 shares of the Company’s Common Stock pursuant to the 2009 Plan. All Other Compensation includes $9,000 accrued for car allowance and $16,291 for health insurance premiums paid on Mr. Steve Johnson’s behalf.

(4)

Salary includes $144,900 paid and $43,919 accrued. Option Awards includes Options to purchase 2,042,830 and 100,000 shares of the Company’s Common Stock pursuant to the 2007 Plan and the 2009 Plan respectively. All Other Compensation includes $5,400 car allowance (of which $1,350 was paid and $4,050 was accrued) and $9,008 for health insurance premiums paid on Mr. Bailey’s behalf.

(5)

Option Awards includes Options to purchase 421,018 and 578,982 shares of the Company’s Common Stock pursuant to the 2007 Plan and the 2009 Plan respectively. All Other Compensation includes $4,200 for car allowance and $2,079 for health insurance premiums paid on Mr. Kyle Johnson’s behalf.

(6)

Option Awards includes Options to purchase 50,000 and 125,000 shares of the Company’s Common Stock pursuant to the 2007 Plan and the 2009 Plan respectively. All Other Compensation is for health insurance premiums paid on Mr. Clark’s behalf.

Outstanding Equity Awards at Fiscal Year End and To Date

The table below shows outstanding equity awards for the Company’s executive officers as of the fiscal year ended December 31, 2009 and through the filing date of this Registration Statement, which equity awards consists solely of ten-year, non-qualified stock options issued under the 2007 Plan and the 2009 Plan (the “Options”). To date, no executive officers have exercised their Options.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Samuel A. Greco, CEO	620,936	(1)	0		0	$0.44	12/02/17	0	0	0	0
	500,000	(2)	0		0	$0.52	03/09/19	0	0	0	0
	0		2,762,809	(3)	0	$0.52	10/08/19	0	0	0	0
	50,000	(4)	0		0	$0.52	01/05/20	0	0	0	0
	0		50,000	(5)	0	$0.52	03/25/20	0	0	0	0

Steve Johnson, President, COO	50,000	(4)	0		0	$0.52	01/05/20	0	0	0	0
	0		50,000	(5)	0	$0.52	03/25/20	0	0	0	0

John R. Bailey, CFO	2,042,830		0		0	$0.15	6/29/15	0	0	0	0
	50,000	(4)	0		0	$0.52	01/05/20	0	0	0	0
	0		50,000	(5)	0	$0.52	03/25/20	0	0	0	0

(1)	All 620,936 underlying shares vested on December 3, 2007.
(2)	All 500,000 underlying shares vested on March 15, 2009.
(3)	An aggregate of (i) 920,935 underlying shares vest on October 9, 2010 and October 9, 2011 and (ii) 920,939 underlying shares vest on October 9, 2012.
(4)	All underlying shares for these Options vested on December 31, 2009.

(5)	All underlying shares for these Options vest on December 31, 2010.

Consulting Agreements with Executive Officers

On September 1, 2007, CareView-TX entered into a Consulting Agreement with John R. Bailey to serve as consultant and as the Company’s Chief Financial Officer for an annual compensation of $150,000. The Consulting Agreement contained a non-competition clause for an eighteen (18) month period after termination with a termination date of October 1, 2008. On October 1, 2008, the parties entered into an extension whereby the termination date was extended to December 31, 2008. (See Consulting Agreement with John R. Bailey, Exhibit 10.04 and Extension of Consulting Agreement with John R. Bailey, Exhibit 10.18, filed herewith and incorporated herein by reference.)

On September 1, 2007, CareView-TX entered into a Consulting Agreement with Steven G. Johnson to serve as consultant and as the Company’s President for an annual compensation of $180,000. The Consulting Agreement contained a non-competition clause for an eighteen (18) month period after termination with a termination date of October 1, 2008. On October 1, 2008, the parties entered into an extension whereby the termination date was extended to December 31, 2008. (See Consulting Agreement with Steven G. Johnson, Exhibit 10.05 and Extension of Consulting Agreement with Steven G. Johnson, Exhibit 10.19, filed herewith and incorporated herein by reference.)

On September 4, 2007, CareView-TX entered into a Consulting Agreement with Samuel A. Greco to serve as consultant and as the Company’s Chief Executive Officer for an annual compensation of $150,000. The Consulting Agreement contained a non-competition clause for an eighteen (18) month period after termination with a termination date of October 1, 2008. On October 1, 2008, the parties entered into an extension whereby the termination date was extended to December 31, 2008. (See Consulting Agreement with Samuel A. Greco, Exhibit 10.06 and Extension of Consulting Agreement with Samuel A. Greco, Exhibit 10.20, filed herewith and incorporated herein by reference.)

Employment Agreements with Executive Officers

The Company executed employment agreements on October 1, 2008 with effective dates of January 1, 2009 with four employees; namely, Samuel A. Greco as Chief Executive Officer, Steven G. Johnson as President and Chief Operating Officer, John R. Bailey as Executive Vice President, Chief Financial Officer, Treasurer, and Secretary, and Kyle Johnson as Director of Technical Operations.

The employment agreements for Mr. Greco and Mr. Steven Johnson are substantially the same, calling for a base salary of $250,000 per year, a two-year term beginning on January 1, 2009 and ending on December 31, 2010, a severance provision, and an automatic renewal unless canceled by either party. The employment agreements also contain a provision that as of the end of each fiscal year of the Company, they will be entitled to receive such additional bonus or other compensation, if any, as may be approved by the Board of Directors or a Compensation Committee comprises of members appointed by the Company’s Board of Directors. The Charter of the Company’s Compensation Committee establishes that, with respect to the Company’s Chief Executive Officer, the Compensation Committee will review and approve the Company’s goals and objectives relevant to his compensation, will evaluate his performance with respect to such goals, and will set his compensation level based on such evaluation. In making its determinations on compensation for the Company’s Chief Executive Officer and other executive officers, the Compensation Committee will evaluate the Company’s performance both in terms of current achievements and significant initiatives with long-term implications, will assess the contributions of each of its individual executives, and will recommend to the Board levels of salary and incentive compensation payable to its executive officers. (See Employment Agreement for Samuel A. Greco, Exhibit 10.21, Employment Agreement for Steven G. Johnson, Exhibit 10.22 and Compensation Committee Charter, Exhibit 10.12 filed herewith and incorporated herein by reference.)

The employment agreements for Mr. Bailey and Mr. Kyle Johnson were substantially the same, calling for a base salary of $185,000 and $100,000 a year respectively, bonuses at the discretion of the Board of Directors, a one-year term beginning on January 1, 2009 and ending on December 31, 2009, and a severance provision. On July 31, 2009, the Company notified Mr. Bailey and Mr. Kyle Johnson that it did not intend to renew their respective employment agreements at the end of the term on December 31, 2009. In conjunction with the non-renewal, the Company agreed to immediately vest all underlying shares of a non-qualified stock option previously issued to Mr. Kyle Johnson for 100,000 underlying shares of the Company’s Common Stock, and agreed to extend the exercise period upon termination for any cause on the prior non-qualified options issued to Mr. Kyle Johnson and Mr. Bailey from a period of ninety (90) days to three (3) years. Mr. Bailey and Mr. Johnson continue to be employed in their respective positions as outlined above under the same base salary levels even though the Company has decided not to negotiate new employment agreements at this time. (See Employment Agreement for John Bailey, Exhibit 10.23, and Employment Agreement for Kyle Johnson, Exhibit 10.24, filed herewith and incorporated herein by reference.)

Director Compensation

The Company does not pay cash fees to directors who attend regularly scheduled and special board meetings; however, we may reimburse out-of-state directors for costs associated with travel and lodging to attend such meetings. Our directors may also be granted non-qualified stock options (“Options”) from time to time under the Company’s stock incentive plan. The following table shows stock compensation paid to the Company’s directors for services rendered during year ended December 31, 2009. The valuation methodology used to determine the fair value of the Options issued during the year was the Black-Scholes-Merton option-pricing model, an acceptable model in accordance with ASC 718.

Name (a)	Fees earned or paid in cash ($) (b)	Stock awards ($) (c)	Option awards ($) (d)	Non-equity incentive plan com- pensation ($) (e)	Nonqualified deferred compensation earnings ($) (f)	All other compensation ($) (g)	Total ($) (h)
Tommy G. Thompson	0	0	$70,200(1)	0	0	0	$70,200
Samuel A. Greco	0	0	$35,100(2)	0	0	0	$35,100
Steven G. Johnson	0	0	$35,100(3)	0	0	0	$35,100
Allen Wheeler	0	0	$49,650(4)	0	0	0	$49,650

(1)

Based on an Option for 100,000 underlying shares which was granted in January 2010 for services rendered as Chairman in fiscal year 2009 and for which the underlying shares vested immediately. Does not include (i) an Option for 100,000 underlying shares which was granted in March 2010 for services to be rendered as Chairman in fiscal year 2010 and for which the underlying shares vest on December 31, 2010, or (ii) a common stock purchase warrant for 1,000,000 underlying shares which was granted on August 20, 2010 for other reasons than his service as Chairman. Through December 31, 2009, Mr. Thompson’s aggregate outstanding Options related to his services as Chairman totaled 1,822,565 underlying shares.

(2)

Based on an Option for 50,000 underlying shares which was granted in January 2010 for services rendered as a director in fiscal year 2009 and for which the underlying shares vested immediately. Does not include (i) an Option for 50,000 underlying shares which was granted in March 2010 for services to be rendered as a director in fiscal year 2010 and for which the underlying shares vest on December 31, 2010, or (ii) Options in the aggregate of 3,883,745 granted to Mr. Greco for services as an executive officer. Through December 31, 2009, Mr. Greco’s outstanding Option related to his services as a director totaled 50,000 underlying shares.

(3)

Based on an Option for 50,000 underlying shares which was granted in January 2010 for services rendered in fiscal year 2009 and for which the underlying shares vested immediately. Does not include an Option for 50,000 underlying shares which was granted in March 2010 for services to be rendered in fiscal year 2010 and for which the underlying shares vest on December 31, 2010. Through December 31, 2009, Mr. Johnson’s outstanding Option related to his services as a director totaled 50,000 underlying shares.

(4)

Based on an Option for 75,000 underlying shares which was granted in January 2010 for services rendered in fiscal year 2009 and for which the underlying shares vested immediately. Does not include an Option for 75,000 underlying shares which was granted in March 2010 for services to be rendered in fiscal year 2010 and for which the underlying shares vest on December 31, 2010. Through December 31, 2009, Mr. Wheeler’s outstanding Option related to his services as a director totaled 75,000 underlying shares.

Compensation Committee Interlocks and Insider Participation

For the year ended December 31, 2009 and through the filing date of this Registration Statement, the Company’s Compensation Committee consisted of two members of the Company’s Board of Directors, namely, Tommy G. Thompson (as Chair) and Allen Wheeler. From January 1, 2009 through his resignation on August 4, 2009, Henry Burkhalter, a former member of the Company’s Board of Directors, served as Chair of the Compensation Committee.

Item 7.	Certain Relationships and Related Transactions, and Director Independence.

Except for the transactions described below, none of our directors, officers or principal shareholders, nor any associate or affiliate of the foregoing, have any interest, direct or indirect, in any transaction or in any proposed transactions, which has or will materially affect us during the year ended December 31, 2009 and through the date of this Registration Statement.

Consulting Agreements

The Company executed consulting agreements on September 1, 2007 with Samuel A. Greco, Steven G. Johnson and John R. Bailey to serve as consultants and as the Company’s executive officers. The consulting agreements terminated on December 31, 2008, as extended. (See Consulting Agreements, Exhibits 10.04 through 10.06 inclusive.)

Employment Agreements

The Company executed employment agreements on October 1, 2008 with effective dates of January 1, 2009 for four employees; namely, Samuel A. Greco as Chief Executive Officer, Steven G. Johnson as President and Chief Operating Officer, John R. Bailey, as Chief Financial Officer, Executive Vice President, Treasurer, and Secretary, and Kyle Johnson as Director of Technical Operations.

The employment agreements for Mr. Greco and Mr. Steven Johnson are substantially the same, calling for a base salary of $250,000 per year, bonuses at the discretion of the Board of Directors, a two-year term beginning on January 1, 2009 and ending on December 31, 2010, a severance provision, and an automatic renewal unless canceled by either party. (See Employment Agreement for Samuel A. Greco, Exhibit 10.21 and Employment Agreement for Steven G. Johnson, Exhibit 10.22, filed herewith and incorporated herein by reference.)

The employment agreements for Mr. Bailey and Mr. Kyle Johnson were substantially the same, calling for a base salary of $185,000 and $100,000 a year respectively, bonuses at the discretion of the Board of Directors, a one-year term beginning on January 1, 2009 and ending on December 31, 2009, and a severance provision. On July 31, 2009, the Company notified Mr. Bailey and Mr. Kyle Johnson that it did not intend to renew their respective employment agreements at the end of the term on December 31, 2009. In conjunction with the non-renewal, the Company agreed to immediately vest all underlying shares of a previously issued non-qualified stock option to Mr. Kyle Johnson for 100,000 shares of the Company's Common Stock, and agreed to extend the exercise period upon termination for any cause on the previously issued non-qualified options to

Mr. Kyle Johnson and Mr. Bailey from a period of ninety (90) days to three (3) years. (See Employment Agreement for John R. Bailey, Exhibit 10.23, and Employment Agreement for Kyle Johnson, Exhibit 10.24, filed herewith and incorporated herein by reference.)

Agreement with Tommy G. Thompson, Chairman

Under the Subscription and Investor Rights Agreement dated February 28, 2005 between CareView LLC, T2, Mr. Thompson, and other members of T2, Mr. Thompson agreed to serve as the Chairman of the Board of CareView LLC for an initial service period of February 28, 2005 through May 31, 2008 which service period would continue in an evergreen fashion for successive three year terms. In addition to serving as Chairman, other responsibilities were to be provided by Thompson; however, he was not required to spend more than 25% of his business related time in his capacity as Chairman or by providing other services to CareView LLC. As consideration for those services to be rendered under Article IV of the Subscription Agreement (the “Article IV Payments”), Thompson was to be paid an Annual Base Payment of not less than $300,000 of which $100,000 was to be paid directly to T2 and $200,000 was to be paid to Akin Gump Strauss Hauer & Feld, LLP, a law firm with which Thompson is associated. In addition to the Annual Base Payment, terms provided for Thompson to receive other perquisites and benefits comparable to CareView LLC senior executives, reimbursement of travel and related expenses, and reimbursement of legal fees and expenses in association with the preparation and closing of the Subscription Agreement. Although Thompson began his service as Chairman, he was not required to provide any of the other services under the Subscription Agreement; however, neither he nor T2 would receive the Annual Base Payments or 5% AGII until the occurrence of two conditions subsequent to the Subscription Agreement; namely (i) the Company receiving financing and capitalization sufficient to adequately capitalize the Company, and (ii) the Company signing contracts with two federal hospitals and one private sector hospital. Once the two subsequent conditions had been fulfilled, the amount of the Annual Base Payment would be retroactively applied from March 1, 2005 until the date of the fulfillment of the subsequent condition even though Thompson and T2 might not have provided services under the Subscription Agreement during that time. If Thompson’s services as Chairman were terminated by CareView LLC, T2 would be paid a lump sum on the end date of the service period equal to two year’s worth of the Annual Base Payment in effect at the time of termination.

CareView LLC converted to a Texas corporation (“CareView-TX”) and the Subscription Agreement was assigned and assumed by CareView-TX under the terms of the Assignment and Assumption Agreement and Consent (“Assumption Agreement”) dated October 29, 2007 between T2, Thompson, and CareView-TX. In addition, the Assumption Agreement provided that the Article IV Payments were assigned to and assumed by Thompson personally. Subsequently, Thompson waived the accrual and any past or future obligations of CareView-TX to pay the Article IV Payments.

On August 20, 2010, the Company entered into a Revocation and Substitution Agreement with T2, Thompson and other members of T2 (the “Agreement”). In exchange for the revocation of the Subscription Agreement by Thompson, the Company agreed to issue to Thompson a five-year Common Stock Purchase Warrant (“Warrant”) to purchase 1,000,000 shares of the Company’s Common Stock at an exercise price of $1.00 per share and a one-third portion of an aggregated 1.5% Gross Income Interest on all revenues (without deductions of any kind) of the Company and its subsidiaries, which income interest is retroactive to the date of the Subscription Agreement. (See further information at Subscription and Investor Rights Agreement with T2 Consulting, LLC and Tommy G. Thompson beginning at page 22 herein and Subscription and Investor Rights Agreement, Exhibit 10.00, Assignment and Assumption Agreement and Consent, Exhibit 10.08, Letter of Wavier from Tommy G. Thompson, Exhibit 10.63 and Revocation and Substitution Agreement, Exhibit 10.64, filed herewith and incorporated herein by reference.)

LockUp Agreements

In February 2009, the Company’s board of directors ratified and approved LockUp Agreements between the Company and 14 individuals or entities covering an aggregate of 87,115,455 shares of its Common Stock.

Terms of the LockUp Agreements call for the shareholders to refrain from selling shares in order to encourage an orderly trading market for the Company’s Common Stock. The LockUp Agreements terminated in December 2009 after which the shareholders agreed not to dispose of or sell more than 2.5% of their holdings per quarter for the next twelve-month period. Two of the shareholders were permitted to sell up to 25% of their holdings per quarter for the twelve-month period after termination. The LockUp Agreements terminate upon any change of control of more than 50% of the Company’s outstanding shares. The final termination date of the LockUp Agreements is no later than December 31, 2010, by which date all shares not yet released are available for release. (See form of LockUp Agreement, Exhibit 10.28, filed herewith and incorporated herein by reference.)

Non-qualified Stock Options

From January 1, 2009 through the filing of this Registration Statement, the Company has issued Non-Qualified Stock Options to its executive officers, directors, significant employees, and non-executive employees. (See Item 10. Recent Sales of Unregistered Securities – Stock Options Issued to Directors, Executive Officers, and Significant Employees and Stock Options Issued to Non-Executive Employees beginning at page 55 herein.)

Loans to CareView from Affiliates

On April 28, 2009 and June 3, 2009, the Company issued promissory notes for $83,334 and $30,000 respectively (the “Notes”) to David Webb, a director of the Company at the time of issuance. The Notes accrued interest at the rate of twelve percent (12%) per annum. As of March 31, 2010, the principal and interest under the Notes in the aggregate of approximately $125,373 was converted into an aggregate of 241,104 shares of the Company’s Common Stock at a price of $0.52 per share. The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act. (See Note to David Webb for $83,334, Exhibit 10.29 and Note to David Webb for $30,000, Exhibit 10.35, filed herewith and incorporated herein by reference.)

On April 28, 2009, the Company issued a promissory note for $83,333 (the “Note”) to Allen Wheeler, a director of the Company. The Note accrued interest at the rate of twelve percent (12%) per annum. As of March 31, 2010, the principal and interest under the Note of approximately $92,566 was converted into 178,013 shares of the Company’s Common Stock at a price of $0.52 per share. The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act. (See Note to Allen Wheeler for $83,333, Exhibit 10.30, filed herewith and incorporated herein by reference.)

On May 28, 2009, the Company issued a promissory note for $1,500 (the “Note”) to S.J. Capital, LLC, a company controlled by our President, Steven G. Johnson, which Note accrued interest at the rate of twelve percent (12%) per annum. The Company paid the Note in full on May 10, 2010. (See Note to S. J. Capital for $1,500, Exhibit 10.32, filed herewith and incorporated herein by reference.)

On June 3, 2009, the Company issued a promissory note for $28,600 (the “Note”) to Steven G. Johnson, the Company’s President, which Note accrued interest at the rate of twelve percent (12%) per annum. The Company paid the Note in full on May 10, 2010. (See Note to Steve Johnson for $20,000, Exhibit 10.36, filed herewith and incorporated herein by reference.)

On June 16, 2009, the Company issued a promissory note for $20,000 (the “Note”) to Recap Group, LLC, a limited liability company controlled by David Webb, a director of the Company at the time of issuance. The Note accrued interest at the rate of twelve percent (12%) per annum. As of March 31, 2010, the principal and interest under the Note of approximately $21,894 was converted into 42,103 shares of the Company's Common Stock at a price of $0.52 per share. The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act. (See Note for Recap for $20,000, Exhibit 10.37, filed herewith and incorporated herein by reference.)

Director Independence

Two members of the Company’s Board of Directors serve on the Compensation Committee and Audit Committee, namely Tommy Thompson and Allen Wheeler. Mr. Thompson chairs the Compensation Committee and Mr. Wheeler chairs the Audit Committee. Neither Mr. Wheeler nor Mr. Thompson is deemed the ‘financial expert’ for purposes of serving on the Audit Committee. Both members are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. (For further information, see Item 5. Directors and Executive Officers – Audit Committee and Compensation Committee beginning at pages 42 and 43 respectively herein.)

Promoters and Certain Control Persons

None.

Item 8.	Legal Proceedings.

The Company filed a complaint on April 15, 2009 in the United States District Court for the Eastern District of Texas, Sherman Division, against Silicon Standard Corporation (“Silicon”) and its Chief Executive Officer, Howard Kuo, for breach of contract and fraud relative to the manufacture of the Company’s Room Control Platform. Silicon subsequently filed a counterclaim against the Company and also brought suit against Steven G. Johnson (“Johnson”), the Company’s President. Silicon’s suit against the Company and Johnson included among other allegations a demand for alleged damages consisting of lost profits, excess inventory, additional labor and added engineering. All parties settled the litigation on May 20, 2010 and the Court dismissed the actions on June 30, 2010. Terms of the confidential settlement included, among other things, the issuance to Silicon of twenty-five thousand (25,000) shares of the Company’s Common Stock and mutual releases between the parties.

On July 14, 2010, The EMG Irrevocable Trust dated February 19, 2009, and Shelly Lynn Sands, Trustee of the EMG Irrevocable Trust (“Plaintiffs”) filed a complaint in the Superior Court of the State of Arizona in and for the County of Maricopa against the Company and its subsidiary, its transfer agent, its Chief Financial Officer, consultants and agents of the Company, and shareholders of the Company (“Defendants”), claiming among other things, negligence, securities fraud, fraud in investment advisory services, and breach of fiduciary duty. The complaint involves a dispute relative to a private stock transaction between the beneficiary of the Trust and a shareholder of the Company. The Company has engaged legal counsel on its behalf and on behalf of the other Defendants to defend the lawsuit and to file a third party claim against the beneficiary. Counsel and Company’s management do not believe that there are any meritorious claims against the Company or that this case will have any negative or material impact on the Company. While the Company believes that any finding in favor of the Plaintiffs, if any, will be immaterial, an estimate cannot be made as to a possible range of loss.

(Remainder of page intentionally left blank.)

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters

Market Information

Our Common Stock is traded on the Pink OTC Market under the symbol “CRVW.” The following table shows the high and low closing bid prices of our Common Stock for each quarter ended during the last two fiscal years and the first three quarters of 2010. The below quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Quarter Ended	High	Low
Fiscal Year 2010
Third Quarter	$2.18	$1.60
Second Quarter	$2.43	$1.30
First Quarter	$1.25	$0.75

Fiscal Year 2009
Fourth Quarter	$1.40	$1.00
Third Quarter	$1.90	$0.99
Second Quarter	$1.90	$0.90
First Quarter	$1.70	$0.70

Fiscal Year 2008
Fourth Quarter	$1.75	$1.50
Third Quarter	$1.75	$1.10
Second Quarter	$2.30	$1.75
First Quarter	$2.10	$0.75

On December 3, 2010, the last sale price of our Common Stock reported by OTC Markets was $1.35.

Holders

Records of our stock transfer agent indicate that as of December 3, 2010, we had approximately 272 record holders of our Common Stock with 205 holders of lots of 100 or more shares. The number of registered shareholders excludes any estimate by us of the number of beneficial owners of shares of Common Stock held in “street name.” We estimate that there are approximately1,152 beneficial shareholders who hold their shares in street name. As of December 3, 2010, we had 126,745,215 shares of our Common Stock issued and outstanding.

Dividends

We do not anticipate that we will declare or pay any dividends in the foreseeable future. Our current policy is to retain earnings, if any, to fund operations, and the development and growth of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, operation results, capital requirements, applicable contractual restrictions, restrictions in our organizational documents, and any other factors that our Board of Directors deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

Effective April 1, 2005, CareView-TX established a non-qualified stock option plan (the “2005 Plan”) pursuant to which 238,625 shares of Common Stock were reserved for issuance upon the exercise of options. The 2005 Plan was designed to serve as an incentive for retaining qualified and competent key employees and officers, and the director of the Company. Under the 2005 Plan, CareView-TX issued 31,818 options to an individual in June 2005 and aggregate of 92,886 options to eight individuals in 2007.

Effective December 3, 2007, the Company established the CareView Communications, Inc. 2007 Stock Incentive Plan (the “2007 Plan”) pursuant to which 8,000,000 shares of Common Stock was reserved for issuance upon the exercise of options. In conjunction with the creation of the 2007 Plan, the 2005 Plan was cancelled, all outstanding options under the 2005 Plan were cancelled, and replacement options were granted under the 2007 Plan on a one for 64.2036 basis. Pursuant to the terms of the 2005 Plan, all outstanding options were vested immediately as a result of the change in control experienced pursuant to the CareView Acquisition Agreement. The 2007 Plan was designed to serve as an incentive for retaining qualified and competent key employees, officers and directors, and certain consultants and advisors of the Company. Under the 2007 Plan, the Company issued non-qualified stock options for the purchase of 7,990,000 underlying shares of the Company’s Common Stock and closed the 2007 Plan. (See CareView Communications, Inc. 2007 Stock Incentive Plan, Exhibit 10.09 and form of Non-Qualified Stock Option, Exhibit 10.10, filed herewith and incorporated herein by reference

On September 30, 2009, the Company established the CareView Communications, Inc. 2009 Stock Incentive Plan (the “2009 Plan”) pursuant to which 10,000,000 shares of Common Stock was reserved for issuance upon the exercise of options. The 2009 Plan was designed to serve as an incentive for retaining qualified and competent key employees, officers and directors, and certain consultants and advisors of the Company. Under the 2009 Plan, the Company has issued options to date for an aggregate of 2,453,056 underlying shares of the Company’s Common Stock. (See CareView Communications, Inc. 2009 Stock Incentive Plan, Exhibit 10.42, filed herewith and incorporated herein by reference.)

The 2007 Plan and 2009 Plan are administered by the Compensation Committee of our Board of Directors, which shall determine: (i) the persons to be granted stock options under the Plan; (ii) the number of shares subject to each option and the exercise price of each option; (iii) whether the stock option will be exercisable at any time during the option period of ten (10) years or whether it shall be exercisable in installments or by vesting only. The following table shows the number of securities to be issued upon exercise of outstanding stock options under equity compensation plans approved by the Company’s shareholders, which plans do not provide for the issuance of warrants or other rights.

(Table of Equity Compensation Plans follows.)

Plan Category	Number of Securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans not approved by security holders	0	0	0
Equity compensation plan approved by security holders: 2007 Plan	7,829,491	$0.43	0
Equity compensation plan approved by security holders: 2009 Plan	2,453,056	$0.66	7,546,944

Total	10,282,547	$0.49	7,546,944

Item 10.	Recent Sales of Unregistered Securities.

Shares Issued by Ecogate, Inc. for Services Rendered

In 2003, the three principal officers of Ecogate, Inc. (“Ecogate”) were issued an aggregate of 560,000 shares of Ecogate’s Series A Preferred Stock in exchange for an aggregate of $560,000 in unpaid salaries. Each share of Series A Preferred Stock was convertible into shares of Ecogate’s Common Stock on a one for one basis. In addition, two of the principal officers were issued an aggregate of 1,115,673 shares of Ecogate’s Series B Preferred Stock in exchange for unpaid salaries and licensing royalties of $951,114 and in settlement of notes payable of $164,559. Each share of Series B Preferred was convertible into shares of Ecogate’s Common Stock at a rate of fifty (50) shares of Common Stock for one (1) share of Series B Preferred. On September 19, 2007, Ecogate converted the outstanding shares of Series A and Series B Preferred Stock into 560,000 and 111,517,300 shares of Common Stock respectively. There were no further issuances of either Series A or Series B Preferred Stock and the series were closed.

On August 27, 2007, pursuant to a board resolution executed on November 20, 2006, Ecogate issued an aggregate of 21,000,000 pre-split (84,000 post-split) shares of its Common Stock, as follows: (i) 4,000,000 pre-split (16,000 post-split) shares in exchange for legal services provided prior to December 1, 2004 and 2,000,000 shares in exchange for legal services provided between December 2, 2004 and November 20, 2006; (ii) 6,000,000 pre-split (24,000 post-split) shares in exchange for accounting services provided through November 20, 2006; (iii) 8,000,000 pre-split (32,000 post-split) shares in exchange for consulting services provided through November 20, 2006; and (iv) 1,000,000 pre-split (4,000 post-split) shares for consulting services provided prior to December 1, 2004.

On September 14, 2007, Ecogate issued an aggregate of 20,000,000 pre-split (80,000 post-split) shares of its Common Stock to two individuals in exchange for an aggregate of $20,000 in legal and accounting services rendered to the Company from January 1, 2006 through August 30, 2007.

On September 27, 2007, Ecogate affected a reverse stock split of the outstanding shares of its Common Stock on a 1 for 250 basis. After taking into account the rounding of shares, Ecogate had 825,921 shares of its Common Stock issued and outstanding after the reverse stock split.

Shares Issued Pursuant to the CareView Acquisition Agreement

On September 28, 2007, the Company entered into the CareView Acquisition Agreement. (See Item 1, Business, Historical Overview beginning at page 4 herein and Securities Exchange Agreement, Exhibit 2.0, filed herewith and incorporated herein by reference.) Pursuant to the terms and conditions thereof:

•	The Company issued 87,684,910 shares of its Common Stock to the CareView-TX shareholders in exchange for 100% of the outstanding stock of CareView-TX.

•

The Company issued an aggregate of 2,554,789 shares of its Common Stock to noteholders of CareView-TX in satisfaction of an aggregate of $1,123,345 of debt at a conversion rate of $0.518 per share. The debt consisted of Subordinated Convertible Notes issued to eight individuals for an aggregate of $1.2 million with due dates of June 30, 2009 (the “Notes”). The Notes accrued interest at a rate of ten percent (10%) per annum and were convertible into shares of common stock of CareView-TX. Pursuant to the CareView Acquisition Agreement, CareView assumed the Notes which were subsequently converted into shares of the Company’s Common Stock. (See Debt Securities and Shares Issued upon Conversion shown below.)

•

The Company issued an aggregate of 10,000,000 shares of its Common Stock to non- affiliated parties in satisfaction of an aggregate of $50,000 of debt converted at a conversion rate of $0.005 per share.

Debt Securities and Shares Issued upon Conversion

On September 15, 2006, CareView-TX issued Promissory Notes (“Notes”) to each member of its Board of Directors, either directly or through entities controlled by them, for loans to CareView-TX in the aggregate of $1,076,416. The interest rate on the Notes was ten percent (10%) per annum payable on the maturity date of September 15, 2008. The Notes were assumed by the Company pursuant to the CareView Acquisition Agreement. On September 29, 2008, the Company converted the Notes in the aggregate of $1,350,496 in principal and accrued interest through August 31, 2008 and approved the issuance of an aggregate of 2,597,109 shares of the Company’s Common Stock at a conversion rate of $0.52. Also on September 29, 2008, the Company approved the issuance of 576,923 shares of the Company's Common Stock to an entity upon the conversion of a contract payable for $300,000 at a conversion rate of $0.52 per share. The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act. (See form of Promissory Note, Exhibit 10.02 and Purchase Agreement with Cole Investment Hospital Group, Exhibit 10.03, filed herewith and incorporated herein by reference.)

On October 17, 2007, the Company issued Subordinated Convertible Notes (the “Notes”) to an entity and an individual in the aggregate of $1,000,000 with due dates of September 30, 2010. The Notes accrued interest at the rate of ten percent (10%) per annum, payable at maturity, and were convertible into shares of the Company’s Common Stock at a fixed conversion price of $0.51835 per share. As of June 1, 2009, the principal and interest under the Notes in the aggregated amount of $1,168,084 was converted into an aggregate of 2,253,464 shares of the Company’s Common Stock. The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act. (See form of Subordinated Convertible Note, Exhibit 10.07, filed herewith and incorporated herein by reference.)

On October 2, 2008 and December 22, 2008, the Company issued six percent (6%) Promissory Notes (“Notes”) with an accompanying Common Stock Purchase Warrant (“Warrant”) for bridge loans in the aggregate of $1,500,000. In connection therewith, the Company issued Warrants to the noteholders to purchase an aggregate of 1,925,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. On May 29, 2009, the Company and the noteholders entered into an Amendment Agreement which extended the maturity date of the Notes to January 15, 2010 in exchange for the issuance of additional Warrants to the noteholders on a pro-rata basis for the purchase of an aggregate of 3,375,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. On August 25, 2009, the Company and one of the noteholders entered into an Amendment Agreement under which the noteholder loaned the Company an additional $26,000 (the “Additional Note”) in exchange for a Warrant to purchase 58,500 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. On January 14, 2010, the Company and the noteholders entered into another agreement whereby the maturity date was further extended to June 15, 2010 (the “Extension Agreement”) in exchange for the issuance for a Warrant to be issued to the noteholders on a pro-rata basis for the purchase of an aggregate of 33,333 underlying shares per day from January 15, 2010 until the Notes were paid in full (the “Extension Warrants”). As of March 31, 2010, the Company converted the principal of the Notes and the Additional Note, including the accrued but unpaid interest, into an aggregate of 3,109,487 shares of the Company’s Common Stock at a conversion price of $0.52 per share. The Company also issued Extension Warrants for the purchase of an aggregate of 2,558,515 underlying shares of the Company’s Common Stock. None of the Warrants or Extension Warrants have been exercised. The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act. (See form of 6% Promissory Note, Exhibit 10.25, form of Common Stock Purchase Warrant, Exhibit 10.26, Amendment Agreement with Noteholders of 6% Promissory Notes, Exhibit 10.33, Amendment Agreement, Exhibit 10.39, and Extension Agreement with Noteholders of Bridge Loans, Exhibit 10.54, filed herewith and incorporated herein by reference.)

On April 28, 2009 and June 3, 2009, the Company issued promissory notes for $83,334 and $30,000 respectively (the “Notes”) to David Webb, a director of the Company at the time of issuance. The Notes accrued interest at the rate of twelve percent (12%). As of March 31, 2010, the principal and interest under the Notes in the aggregate of approximately $125,373 was converted into an aggregate of 241,104 shares of the Company’s Common Stock at a price of $0.52 per share. The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act. (See Note to David Webb for $83,334, Exhibit 10.29 and Note to David Webb for $30,000, Exhibit 10.35, filed herewith and incorporated herein by reference.)

On April 28, 2009, the Company issued a promissory note for $83,333 (the “Note”) to Allen Wheeler, a director of the Company. The Note accrued interest at the rate of twelve percent (12%). As of March 31, 2010, the principal and interest under the Note of approximately $92,566 was converted into 178,013 shares of the Company’s Common Stock at a price of $0.52 per share. The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act. (See Note to Allen Wheeler for $83,333, Exhibit 10.30, filed herewith and incorporated herein by reference.)

On June 16, 2009, the Company issued a promissory note for $20,000 (the “Note”) to Recap Group, LLC, a limited liability company controlled by David Webb, a director of the Company at the time of issuance. The Note accrued interest at the rate of twelve percent (12%). As of March 31, 2010, the principal and interest under the Note of approximately $21,894 was converted into 42,103 shares of the Company’s Common Stock at a price of $0.52 per share. The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act. (See Note to Recap Group, LLC for $20,000, Exhibit 10.37, filed herewith and incorporated herein by reference.)

From June 26, 2009 to March 30, 2010, a shareholder of the Company loaned the Company funds under a short-term loan in the aggregate of $190,000 (the “Loan”). The Loan accrued interest at the rate of twelve percent (12%). As of March 31, 2010, the principal and interest under the Loan of approximately $203,103 was converted into 390,583 shares of the Company’s Common Stock at a price of $0.52 per share. The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

Shares Canceled

On September 4, 2007, pursuant to a Consulting Agreement (the “Agreement”) between CareView-TX and Samuel A. Greco, the Company’s Chief Executive Officer, Mr. Greco was eligible to earn a performance bonus option equal to a maximum of 57,376 underlying shares of CareView-TX’s common stock exercisable at the then existing per share fair market value. The terms of the Agreement also provided that Mr. Greco would receive 13,522 shares of CareView-TX in exchange for $56,580 and a 6% per annum promissory note for $325,857. Subsequent to the issuance of these shares, the CareView Acquisition mentioned herein was consummated and Mr. Greco exchanged his 13,522 shares of CareView-TX for 868,161 shares of the Company. After consummating the CareView Acquisition Agreement, it was determined that executive officers and directors of public companies are prohibited from receiving personal loans or extensions of credit from the Company. Therefore, the Company’s Board of Directors determined that it was in the best interest of the Company for Mr. Greco to return the 739,754 shares purchased under the promissory note in exchange for the Company returning the promissory note marked ‘Cancelled.’ The Company canceled the 739,754 shares and returned them to the authorized but unissued shares of the Company. Subsequently, to make Mr. Greco whole for the shares that he returned, certain entities (some of which were controlled by members of the Company’s Board of Directors), transferred an aggregate of 739,754 shares to Mr. Greco. (See Consulting Agreement with Samuel A. Greco, Exhibit 10.06, filed herewith and incorporated herein by reference.)

On December 30, 2008, the Company accepted the return of 201,923 shares of Common Stock from an individual in satisfaction of commissions previously advanced totaling $105,000, or an effective price of $0.52 per share. The Company canceled the shares and returned them to the authorized but unissued shares of the Company. This transaction was not part of a publicly announced plan or program and there are no other shares that the Company plans to purchase.

Shares and Warrants Issued for Services Rendered

Listed within this subsection is information regarding shares of the Company’s Common Stock and Common Stock Purchase Warrants (“Warrants”) issued by the Company for services rendered. (For further information, see form of Common Stock Purchase Warrant, Exhibit 10.26, filed herewith and incorporated herein by reference.)

On May 20, 2008, the Company entered into a three-month, non-exclusive investment banking services agreement (the “Peak Agreement”) with Peak Securities Corporation (“Peak”). Peak was introduced to the Company through Develo Financial Group, LLC, an Arizona limited liability company (“Develo”), with whom the Company was planning to conduct its upcoming June 2008 Offering (as more fully described below in Shares Sold in Offerings at page 52 herein). Under terms of the Peak Agreement, Peak was to receive a cash fee of ten percent (10%) of the dollar amount of any equity funding obtained for the Company in addition to a Warrant equal to eight percent (8%) of the funding. In connection with the June 2008 Offering, the Company paid Peak a non-refundable retainer of $5,000 and an aggregate of approximately $102,000 in commissions, escrow fees and placement fees. Peak failed to fully perform under the Peak Agreement and upon the mutual agreement of Peak, Develo and the Company, the Company issued Develo a five-year Warrant dated February 17, 2009 for 148,000 underlying shares of the Company’s Common Stock with an exercise price of $0.52 per share, which Warrant was issued pursuant to the June 2008 Offering and in satisfaction of Warrants due under the Peak Agreement and the October 2008 Develo Agreement (as more fully described in the following paragraph). (See Investment Banking Services Agreement with Peak Securities, Exhibit 10.15, filed herewith and incorporated herein by reference.)

On October 1, 2008, the Company engaged Develo to provide investment banking services on a non-exclusive basis for a period of six (6) months, terminating on April 1, 2009 (the “October 2008 Develo Agreement”). Under the October 2008 Develo Agreement, the Company agreed to pay Develo (i) a cash fee of ten percent (10%) of the total amount of equity capital raised and closed during the term of the agreement, (ii) a cash fee of four percent (4%) of the total debt facility closed during the term of the agreement, (iii) a five-year Warrant to purchase underlying shares of the Company’s Common Stock equal to eight (8%) of the dollar amount of equity issued, and (iv) an additional Warrant equal to five percent (5%) of the total of equity or financing received from Develo investors for a period of two (2) years from the date of the October 2008 Develo Agreement. Under the October 2008 Develo Agreement and in connection with the February 2009 Offering (as more fully described below in Shares Sold in Offerings beginning at page 52 herein), Develo and its agents were paid cash fees of $9,200. As previously mentioned in the above paragraph, in satisfaction of Warrants due under the Peak Agreement and the October 2008 Develo Agreement, the Company issued Develo a five-year Warrant dated February 27, 2009 for 148,000 underlying shares of the Company’s Common Stock with an exercise price of $0.52 per share. (See Letter of Agreement with Develo, Exhibit 10.17, filed herewith and incorporated herein by reference.)

On May 1, 2009, the Company engaged Develo to provide investment banking services on a non-exclusive for a period of seven (7) months, terminating on December 31, 2009 (the “May 2009 Develo Agreement”). Under the May 2009 Develo Agreement, the Company agreed to pay Develo an equity transaction fee of cash (the “Cash Fee”) based on the amount of equity capital committed and closed during the term of the May 2009 Develo Agreement, of ten percent (10%) of the first $5 million, eight percent (8%) of the next $1 million, seven percent (7%) of the next $1 million, six percent (6%) of the next $1 million, and five percent (5%) of the next $1 million or greater balance. The May 2009 Develo Agreement also called for a cash fee of four percent (4%) of the total debt facility closed during the term of the May 2009 Develo Agreement. As additional compensation, the Company agreed to issue Develo a five-year Warrant to purchase underlying shares of the Company’s Common Stock equal to eight (8%) of the dollar amount of equity issued, and an additional Warrant equal to five percent (5%) of the total of equity or financing received from Develo investors for a period of two (2) years from the date of the May 2009 Develo Agreement. Pursuant to the August 2009 Offering (as more fully described below in Shares Sold in Offerings beginning at page 52 herein), the Develo Consulting Agreement dated September 1, 2009 (as more fully described below) and the May 2009 Develo Agreement, the Company and Develo mutually agreed to the payment of cash fees of $400,637 to Develo and its agents in exchange for Develo’s waiver of the issuance of the Warrant due under the May 2009 Develo Agreement. (See Letter of Agreement with Develo, Exhibit 10.31, filed herewith and incorporated herein by reference.)

On June 1, 2009, the Company engaged the law firm of Webb & Webb, P.C. on an hourly basis to represent the Company on general business matters and litigation. The retainer was paid through the issuance of 192,308 shares of the Company’s Common Stock at a price of $0.52 issued to O’Huta Management Trust (the “Retainer Shares”). As services are performed by Webb & Webb, P.C., fifty percent (50%) of the regular charges incurred will be debited first against the retainer with the remaining fees paid in cash. On June 21, 2010, the Company issued Webb & Webb an additional 100,000 Retainer Shares. There is a balance of $58,567 through June 30, 2010. The Retainer Shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act. (See Webb & Webb Engagement Letter, Exhibit 10.34, filed herewith and incorporated herein by reference.)

On June 25, 2009, the Company issued a Warrant to an individual in exchange for consulting services to the Company. The Warrant to purchase 200,000 underlying shares of the Company’s Common Stock is exercisable for a period of five (5) years from the date of issuance at a price of $0.52 per share and contains provisions for a cashless exercise. The Warrant has not been exercised.

On July 18, 2009, the Company entered into a Cooperative Agreement (the “Agreement”) with Mann Equity, LLC (“Mann Equity”) providing that each party would cooperate in presenting each other potential sources of investment, venture capital funding, and other forms of business opportunities. The term of the Agreement is for a period of one (1) year and will continue on a month-to-month basis thereafter until a thirty (30) day written notice to terminate is provided by either party. The parties are currently working under the month to month arrangement. Terms of the Agreement called for Mann Equity to be compensated (i) with a cash fee equal to five percent (5%) of the gross proceeds of the financing provided and (ii) a five-year Warrant to purchase shares of the Company’s Common Stock equal to eight (8%) of the gross funding potential of the financing provided, which Warrant shall have an exercise price per share equal to securities sold in the financing with accompanying unlimited piggyback registration rights, cashless exercise provisions and anti-dilution provisions. In conjunction with the funding by Fountain Fund 2 LP (the “Fountain Funding”) on February 17, 2010, the Company issued Mann Equity a five-year Warrant for 400,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. On April 15, 2010, the Company entered into an

Addendum to the Cooperative Agreement with Mann Equity (the “Addendum”) relative to certain fees earned by Mann Equity in connection with the Fountain Funding. Terms of the Addendum included a payment to Mann Equity of $100,000 representing the five percent (5%) that would be due on the minimum required draw on the Fountain Funding. (See Cooperative Agreement with Mann Equity, LLC, Exhibit 10.38 and Addendum to Cooperative Agreement, Exhibit 10.58, filed herewith and incorporated herein by reference.)

On September 1, 2009, the Company entered into a Consulting Agreement with Develo (the “Develo Consulting Agreement”) which initially expired March 1, 2010, but which was extended to May 1, 2010, under which Develo agreed to serve as placement agent for certain private placements for compensation of a cash commission of one percent (1%) net to Develo and the issuance of a Warrant to purchase 500,000 underlying shares of the Company’s Common Stock. Pursuant to the August 2009 Offering (as more fully described below in Shares Sold in Offerings beginning at page 52 herein), the Develo Consulting Agreement, and the May 2009 Develo Agreement (as more fully described above), the Company and Develo mutually agreed to the issuance to Develo of a five-year Warrant to purchase 500,000 underlying shares of the Company’s Common Stock at $0.52 per share in exchange for Develo’s waiver of fees due under the Develo Consulting Agreement. The Company also issued a two-year Warrant for 39,683 underlying shares of the Company’s Common Stock at $0.52 per share to an agent of Develo for consulting services rendered in connection with the August 2009 Offering. The Warrants have not been exercised. (See Consulting Agreement, Exhibit 10.40, filed herewith and incorporated herein by reference.)

As of March 31, 2010, the Company owed $56,000 for consulting services, which sum was converted into 107,692 shares of the Company’s Common Stock at a price of $0.52 per share. The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

On April 20, 2010, the Company issued an individual a five-year Warrant to purchase 10,000 underlying shares of the Company’s Common Stock at $0.80 per share. The Warrant was issued in exchange for financial consulting services rendered and has not been exercised.

On July 8, 2010, the Company issued an individual a two-year Warrant to purchase 39,683 underlying shares of the Company’s Common Stock at $0.52 per share. The Warrant was issued in exchange for consulting services rendered pursuant to the Develo Consulting Agreement of September 1, 2009.

Shares Sold in Offerings

Listed within this subsection is information regarding shares of the Company’s Common Stock sold in private offerings. (For further information, see form of Stock Purchase Agreement, Exhibit 10.16 and form of Common Stock Purchase Warrant, Exhibit 10.26, filed herewith and incorporated herein by reference.)

In March 2008, the Company accepted subscription agreements from three individuals to purchase an aggregate of 578,760 shares of the Company’s Common Stock at $0.51835 per share for an aggregate purchase price of $300,000. These shares were issued in reliance upon an exemption from registration under Section 4(2) of the Act.

In June 2008, the Company offered 10,000,000 shares of its Common Stock for sale at $0.52 per share for an aggregated offering of $5,200,000 (the “June 2008 Offering”). From June 6, 2008 through October 28, 2008, the Company sold an aggregate of 2,373,923 shares for an aggregate purchase price of $1,234,439. The June 2008 Offering was terminated on October 31, 2008. In connection with the June 2008 Offering, the Company paid Peak a non-refundable retainer of $5,000 and an aggregate of approximately $102,000 in commissions, escrow fees and placement fees. In addition, Develo and the Company agreed to the issuance to Develo of a five-year Warrant dated February 17, 2009 for 148,000 underlying shares of the Company’s Common Stock with an exercise price of $0.52 per share, which Warrant was issued in satisfaction of Warrants due under the Peak Agreement and the October 2008 Develo Agreement. The Warrant has not been exercised. The June 2008 Offering was made in reliance on exemptions from registration under Regulation D, Rule 506 of the Securities Act of 1933, as amended, and applicable state securities laws. (See Agreement with Develo Financial Group, LLC, Exhibit 10.17, filed herewith and incorporated herein by reference.)

On October 14, 2008, the Company entered into an investment banking services agreement with William Blair & Company (“Blair”). Under the agreement, Blair would be paid a placement fee equal to 5.50% of the total consideration received in any private placement it facilitated. The agreement is still in force although no private placements have yet been facilitated by Blair. (See Investment Banking Services Agreement with William Blair & Company, Exhibit 10.27, filed herewith and incorporated herein by reference.)

In February 2009, the Company offered 20,000,000 shares of its Common Stock for sale at $0.52 per share for an aggregated offering of $10,400,000 (the “February 2009 Offering”). From February 1, 2009 to February 28, 2009, the Company sold an aggregate of 176,924 shares for an aggregate purchase price of $92,000. The February 2009 Offering was terminated on March 1, 2009. Under the October 2008 Develo Agreement and in connection with the February 2009 Offering, Develo and its agents were paid cash fees of $9,200. The February 2009 Offering was made in reliance on exemptions from registration under Regulation D, Rule 506 of the Securities Act of 1933, as amended, and applicable state securities laws.

In August 2009, the Company offered 10,000,000 shares of its Common Stock for sale at $0.52 per share for an aggregated offering of $5,200,000 (the “August 2009 Offering”). On March 26, 2010, the Company’s Board of Directors approved an increase in the number of shares to be offered in the August 2009 Offering to 15,000,000 shares for aggregate gross proceeds of $7,800,000. The Company terminated the August 2009 Offering on April 30, 2010 after selling an aggregate of 13,709,658 shares for an aggregated purchase price of approximately $7,129,022. Pursuant to the August 2009 Offering, the Develo Consulting Agreement, and the May Develo Agreement (as more fully described above), the Company and Develo mutually agreed to the issuance to Develo of a five-year Warrant to purchase 500,000 underlying shares of the Company’s Common Stock at $0.52 per share in exchange for Develo’s waiver of fees due under the Develo Consulting Agreement. In connection with consulting services rendered in the August 2009 Offering, the Company also issued a two-year Warrant for 39,683 underlying shares of the Company’s Common Stock at $0.52 per share to an agent of Develo and issued five-year Warrants for an aggregate of 1,649,000 underlying shares of the Company’s Common Stock at an exercise price of $0.55 per share to Cobola Investments, LLC and its assigns on January 5, 2010. No Warrants have yet been exercised. The August 2009 Offering was made in reliance on exemptions from registration under Regulation D, Rule 506 of the Securities Act of 1933, as amended, and applicable state securities laws. (See Consulting Agreement with Develo Financial Group, Exhibit 10.40, filed herewith and incorporated herein by reference.)

On September 9, 2009, the Company entered into a one year placement agent agreement with National Securities Corporation (“National Securities”) to raise capital in the form of debt, equity or equity-linked securities. Under the agreement, National Securities would receive a cash placement fee equal to seven percent (7%) of the aggregate sales price of all securities sold in the financing, in addition to a five-year Common Stock Purchase Warrant (the “Warrant”) equal to seven percent (7%) of the number of shares sold in the financing. The Company paid National Securities a non-refundable retainer of $20,000. National Securities did not provide any financing under the agreement and the agreement terminated on September 8, 2010. (See Investment Banking Agreement with National Securities Corporation, Exhibit 10.41, filed herewith and incorporated herein by reference.)

In July 2010, the Company offered 8,000,000 shares of its Common Stock for sale at $1.25 per share for an aggregated offering of $10,000,000 (the “July 2010 Offering”). Since September 30, 2010 the Company sold 20,000 shares for $25,000. The Company closed the July 2010 Offering on November 12, 2010 after selling 795,000 shares for an aggregated purchase price of $966,550, net of commission of $27,200. The July 2010 Offering was made in reliance on exemptions from registration under Regulation D, Rule 506 of the Securities Act of 1933, as amended, and applicable state securities laws.

Common Stock Purchase Warrants Issued

Listed within this subsection is information regarding the Company’s issuance of Common Stock Purchase Warrants (“Warrants”). (For further information, see form of Common Stock Purchase Warrant, Exhibit 10.26, filed herewith and incorporated herein by reference.)

On December 13, 2007, the Company issued a Warrant to each of two individuals and one entity for an aggregate of 8,253,309 underlying shares of the Company’s Common Stock. The Warrants are exercisable for a period of three (3) years from the date of issuance at a price of $1.0367 per share. On April 6, 2010, the Company revised an individual Warrant and the Warrant to the entity to decrease the exercise price to $0.52 per share and to extend the exercise period to December 12, 2017. None of the Warrants have been exercised.

In connection with bridge loans totaling $1,500,000 and amendments thereto, as more fully described above at Item 10. Recent Sales of Unregistered Securities, Debt Securities and Shares Issued Upon Conversion beginning at page 48 herein, the Company issued Warrants to purchase an aggregate of 8,056,515 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. The five-year Warrants have a cashless exercise provision and an expiration date of between October 2, 2013 and March 31, 2015. None of the Warrants have been exercised.

On September 3, 2009, the Company issued a Warrant to an individual as additional consideration for an equity investment of $500,000. The Warrant to purchase 100,000 underlying shares of the Company’s Common Stock expires two (2) years from the date of issuance, contains provisions for a cashless exercise, and has an exercise price of $0.52 per share. The Warrant has not been exercised.

On January 5, 2010, the Company issued a Warrant to two individuals and an entity to purchase an aggregate of 312,500 underlying shares of the Company’s Common Stock relative to a distribution agreement with Foundation Medical, LLC. The five-year Warrants have an exercise price of $0.52 per share. None of the Warrants have been exercised. (See Distribution and Regional Support at page 24 herein and Distribution Agreement with Foundation Medical, LLC, Exhibit 10.56, filed herewith and incorporated herein by reference.)

On January 28, 2010, the Company entered into an agreement with Fountain Fund 2 LP of Fountain Partners of San Francisco (“Fountain”) for a lease line of credit for up to $5 million (the “Lease Line”). Under the Lease Line, CareView will lease installed CareView Systems™ from Fountain and will repay the draws on the Lease Line over a period of three (3) years. Upon execution of the Lease Line, the Company issued Fountain a ten-year Warrant to purchase 450,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. In association with services provided in connection with the Lease Line, the Company paid Mann Equity, LLC a cash fee of $100,000 and issued a five-year Warrant to purchase 400,000 underlying shares of the Company’s Common Stock at $0.52. None of the Warrants have been exercised. (See Lease Line of Credit with Fountain Fund 2, LP beginning at page 22 herein and Master Lease with Fountain Fund Partners, Exhibit 10.55, filed herewith and incorporated herein by reference.)

On August 20, 2010, pursuant to a Revocation and Substitution Agreement with T2, Thompson, Murphy and Langley (the “Agreement”) and in exchange for the revocation of the Subscription Agreement by T2, Thompson, Murphy and Langley, the Company agreed to issue to each of Thompson, Murphy, and Langley a five-year Common Stock Purchase Warrant (“Warrant”) to purchase 1,000,000 shares of the Company’s Common Stock at an exercise price of $1.00 per share. None of the Warrants have been exercised. (See further information at Subscription and Investor Rights Agreement with T2 Consulting, LLC and Tommy G. Thompson beginning at page 22 herein and Subscription and Investor Rights Agreement, Exhibit 10.00 and Revocation and Substitution Agreement, Exhibit 10.64, filed herewith and incorporated herein by reference.)

Stock Options and Warrants Issued to Directors, Executive Officers, Committees of the Board and Significant Employees

Listed within this subsection is information regarding the Company’s issuance of Non-Qualified Stock Options (“Options”) and Common Stock Purchase Warrants (“Warrants”) to the Company’s directors, executive officers and significant employees. (See form of Non-Qualified Stock Option, Exhibit 10.10 and form of Common Stock Purchase Warrant, Exhibit 10.26, filed herewith and incorporated herein by reference.)

For a description of the Company’s stock incentive plans, see Item 9, Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholders Matters – Securities Authorized for Issuance under Equity Compensation Plans beginning at page 38 herein, CareView Communications, Inc. 2007 Stock Incentive Plan, Exhibit 10.09, CareView Communications, Inc. 2009 Stock Incentive Plan, Exhibit 10.42, form of Non-Qualified Stock Option, Exhibit 10.10, and form of Common Stock Purchase Warrant, Exhibit 10.26, filed herewith and incorporated herein by reference.)

Tommy Thompson

Chairman of the Board, Chair of the Compensation Committee

On December 3, 2007, Mr. Thompson was issued an Option under the 2007 Plan to replace an earlier option granted under the 2005 Plan (the “Replacement Option”). The ten-year Replacement Option was for 1,222,565 underlying shares of the Company’s Common Stock at an exercise price of $0.4146 per share. The underlying shares vested immediately upon issuance. The Replacement Option has not been exercised.

On December 4, 2007, Mr. Thompson was issued an Option under the 2007 Plan for 500,000 underlying shares of the Company’s Common Stock at an exercise price of $0.94 per share. The underlying shares of the ten-year Option vest at the rate of one-third of the shares on the first, second and third anniversary date of the issuance of the Option. The Option has not been exercised.

On January 6, 2010, Mr. Thompson was issued an Option under the 2009 Plan for 100,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. The underlying shares of the ten-year Option vested immediately upon issuance. The Option was issued in exchange for the services provided by Mr. Thompson for the year ended December 31, 2009 in his role as Chairman of the Board and as Chair of the Compensation Committee. The Option has not been exercised.

On March 26, 2010, Mr. Thompson was issued an Option under the 2009 Plan for 100,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. The underlying shares of the ten-year Option vest on December 31, 2010. The Option was issued in exchange for the services already provided and to be provided by Mr. Thompson for the year ending December 31, 2010 in his role as Chairman of the Board and as Chair of the Compensation Committee. The Option has not been exercised.

As outlined elsewhere herein, on August 20, 2010, the Company issued Mr. Thompson a five-year Warrant to purchase 1,000,000 shares of the Company’s Common Stock at an exercise price of $1.00 per share. The Warrants have not been exercised. (See further information at Subscription and Investor Rights Agreement with T2 Consulting, LLC and Tommy G. Thompson beginning at page 22 herein and Subscription and Investor Rights Agreement, Exhibit 10.00 and Revocation and Substitution Agreement, Exhibit 10.64, filed herewith and incorporated herein by reference.)

Samuel A. Greco

Chief Executive Officer and Director

On December 3, 2007, Mr. Greco was issued an Option under the 2007 Plan to replace an earlier option granted under the 2005 Plan (the “Replacement Option”). The ten-year Replacement Option was for 620,936 underlying shares of the Company’s Common Stock at an exercise price of $0.4406 per share. The underlying shares vested immediately upon issuance. The Replacement Option has not been exercised.

On March 16, 2009, Mr. Greco was issued an Option under the 2007 Plan for 500,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. The underlying shares of the ten-year Option vest at the rate of one-third of the shares on the first, second, and third anniversary date of the issuance of the Option; however, on July 3, 2009, the Company’s Board of Directors amended the vesting provisions so that all underlying shares were immediately vested. The Option has not been exercised.

On October 9, 2009, Mr. Greco was issued an Option under the 2007 Plan for 1,763,735 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. The underlying shares of the ten-year Option vest at the rate of one-third of the shares on the first, second, and third anniversary date of the issuance of the Option. The Option has not been exercised. After the Option was issued, the 2007 Plan was closed.

On October 9, 2009, Mr. Greco was issued an Option under the 2009 Plan for 999,074 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. The underlying shares of the ten-year Option vest at the rate of one-third of the shares on the first, second, and third anniversary date of the issuance of the Option. The Option has not been exercised.

On January 6, 2010, Mr. Greco was issued an Option under the 2009 Plan for 50,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. The underlying shares of the ten-year Option vested immediately upon issuance. The Option was issued in exchange for the services provided by Mr. Greco for the year ended December 31, 2009 in his role as a director. The Option has not been exercised.

On March 26, 2010, Mr. Greco was issued an Option under the 2009 Plan for 50,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. The underlying shares of the ten-year Option vest on December 31, 2010. The Option was issued in exchange for the services already provided and to be provided by Mr. Greco for the year ending December 31, 2010 in his role as a director. The Option has not been exercised.

Steve Johnson

President, Chief Operating Officer, and Director

On January 6, 2010, Mr. Johnson was issued an Option under the 2009 Plan for 50,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. The underlying shares of the ten-year Option vested immediately upon issuance. The Option was issued in exchange for the services provided by Mr. Johnson for the year ended December 31, 2009 in his role as a director. The Option has not been exercised.

On March 26, 2010, Mr. Johnson was issued an Option under the 2009 Plan for 50,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. The underlying shares of the ten-year Option vest on December 31, 2010. The Option was issued in exchange for the services already provided and to be provided by Mr. Johnson for the year ending December 31, 2010 in his role as a director. The Option has not been exercised.

John Bailey

Chief Financial Officer, Treasurer, and Secretary

On December 3, 2007, Mr. Bailey was issued an Option under the 2007 Plan to replace an earlier option granted under the 2005 Plan (the “Replacement Option”). The ten-year Replacement Option was for 2,042,830 underlying shares of the Company’s Common Stock at an exercise price of $0.1480 per share. The underlying shares vested immediately upon issuance. The Replacement Option has not been exercised.

On January 6, 2010, Mr. Bailey was issued an Option under the 2009 Plan for 50,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. The underlying shares of the ten-year Option vested immediately upon issuance. The Option was issued in exchange for the services provided by Mr. Bailey for the year ended December 31, 2009 in his role as Secretary. The Option has not been exercised.

On March 26, 2010, Mr. Bailey was issued an Option under the 2009 Plan for 50,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. The underlying shares of the ten-year Option vest on December 31, 2010. The Option was issued in exchange for the services already provided and to be provided by Mr. Bailey for the year ending December 31, 2010 in his role as Secretary. The Option has not been exercised.

L. Allen Wheeler

Director, Chair of the Audit Committee

On January 6, 2010, Mr. Wheeler was issued an Option under the 2009 Plan for 50,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. The underlying shares of the ten-year Option vested immediately upon issuance. The Option was issued in exchange for the services provided by Mr. Wheeler for the year ended December 31, 2009 in his role as a director. The Option has not been exercised.

On March 26, 2010, Mr. Wheeler was issued an Option under the 2009 Plan for 50,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. The underlying shares of the ten-year Option vest on December 31, 2010. The Option was issued in exchange for the services already provided and to be provided by Mr. Wheeler for the year ending December 31, 2010 in his role as a director. The Option has not been exercised.

Craig Benson

Chair of Advisory Board

On February 13, 2008, Mr. Benson was issued an Option under the 2007 Plan for 25,000 underlying shares of the Company’s Common Stock at an exercise price of $1.00 per share. The underlying shares of the ten-year Option vest at the rate of one-third of the shares on the first, second, and third anniversary date of the issuance of the Option. The Option has not been exercised. (For more information, see Advisory Board at page 36 herein.)

Kyle Johnson

Director of Technology

On December 3, 2007, Mr. Johnson was issued an Option under the 2007 Plan to replace an earlier option granted under the 2005 Plan (the “Replacement Option”). The ten-year Replacement Option was for 321,018 underlying shares of the Company’s Common Stock at an exercise price of $0.5183 per share. The underlying shares vested immediately. The Replacement Option has not been exercised.

On March 4, 2009, Mr. Johnson was issued an Option under the 2009 Plan for 100,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. The underlying shares of the ten-year Option were to vest at the rate of one-third of the shares on the first, second, and third anniversary date of the issuance of the Option; however, on July 3, 2009, the Company’s Board of Directors amended the vesting provisions so that all underlying shares were immediately vested. The Option has not been exercised.

On December 22, 2009, Mr. Johnson was issued an Option under the 2009 Plan for 125,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. The underlying shares of the ten-year Option vest at the rate of one-third of the shares on the first, second, and third anniversary date of the issuance of the Option. The Option has not been exercised.

On May 18, 2010, Mr. Johnson was issued an Option under the 2009 Plan for 453,982 underlying shares of the Company’s Common Stock at an exercise price of $1.25 per share. The underlying shares of the ten-year Option vest at the rate of one-third of the shares on the first, second, and third anniversary date of the issuance of the Option. The Option has not been exercised.

Matthew Clark

Director of Software Development

On October 27, 2008, Matthew Clark was issued an Option under the 2007 Plan for 25,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. The underlying shares vested on the first anniversary date of the issuance of the Option. The Option has not been exercised.

On March 5, 2009, Matthew Clark was issued an Option under the 2007 Plan for an aggregate of 25,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. The underlying shares vest at the rate of one-third of the shares on the first, second, and third anniversary date of the issuance of the Option. The Option has not been exercised.

On December 22, 2009, Matthew Clark was issued an Option under the 2009 Plan for an aggregate of 125,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. The underlying shares vest at the rate of one-third of the shares on the first, second, and third anniversary date of the issuance of the Option. The Option have not been exercised.

Stock Options Issued to Other Employees

Listed within this subsection is information regarding the Company’s issuance of Non-Qualified Stock Options (“Options”) to employees of the Company who are not directors or executive officers and who are not considered to be a ‘significant employee.’ (For further information, see form of Non-Qualified Stock Option, Exhibit 10.10, filed herewith and incorporated herein by reference.)

On December 3, 2007, three employees were issued Options under the 2007 Plan to replace earlier options granted under the 2005 Plan (the “Replacement Option”). The ten-year Replacement Options were for an aggregate of 288,916 underlying shares of the Company’s Common Stock at an exercise price of $0.5183 per share. The underlying shares vested immediately upon issuance. On May 12, 2010, the Company received payment and a Notice of Exercise to purchase 160,509 shares at $0.5183 per share and issued the shares. Upon termination of an employee, the Company extended the expiration date for the exercise of 32,102 underlying shares to December 10, 2010. No other Replacement Options have been exercised.

On December 3, 2007, one employee was issued an Option under the 2007 Plan to replace an earlier option granted under the 2005 Plan (the “Replacement Option”). The ten-year Replacement Option was for 300,000 underlying shares of the Company’s Common Stock at an exercise price of $0.4406 per share. The underlying shares vested immediately upon issuance. The Replacement Option has not been exercised.

On February 13, 2008, one employee was issued an Option under the 2007 Plan for 150,000 underlying shares of the Company’s Common Stock at an exercise price of $1.00 per share. The underlying shares vested immediately upon issuance. The Option has not been exercised.

On March 5, 2009, six employees were issued Options under the 2007 Plan for an aggregate of 115,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. The underlying shares vest at the rate of one-third of the shares on the first, second, and third anniversary date of the issuance of the Option. Upon termination of one employee, an Option for 10,000 underlying shares was canceled. The Options have not been exercised.

On December 22, 2009, eight employees were issued Options under the 2009 Plan for an aggregate of 105,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. The underlying shares vest at the rate of one-third of the shares on the first, second, and third anniversary date of the issuance of the Option. Subsequent to the resignation of an employee on February 8, 2010, an Option for 5,000 underlying shares was cancelled. The Options have not been exercised.

Exemptions from Registration

In connection with above-mentioned sales of unregistered securities for cash in private placement offerings, each investor represented in writing that they were accredited investors (as defined by Rule 501 Regulation D under the Securities Act of 1933) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be either registered under the Securities Act or in reliance upon an available exemption from registration. No general solicitation was undertaken by the issuer in connection with the offer or sale of these securities. All of the individuals and/or entities listed above that purchased the unregistered securities for cash were all known to the Company and its management through pre-existing business relationships, as long standing business associates, friends, and employees, or were personally known to investment bankers retained by the Company. All purchasers were provided access to all material information that they requested and all information necessary to verify such information, and were afforded access to management of the Company in connection with their purchases. All purchasers of the unregistered securities for cash acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the Company. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the securities or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition. In connection with the above-mentioned issuances of unregistered securities for cash, CareView made such issuances in reliance upon Rule 506 of Regulation D under the Securities Act.

In connection with the above-mentioned issuances of unregistered securities in exchange for services rendered or relative to conversion of debt, CareView made such issuances in reliance upon Section 4(2) of the Securities Act. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be either registered under the Securities Act or in reliance upon an available exemption from registration. No general solicitation was undertaken by the issuer in connection with the offer or sale of these securities. All of the individuals and/or entities listed above that purchased the unregistered securities for cash were all known to the Company and its management, through pre-existing business relationships, as long standing business associates, friends, and employees, or were personally known to investment bankers retained by the Company. All purchasers were provided access to all material information that they requested and all information necessary to verify such information, and were afforded access to management of the Company in connection with their purchases. All purchasers of the unregistered securities in exchange for services rendered or upon conversion of debt acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the Company. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the securities or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition.

None of the stock options, warrants, or convertible securities, nor the underlying shares of Common Stock issuable upon conversion or exercise, have been registered under the Securities Act; and all documents have been issued with a restrictive legend prohibiting further transfer of the shares without such securities either being first registered or otherwise exempt from registration in any further resale or disposition.

As the Company inadvertently failed to timely file a Form D notification with the South Dakota Division of Securities in connection with the Regulation D sales of an aggregate of 960,000 shares of its Common Stock in South Dakota occurring on April 9, 2010, July 7, 2010 and August 17, 2010, the Company offered to rescind the sale of those shares by returning the full purchase price plus interest at the rate of twelve percent (12%) from the date of purchase. Prior to the rescission offer termination date of November 12, 2010, all shareholders responded in writing that they did not wish to accept the offer.

Item 11.	Description of Registrant’s Securities to be Registered.

We are registering our common stock, par value $0.001 per share (“Common Stock”) under this Registration Statement. A description of our Common Stock follows. We have also included a description of our preferred stock, par value $0.001 per share (“Preferred Stock”) as we believe that if designated, issuances of our Preferred Stock may likely be convertible into shares of our Common Stock.

Description of Securities

We are authorized to issue an aggregate of 320,000,000 shares of capital stock, 300,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock. As of this filing, the Company had 126,745,215 shares of Common Stock issued and outstanding and zero shares of Preferred Stock issued and outstanding.

Common Stock

All outstanding shares of our Common Stock are of the same class and have equal rights and attributes. We are authorized to issue up to 300,000,000 shares of Common Stock, par value $0.001 per share, which shares, upon issuance, are fully paid and non-assessable.

Voting. The holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. Our Common Stock does not have cumulative voting rights. Persons who hold a majority of the outstanding shares of our Common Stock entitled to vote on the election of directors can elect all of the directors who are eligible for election. This means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so; and in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Dividends. Subject to the preferential dividend rights and consent rights of any series of Preferred Stock that we may from time to time designate, holders of our Common Stock are entitled to share equally in dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available.

Liquidation and Dissolution. In the event of liquidation, dissolution or winding up of the Company, subject to the preferential liquidation rights of any series of Preferred Stock that we may from time to time designate, the holders of our Common Stock are entitled to share ratably in all of our assets remaining after payment of all liabilities and preferential liquidation rights.

Authority to Issue Stock. The Company’s Board of Directors has the authority to issue the authorized but unissued shares of Common Stock without action by the shareholders. The issuance of such shares would reduce the percentage ownership held by current shareholders.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of shares of Preferred Stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

We are currently authorized to issue up to 20,000,000 shares of Preferred Stock, $0.001 par value per share. The shareholders of our Preferred Stock shall have preference to shareholders of our Common Stock as to assets upon liquidation. Dividends on Preferred Stock may be set from time to time by the Board of Directors.

The descriptions of our Common Stock and Preferred Stock above are only summaries and are qualified in their entirety by the provisions of the Company’s Articles of Incorporation and Bylaws. (See Articles of Incorporation and amendments thereto, and Bylaws, Exhibits 3.0 through 3.12 inclusive, filed herewith and incorporated herein by reference.)

Purchases of Equity Securities by the Company and Affiliated Purchasers

There were no purchases of our equity securities by us or any of our affiliates during the year ended December 31, 2009, nor have there been any such purchases through the date of this filing.

Transfer Agent

The Company uses Holladay Stock Transfer Company, Inc. located at 2939 N. 67th Place, Suite C, Scottsdale, Arizona 85251 as its transfer agent.

Item 12.	Indemnification of Directors and Officers.

Section 145 of the Nevada Corporation Law provides in relevant parts as follows:

(1) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or on a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine on application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in (1) or (2) of this subsection, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4) The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the Nevada Corporation Law.

The Company’s Articles of Incorporation and Bylaws provide that the Registrant may indemnify to the full extent of its power to do so, all directors, officers, employees, and/or agents. It is anticipated that CareView will indemnify its officers and directors to the full extent permitted by the above-quoted statute.

Insofar as indemnification by CareView for liabilities arising under the Securities Act may be permitted to officers and directors of CareView pursuant to the foregoing provisions or otherwise, CareView is aware that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

On June 21, 2010, the Company entered into an Indemnification Agreement (the “Agreement”) with each of its officers and directors (each known as the “Indemnitee”). In the event Indemnitee was, is, or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a proceeding by reason of (or arising in part out of) an indemnifiable event, the Company shall indemnify Indemnitee from and against any and all expenses to the fullest extent permitted by law, as the same exists or may hereafter be amended or interpreted. The parties intend that this Agreement shall provide for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the Company’s Articles of Incorporation, its Bylaws, vote of its stockholders or disinterested directors, or applicable law. The only limitation that shall exist upon the Company’s obligations pursuant to the Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined by a court of competent jurisdiction in a final judgment, not subject to appeal, to be unlawful. (See form of Indemnification Agreement, Exhibit 10.61, filed herewith and incorporated herein by reference.)

Item 13.	Financial Statements and Supplementary Data.

The Company’s financial statements, notes thereto, and the related independent registered public accounting firm’s report are set forth immediately following the signature page to this Registration Statement beginning at page F-1 and are incorporated herein by reference.

Item 14.	Changes and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.	Financial Statements and Exhibits.

a) The following financial statements, notes thereto, and the related independent registered public accounting firm’s report to our financial statements are included herewith beginning at page F-1 and are incorporated herein by reference.

CAREVIEW COMMUNICATIONS, INC. AND SUBSIDIARY

UNAUDITED CONSOLIDATED BALANCE SHEET

JUNE 30, 2010 (RESTATED)

ASSETS
Current Assets:
Cash	$1,792,697
Accounts receivable	31,218
Other current assets	765,470

Total current assets	2,589,385

Fixed Assets:
Property and equipment, net of accumulated depreciation of $204,280	1,765,292

Other Assets:
Patents and trademarks, net of accumulated amortization of $1,177	46,656
Intellectual property, net of accumulated amortization of $1,376,470	1,376,463
Other assets	1,771,417

3,194,536

Total assets	$7,549,213

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$203,923
Note payable, net of debt discount of $152,073	39,795
Mandatorily redeemable equity in joint venture, net of debt discount of $152,073	39,795
Accrued interest	19,582
Other current liabilities	33,870

Total current liabilities	336,965

Long-term Liabilities
Note payable, net of current portion, net of debt discount of $304,145	79,590
Mandatorily redeemable equity in joint venture, net of current portion, net of debt discount of $304,145	79,590

Total long-term liabilities	159,180

Total liabilities	496,145

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock - par value $0.001; 20,000,000 shares authorized; no shares issued and outstanding	—
Common stock - par value $0.001; 300,000,000 shares authorized; 126,745,215 issued and outstanding	126,745
Additional paid in capital	24,552,932
Accumulated deficit	(17,488,207)

Total CareView Communications stockholders’ equity	7,191,470
Noncontrolling interest	(138,402)

Total equity	7,053,068

Total liabilities and equity	$7,549,213

The accompanying footnotes are an integral part of these consolidated financial statements.

CAREVIEW COMMUNICATION INC. AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2010 (RESTATED) AND 2009

	Six Months Ended
	June 30, 2010	June 30, 2009
	(Restated)
Revenues, net	$109,045	$22,594

Operating expenses:
Network operations, including non-cash costs of $23,400 and $0 for the six months ended June 30, 2010 and 2009, respectively	332,219	150,186
General and administration, including non-cash costs of $1,742,930 and $492 for the six months ended June 30, 2010 and 2009, respectively	2,625,971	512,560
Sales and marketing	171,241	137,450
Research and development	258,347	285,366
Depreciation and amortization	337,765	312,680

Total operating expense	3,725,543	1,398,242

Operating loss	(3,616,498)	(1,375,648)

Other income and (expense)
Interest expense	(92,687)	(94,302)
Amortization of debt discount	(196,875)	(901,590)
Amortization of financing costs-non-cash	(1,729,284)	—
Settlement expense	(296,250)	—
Interest income	509	5,406
Other income	876	61,506

Total other income (expense)	(2,313,711)	(928,980)

Loss before taxes	(5,930,209)	(2,304,628)

Provision for income taxes	—	—

Net loss	(5,930,209)	(2,304,628)

Net loss attributable to noncontrolling interest	(109,721)	—

Net loss attributable to CareView Communications	$(5,820,488)	$(2,304,628)

Earnings (loss) per share, basic and diluted:
Net loss per share	($0.05)	($0.02)

Weighted average number of shares outstanding	118,395,863	106,744,816

The accompanying footnotes are an integral part of these consolidated financial statements.

CAREVIEW COMMUNICATION INC. AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JANUARY 1, 2010 TO JUNE 30, 2010 (RESTATED)

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Noncontrolling Interest	Total
	Shares	Amount
Balance, January 1, 2010	111,012,684	111,013	12,610,805	(11,667,719)	(28,681)	1,025,418
Adjustment for repricing of certain outstanding warrants	—	—	978,261	—	—	978,261
Shares issued in private placement, net of fees of $400,637	11,378,040	11,378	5,504,657	—	—	5,516,035
Shares issued in exchange for debt, accrued interest and accounts payable	4,068,982	4,069	2,111,800	—	—	2,115,869
Shares issued as part of settlement of lawsuit	25,000	25	46,225	—	—	46,250
Shares issued for exercise of options	160,509	160	83,031	—	—	83,191
Shares issued as retainer	100,000	100	184,900	—	—	185,000
Warrants issued for services	—	—	160,100	—	—	160,100
Warrants issued for financing costs	—	—	2,128,184	—	—	2,128,184
Options issued as compensation	—	—	744,969	—	—	744,969
Net loss	—	—	—	(5,820,488)	(109,721)	(5,930,209)

Balance, June 30, 2010	126,745,215	$126,745	$24,552,932	$(17,488,207)	$(138,402)	$7,053,068

The accompanying footnotes are an integral part of these consolidated financial statements.

CAREVIEW COMMUNICATIONS, INC. AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2010 (RESTATED) AND 2009

	Six Months Ended
	June 30, 2010	June 30, 2009
	(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,930,209)	$(2,304,628)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation	61,958	37,386
Amortization of intangible assets	275,807	275,294
Amortization of financing costs	1,729,284	—
Amortization of debt discount	196,875	901,590
Amortization of distribution/service costs	23,400	—
Non-cash compensation	1,742,930	492
Shares issued as part of settlement of lawsuit	46,250	—
Shares issued for services	85,000	—
Changes in assets and liabilities:
Accounts receivable	(22,951)	—
Other current assets	(170,824)	(603,721)
Accounts payable	123,771	305,097
Accrued interest	33,614	54,628
Accrued expenses and other current liabilities	(662,920)	144,023

Net cash flows used in operating activities	(2,468,015)	(1,189,839)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(1,586,816)	(19,106)
Patents and trademarks	—	(161)

Net cash flows used in investing activities	(1,586,816)	(19,267)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	5,516,035	82,800
Proceeds from the exercise of stock options	83,191	—
Proceeds from notes and loans payable	30,000	228,167

Net cash flows provided by financing activities	5,629,226	310,967

Increase in cash	1,574,395	(898,139)
Cash, beginning of period	218,302	898,139

Cash, end of period	$1,792,697	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$55,276	$37,914

Cash paid for income taxes	$-	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:

Conversion of notes payable, other debt, accrued interest and accounts payable into common stock	$2,115,869	$1,168,084

The accompanying footnotes are an integral part of these consolidated financial statements.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 (RESTATED)

NOTE A — THE COMPANY

We began our current operation in 2003 as a healthcare information technology company with a patented patient monitoring and entertainment system. The CareView System™ creates a high-speed data network throughout a healthcare facility to provide bedside, point-of-care monitoring, movies and patient education and wireless connectivity throughout the facility, allowing remote monitoring of medical equipment in patient’s room and deployment of other emerging point-of-care technologies, including the Company’s newest offering of Virtual Bed Rails™. Virtual Bed Rails™ are part of a fall management program that monitors a patient’s activity while in bed and alerts the nursing station if the patient breaches the “virtual” bed rails and is at risk for falling.

On November 16, 2009, the Company entered into a joint venture relationship with Rockwell Holdings I, LLC, a Wisconsin limited liability (“Rockwell”), wherein two Wisconsin limited liability companies were formed, CareView-Hillcrest, LLC (“CareView-Hillcrest”) and CareView-Saline, LLC (“CareView-Saline”) (together known as the “Project LLCs”). Under the terms of a Master Investment Agreement, the Company and Rockwell each own 50% of the Project LLCs with Rockwell providing the financing and the Company providing the technology and expertise to fully implement the CareView System™ (as described below) in Hillcrest Medical Center in Tulsa, Oklahoma and Saline Memorial Hospital in Benton, Arkansas. Per the terms of the Operating Agreements of each of the LLCs, the Company is managing member.

Throughout these Notes to Consolidated Financial Statements, the terms “we,” “us,” “our,” “CareView,” or “our Company” refers to CareView-NV, and unless otherwise specified, includes our wholly owned subsidiaries, CareView Communications, Inc., a Texas corporation (“CareView-TX”) and CareView Operations, LLC, a Nevada limited liability company (“CareView Operations”) (collectively known as the “Company’s Subsidiaries”) and its LLCs, CareView-Hillcrest and CareView-Saline, determined to be variable interest entities (“VIEs”) in which the Company exercises control and is deemed the Primary Beneficiary (collectively known as the “Company’s LLCs”).

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim reporting

While the information presented in the accompanying interim restated condensed consolidated financial statements is unaudited, it includes all adjustments, which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented in accordance with accounting principles generally accepted in the United States of America. These interim financial statements follow the same accounting policies and methods of application as used in the December 31, 2009 audited and restated financial statements of the Company. All adjustments are of a normal, recurring nature. Interim financial statements and the notes thereto do not contain all of the disclosures normally found in year-end audited financial statements and these Notes to Consolidated Financial Statements are abbreviated and contain only certain disclosures related to the six month period ended June 30, 2010. It is suggested that these interim financial statements be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2009 (Restated). Operating results for the six months ended June 30, 2010 are not necessarily indicative of the results that can be expected for the year ending December 31, 2010.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications

Certain items in the financial statements for 2009 have been reclassified to conform to the 2010 presentation. Such reclassification had no effect on net loss.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, the Company’s Subsidiaries and the Company’s LLCs. All intra-company accounts and transactions have been eliminated in consolidation.

Variable Interest Entities

The Company uses qualitative analysis to determine if it is the primary beneficiary of a VIE. The Company considers the right and obligations conveyed by our implicit and explicit variable interests in each VIE and the relationship of these with the variable interests held by other parties to determine whether its variable interest will absorb a majority of a VIE’s expected losses, receive a majority of its expected residual returns, or both. If the Company determines that its variable interest will absorb a majority of the VIE’s expected losses, receive a majority of its expected residual return, or both, we consolidate the VIE as the primary beneficiary; if not, we do not consolidate.

Accounting Standard Codification

Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”). ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP.

Rules and interpretive releases of the Securities and Exchange Commission (the “SEC”) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Position or Emerging Issue Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”).

The FASB will not consider ASUs as authoritative in their own right; ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers amounts held by financial institutions and short-term investments with an original maturity of 90 days or less to be cash and cash equivalents. The Company periodically deposits cash with financial institutions in excess of the maximum federal insurance limits (FDIC) of $250,000 per bank.

Trade Accounts Receivable

Trade accounts receivable are customer obligations due under normal trade terms. The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Normal trade accounts receivable are due 30 days from invoice date and thereafter are considered past due. At June 30, 2010, there were no past due trade accounts receivable and therefore no allowance for doubtful accounts was provided. Trade accounts receivable past due more than 90 days are considered delinquent. Delinquent receivables are written off based on individual credit evaluations, results of collection efforts, and specific circumstances of the customer. Recoveries of accounts previously written off are recorded as reductions of bad debt expense when received.

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation. Maintenance costs, which do not significantly extend the useful lives of the respective assets, and repair costs are charged to operating expense as incurred. The Company includes Network Equipment in fixed assets upon receipt, but only begins depreciating the Network Equipment when such equipment is installed and accepted by the installation site. The Company attributes no salvage value to the Network Equipment and depreciation is computed using the straight-line method based on the estimated useful life of seven years. Also using the straight-line method, depreciation of office and test equipment, warehouse equipment and furniture is based on the estimated useful lives of the assets, generally three years for office and test equipment, and five years for warehouse equipment and furniture.

Allowance for System Removal

The Company would remove the CareView System™ due to a number of factors, including, but not limited to, collection and revenue performance issues. The Company regularly evaluates the installed CareView Systems™. Costs attributed to the de-installation of equipment are charged to operating expense. As of June 30, 2010, no de-installations had occurred.

Long-Lived Assets

The Company reviews the carrying value of long-lived assets, such as property and equipment, whenever events or circumstances indicate that the carrying value of an asset may not be recoverable from the

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized to reduce the carrying value of the asset to its estimated fair value.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets

In accordance with FASB ASC Topic 350, “Intangibles—Goodwill and Other,” goodwill and intangible assets with indefinite lives are not amortized, but instead are measured for impairment at least annually, or when events indicate that an impairment exists. The Company calculates impairment as the excess of the carrying value of goodwill and other indefinite lived intangible assets over their estimated fair value. If the carrying value exceeds the estimate of fair value a write-down is recorded. There were no goodwill and intangible assets with indefinite lives at June 30, 2010 and 2009.

Intellectual Property

The Company has capitalized certain costs of developing software for its CareView System™ in accordance with ASC 985-20, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Capitalized costs are reported at the lower of unamortized cost or net realizable value, and are amortized over the estimated useful life of the CareView System™, not to exceed five years.

At June 30, 2010, the Company had capitalized intellectual property costs totaling $2,752,933. During the six months ended June 30, 2010, the Company capitalized no additional intellectual property costs. The Company’s amortization of intellectual property costs totaled $275,294 for each of the years ended December 31, 2009 and 2008. Accumulated amortization at June 30, 2010 was $1,376,470.

The table below lists amortization expense for currently amortizable capitalized intellectual property costs for future periods:

Twelve months ended June 30
2011	$550,587
2012	$550,587
2013	$275,296

Patents and Trademarks

Patents and trademarks are being amortized over 20 and 10 years respectively using the straight line method. The Company begins amortization of these costs on the date patents or trademarks are awarded.

The Company capitalized no additional patent costs, nor did any previously capitalized patent costs become amortizable during the six months ended June 30, 2010. During the six months ended June 30, 2010, $83 in amortization expense was charged to operations.

The Company capitalized no additional trademark costs during the six months ended June 30, 2010. During the six months ended June 30, 2010, $1760 became amortizable, with amortization expense totaling $194 charged to operations.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Patents and Trademarks (Continued)

The table below lists amortization expense for currently amortizable patent and trademark costs for future periods:

Twelve months ended June 30
2011	$1,108
2012	$1,108
2013	$1,108
2014	$1,108
2015	$1,108

Fair Value of Financial Instruments

Fair value estimates are made at a specific point in time, based on relevant information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Income Taxes

Income taxes are provided for the tax effect of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences for financial and income tax reporting related to net operating losses that are available to offset future federal and state income taxes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Revenue Recognition

The Company recognizes revenues in accordance with the guidance in the SEC Staff Accounting Bulletin No. 104. Revenue is recognized when persuasive evidence of a sales arrangement exists, when the selling price is fixed or determinable, when installation and official acceptance by the facility occurs, and when collection is probable. Because the Company consolidates its financial statements, 100% of the revenue generated by the LLCs is included in the Company’s results with all intra-company accounts and transactions eliminated in consolidation.

The Company offers CareView’s products and services through a subscription-based contract with each facility for a minimum term of five years. The contract requires the facility to pay the Company the subscription fee monthly. The Company begins to bill monthly subscription fees to the facility upon official acceptance of the CareView System™ by the facility. Additionally, the Company collects gross shared revenue from the patient for daily usage, and per the terms of the contract, remits a portion of those collections to the facility. During the term of the contract, the Company provides continuous monitoring of the CareView System™ and is required to maintain and service all CareView System™ equipment. If the customer requires additional products or services, the contract is amended with new pricing or revenue sharing terms and conditions.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share

The Company calculates earnings per share (“EPS”) in accordance with ASC 260, “Earnings Per Share,” which requires the computation and disclosure of two EPS amounts, basic and diluted. Basic EPS is computed based on the weighted average number of shares of common stock outstanding during the period. Diluted EPS is computed based on the weighted average number of common shares outstanding plus all potentially dilutive common shares outstanding during the period. Such potential dilutive common shares consist of stock options, non-vested shares (restricted stock) and warrants. Potential common shares that have an anti-dilutive effect totaling 30,113,829 are excluded from the diluted earnings per share.

Stock Based Compensation

The Company follows the requirements of ASC 718-10, “Share Based Payments” with regard to stock-based compensation issued to employees. The Company has various employment agreements and consulting arrangements that call for stock to be awarded to the employees and consultants at various times as compensation and potential bonuses. The expense for this stock-based compensation is equal to the fair value of the stock that was determined by using the closing trading price on the day the stock was awarded multiplied by the number of shares awarded.

Debt Discounts

Costs incurred with parties who are providing long-term financing, which include the intrinsic value of beneficial conversion features associated with the underlying debt, are reflected as a debt discount. These discounts are generally amortized over the life of the related debt. Amortization expense is included in interest expense on the Restated Consolidated Statement of Operations. Amortization of debt discounts for the six month periods ended June 30, 2010 and 2009 was $196,875 and $901,590 respectively. The Company has unamortized debt discount at June 30, 2010 totaling $912,436.

Shipping and Handling Costs

The Company expenses all shipping and handling costs as incurred. These costs are included in operating expense.

Concentration of Credit Risks and Customer Data

The Company currently derives all of its revenue from hospitals. For the six months ended June 30, 2010, two customers accounted for approximately 88% of the total revenue. For the six months ended June 30, 2009, one customer accounted for all of the total revenue.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. We evaluate our estimates, including those related to contingencies, on an ongoing basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Recently Issued Accounting Pronouncements

In October 2009, the FASB issued ASU 2009-13, “Multiple-Deliverable Revenue Arrangements,” (amendments to FASB ASC Topic 605, “Revenue Recognition”) (“ASU 2009-13”). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-13 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company does not expect adoption of ASU 2009-13 to have a material impact on the Company’s results of operations or financial condition.

In April 2010, the FASB issued ASU 2010-17, “Revenue Recognition – Milestone Method” (“ASU 2010-17”). ASU 2010-17 provides guidance on the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate. A vendor can recognize consideration that is contingent upon achievement of a milestone in its entirety as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. The following criteria must be met for a milestone to be considered substantive. The consideration earned by achieving the milestone should (1) be commensurate with either the level of effort required to achieve the milestone or the enhancement of the value of the item delivered as a result of a specific outcome resulting from the vendor’s performance to achieve the milestone, (2) related solely to past performance, and (3) be reasonable relative to all deliverables and payment terms in the arrangement. No bifurcation of an individual milestone is allowed and there can be more than one milestone in an arrangement.

Accordingly, an arrangement may contain both substantive and non-substantive milestones. ASU 2010-17 is effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Management is currently evaluating the potential impact of ASU 2010-17 on our financial statements.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Management does not believe there would have been a material effect on the accompanying financial statements had any other recently issued, but not yet effective, accounting standards been adopted in the current period.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a loss from operations of approximately $3,616,000 during the six months ended June 30, 2010, had an accumulated deficit, and had negative cash flow from operations of approximately $2,468,000. These matters raise substantial doubt about the Company’s ability to continue as a going concern. During the six months ended June 30, 2010, as part of its then outstanding private placement memorandum, the Company generated net proceeds of approximately $5,400,000. Management plans to raise additional proceeds from debt and equity transactions and to continue to increase its sales and marketing activities for the CareView System™.

NOTE C — STOCKHOLDERS’ EQUITY

Preferred Stock

At June 30, 2010, the Company had 20,000,000 shares of Preferred Stock, par value $0.001 authorized and none outstanding, which can be designated by the Company’s Board of Directors.

Common Stock

At June 30, 2010, the Company had 300,000,000 shares of Common Stock, $0.001 par value authorized, with 126,745,215 shares of Common Stock issued and outstanding.

During the six months ended June 30, 2010, as part of the Company’s previously approved private placement memorandum under which it offered 15,000,000 shares for sale for a maximum offering price of $7,800,000, the Company sold an aggregate of 11,378,040 shares of Common Stock for an aggregate purchase price of $5,916,672 or $0.52 per share, resulting in cash to the Company of $5,516,035 net after placement costs. The offering was made in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended and applicable state securities laws.

During the six months ended June 30, 2010, debt was converted into shares of the Company’s Common Stock at a price of $0.52 per share, including: (i) certain related party notes, including interest, totaling $239,835 into an aggregate of 461,220 shares; (ii) bridge loans totaling an aggregate of $1,616,931 in principal and interest into an aggregate of 3,109,487 shares; (iii) a loan, including interest, totaling $203,103 into 390,583 shares; and (iv) certain accounts payable totaling $56,000 into 107,692 shares.

Warrants

During the six months ending June 30, 2010, the Company issued Common Stock Purchase Warrants (“Warrants”) to purchase 2,499,975 underlying shares of the Company’s Common Stock, issued as consideration to extend certain debt agreements. The Company also issued Warrants to purchase 1,060,000 underlying shares for services to be rendered. Of these Warrants, 1,050,000 are exercisable at $0.52 and 10,000 are exercisable at $0.80.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE C — STOCKHOLDERS’ EQUITY (Continued)

Warrants (Continued)

A summary of the Company’s Warrant activity and related information follows:

	Number of Shares Under Warrant	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Balance at January 1, 2010	16,271,307	$0.6499	4.1
Granted	3,559,975	0.5208	5.3
Exercised	-0-	-0-	-0-
Cancelled	-0-	-0-	-0-

Balance at June 30, 2010	19,831,282	$0.6266	3.6

Vested and Exercisable at June 30, 2010	19,831,282	$0.6266	3.6

The valuation methodology used to determine the fair value of the Warrants issued during the three months was the Black-Scholes-Merton option-pricing model, an acceptable model in accordance with ASC 718-10. The Black-Scholes-Merton model requires the use of a number of assumptions including volatility of the stock price, the weighted average risk-free interest rate, and the weighted average expected life of the Warrants.

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term of the Warrants.

Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the expected life of the award. The Company’s estimated volatility is an average of the historical volatility of peer entities whose stock prices were publicly available. The Company’s calculation of estimated volatility is based on historical stock prices of these peer entities over a period equal to the expected life of the awards. The Company uses the historical volatility of peer entities due to the lack of sufficient historical data of its stock price.

Warrants issued for share-based/non-cash expense for financing ($1,729,284), distribution/service ($23,400), and consulting compensation ($19,700), and the revision of certain Warrants ($978,261) recognized in our results for the six months ended June 30, 2010 are based on vested awards.

The weighted average fair value of Warrants granted and the assumptions used in the Black-Scholes-Merton model during the six months ended June 30, 2010 are set forth in the table below.

Risk-free interest rate	0.90-1.05%
Volatility	92.06-94.33%
Expected life	2
Dividend yield	0.00%

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE C — STOCKHOLDERS’ EQUITY (Continued)

Warrants (Continued)

In April 2010, the Company revised certain Warrants originally issued on December 17, 2007 for an aggregate of 4,253,309 underlying shares of the Company’s Common Stock. The Warrants were exercisable for a period of three (3) years from the date of issuance at a price of $1.0367 per share. The revision included a decrease in the exercise price to $0.52 per share and an extension of the exercise period to December 12, 2017. The Company recognized non-cash costs associated with this revision totaling $978,261 in accordance with the guidance in FASB ASC 1718-10. None of the Warrants have been exercised.

Stock Options

In January 2010, the Company granted non-qualified stock options (“Options”) to purchase 325,000 shares of the Company’s Common Stock to officers and directors of the Company, all of which vested immediately and are exercisable at any time through January 2020 at the exercise price of $0.52 per share. In March 2010, the Company granted Options to purchase 325,000 shares of the Company’s Common Stock of the Company to officers and directors of the Company, all of which vest on December 31, 2010 and are exercisable for ten years after the vesting date at an exercise price of $0.52 per share. In May 2010, the Company granted an Option to purchase 453,982 shares of the Company’s Common Stock to a key employee, which Option has an exercise price of $1.25 per share and vests over a three year period, one-third per year on the anniversary date of the grant. The 1,103,982 Options were granted pursuant to the 2009 Plan.

In May 2010, an Option to purchase 160,509 shares of Common Stock of the Company was exercised for $83,192.

A summary of the Company’s stock option activity under all plans and related information follows:

	Number of Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Balance at January 1, 2010	9,344,074	$0.45	8.2
Granted	1,103,982	0.82	9.7
Exercised	(160,509)	(0.52)	-0-
Cancelled	(5,000)	(0.52)	-0-

Balance at June 30, 2010	10,282,547	$0.49	7.4

Vested and Exercisable at June 30, 2010	7,119,825	$0.38	8.0

The Aggregate Intrinsic Value of options exercised during the six months ended June 30, 2010 and for options vested and exercisable at June 30, 2010 was $213,750 and $10,840,142 respectively.

The weighted-average grant date fair value of options granted during the six months ended June 30, 2010 was $0.83.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE C — STOCKHOLDERS’ EQUITY (Continued)

Stock Options (Continued)

The valuation methodology used to determine the fair value of the Options issued during the year was the Black-Scholes-Merton option-pricing model, an acceptable model in accordance with ASC 718-10. The Black-Scholes-Merton model requires the use of a number of assumptions including volatility of the stock price, the weighted average risk-free interest rate, and the weighted average expected life of the options.

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term of the stock option.

Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the expected life of the award. The Company’s estimated volatility is an average of the historical volatility of peer entities whose stock prices were publicly available. The Company’s calculation of estimated volatility is based on historical stock prices of these peer entities over a period equal to the expected life of the awards. The Company uses the historical volatility of peer entities due to the lack of sufficient historical data of its stock price.

Options issued for share-based/non-cash compensation expense recognized in our results for the six months ended June 30, 2010 totaling $744,969 is based on vested awards and the Company estimated no forfeitures. ASC 718-10 requires forfeitures to be estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from the estimates.

The weighted average fair value of Options granted and the assumptions used in the Black-Scholes-Merton model during the six months ended June 30, 2010 are set forth in the table below.

Risk-free interest rate	1.02-1.05%
Volatility	92.96-94.34%
Expected life	3
Dividend yield	0.00%

At June 30, 2010, total unrecognized estimated compensation expense related to non-vested Options granted prior to that date was approximately $1.8 million, which is expected to be recognized over a weighted-average period of 1.9 years. No tax benefit was realized due to a continued pattern of operating losses.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE D — OTHER CURRENT ASSETS

At June 30, 2010, other current assets consist of the following:

Deferred costs	$267,547
Prepaid expenses	224,576
Other receivables-related party	188,823
Other assets	83,624
Employee advances	800
Other receivables	100
Equipment inventory to be deployed	-0-

TOTAL OTHER CURRENT ASSETS	$765,470

NOTE E — FIXED ASSETS

At June 30, 2010, fixed assets consist of the following:

Network equipment	$1,808,126
Office equipment	58,413
Furniture	52,196
Vehicle	26,283
Test equipment	19,067
Warehouse equipment	5,487

1,969,573
Less: accumulated depreciation	(204,281)

TOTAL FIXED ASSETS	$1,765,292

Depreciation expense for the six months ended June 30, 2010 and 2009 was $61,958 and $37,386. Network equipment capitalized, but not put into service at June 30, 2010 was approximately $969,000. The Company expects to place these assets into service over the next six months.

NOTE F — OTHER ASSETS

Intangible assets consist of the following:

	June 30, 2010
	Cost	Accumulated Amortization
Patents and trademarks	$47,833	$1,177
Software development costs	2,002,933	1,004,823
Intellectual property	750,000	371,647

TOTAL INTANGIBLE ASSETS	$2,800,766	$1,377,647

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE F — OTHER ASSETS (Continued)

At June 30, 2010, other assets consist of the following:

Prepaid equipment purchase	$1,290,484
Deferred financing costs	399,033
Deferred distribution costs	81,900

TOTAL OTHER ASSETS	$1,771,417

NOTE G — PROMISSORY NOTES PAYABLE

On October 2, 2008, the Company issued Promissory Notes to nine individuals and entities in the aggregate amount of $1,000,000 (the “Notes”). These Notes accrued interest at a rate of 6% per annum. On March 31, 2010, these Notes and all accrued interest of $60,000 were converted into 2,038,463 shares of Common Stock of the Company at a conversion rate of $0.52.

On December 22, 2008, the Company issued Promissory Notes to six individuals and entities in the aggregate amount of $500,000 (the “Notes”). These Notes accrued interest at a rate of 6% per annum. On March 31, 2010, these Notes and all accrued interest of $30,000 were converted into 1,019,231 shares of Common Stock of the Company at a conversion rate of $0.52.

On August 25, 2009, the Company issued a Promissory Note to an entity in the amount of $26,000 (the “Note”). This Note accrued interest at a rate of 6% per annum. On March 31, 2010, this Note and all accrued interest of $932 were converted into 51,792 shares of Common Stock of the Company at a conversion rate of $0.52.

On January 14, 2010, the Company entered into a second extension (the “Second Extension”) of certain Promissory Notes (the “Notes”) whereby the maturity date of all of the Notes were extended to June 15, 2010 in exchange for Warrants to be issued to the note holders on a pro rata basis equal to 33,333 underlying shares of Common Stock per day from January 15, 2010 until the Notes were paid in full. The Notes were fully paid by virtue of the above-described conversion to Common Stock of the Company on March 31, 2010. To satisfy the terms of the Second Extension, the Company issued Warrants to purchase 2,499,975 underlying shares of the Company’s Common Stock with an exercise price of $0.52 per share. The value of these Warrants of $1,596,284 was expensed and is reflected as non-cash financing costs on the accompanying financial statements.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE H — OTHER CURRENT LIABILITIES

At June 30, 2010, other current liabilities consist of the following:

Insurance financing	$20,916
Accrued commission	-0-
Payroll liabilities	-0-
Customer deposits	9,985
Sales tax payable	2,717
Other current liabilities	252
Loan payable	-0-

TOTAL OTHER CURRENT LIABILITIES	$33,870

NOTE I — RELATED PARTIES

During 2009, the Company received $246,767 from related parties and simultaneously issued 12% interest bearing promissory notes (the “Notes”). On March 31, 2010, certain Notes totaling $216,667 plus accrued interest of $23,167 were converted into an aggregate of 461,220 shares of the Company’s Common Stock at a price of $0.52 per share. The balance of $30,100 was repaid in May 2010.

As of June 30, 2010, the Company was owed approximately $89,000 from a related party for shared rental expense at the Company’s prior offices. The Company was also owed $100,000 from a related party for shared expenses related to consulting services rendered by two individuals. These receivables are included on other current assets.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE J — VARIABLE INTEREST ENTITIES

The Company consolidates VIEs of which it is the primary beneficiary. The liabilities recognized as a result of consolidating these VIEs do not necessarily represent additional claims on our general assets; rather, they represent claims against the specific assets of the consolidated VIEs. Conversely, assets recognized as a result of consolidating these VIEs do not represent additional assets that could be used to satisfy claims against our general assets.

The total consolidated VIE assets and liabilities reflected on our balance sheet at June 30, 2010 are as follows:

Assets
Cash	$2,099
Receivables	8,144

Total current assets	10,243
Property, net	363,917

Total assets	$374,160

Liabilities
Notes payable, net of debt discount of $456,218	$119,385
Mandatorily redeemable interest, net of debt discount of $456,218	119,385
Accrued interest	19,582

Total liabilities	$258,352

Equity attributable to noncontrolling interests	$(138,402)

The financial performance of the consolidated VIEs reflected on our statement of operations for the six months ended June 30, 2010 and is as follows:

Revenue	$53,578

General and administrative expense	388
Depreciation	11,839

Total operating costs	12,227

Operating income	41,351

Amortization of debt discount	191,868
Interest expense	57,086

Total other expense	248,954

Loss before taxes	(207,603)
Provision for taxes	-0-

Net loss	(207,603)
Net loss attributable to noncontrolling interest	(109,721)

Net loss attributable to CareView Communications, Inc.	$(97,882)

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE K — DISTRIBUTION AGREEMENT

On January 9, 2010, the Company entered into a Distribution Agreement (“Agreement”) with Foundation Medical, LLC (“Foundation Medical”) to distribute the CareView System™ on the East Coast of the United States. Foundation Medical will also serve as CareView’s East Coast representative for servicing all of the installed medical facilities in that region. In connection with the Agreement, the Company issued a five-year Common Stock Purchase Warrant (the “Warrant”) to purchase 200,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. At June 30, 2010 the Warrant had not been exercised. The Warrant was valued using the Black Scholes Model on the date of the grant using an expected life of two (2) years; volatility of 94.33%; risk free rate of 1.1%; and a dividend yield of 0%. The Agreement carries a three (3) year term and accordingly the Warrants valued at $140,400 are being amortized over the life of the Agreement. For the six months ended June 30, 2010, the Company recognized expense of $23,400.

NOTE L — LEASE LINE OF CREDIT

On January 28, 2010, the Company entered into a letter of agreement with Fountain Fund 2, LP managed by Fountain Partners of San Francisco (“Fountain”) for a Lease Line of Credit (“Lease Line”) for up to $5 million. Under the Lease Line, CareView will lease installed CareView Systems™ from Fountain and will repay the draws on the Lease Line over a period of three (3) years. CareView and Fountain executed a Master Lease covering the installed CareView Systems™ which calls for pre-determined monthly rental over a three-year period (the “Base Term”). Prior to the expiration of the Base Term, CareView may elect to (i) purchase the equipment or (ii) extend or renew the lease for an additional twelve (12) months with a subsequent option to return the equipment to Fountain.

An origination fee of one percent (1%) of the lease schedule amount will be due upon signing of each lease schedule. The cost of equipment to Fountain shall not exceed $500,000 per month with each month carrying over to the next month if not used unless this limit is waived by Fountain. The draw window is open until December 5, 2010 (“Draw Window”). CareView agreed to pay Fountain a deposit of two percent (2%) of the unused Lease Line amount. Upon execution of the Lease Line, CareView issued a ten-year Common Stock Purchase Warrant (the “Warrant”) to purchase a total of 450,000 underlying shares of the Company’s Common Stock at an exercise price of $0.52 per share. In association with the Lease Line, the Company paid Mann Equity, LLC a cash fee of $100,000 and issued a five-year Common Stock Purchase Warrant (the “Warrant”) to purchase 400,000 underlying shares of the Company’s Common Stock at $0.52. Through June 30, 2010, the Company has made a $100,000 deposit to Fountain for the unused Lease Line.

To date, the Company has not made a draw against the Lease Line. The Warrant was valued using the Black Scholes Model on the date of the grant using an expected life of two (2) years; volatility of 92.06%; risk free rate of 0.9%; and a dividend yield of 0%. The value of $283,500 is being amortized over the term of the agreement. For the six months ended June 30, 2010, the Company recognized expense of approximately $31,000.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE M — SETTLEMENT OF LAWSUIT

The Company filed a complaint on April 15, 2009 in the United States District Court for the Eastern District of Texas, Sherman Division, against Silicon Standard Corporation (“Silicon”) and its Chief Executive Officer, Howard Kuo, for breach of contract and fraud relative to the manufacture of the Company’s Room Control Platform. Silicon subsequently filed a counterclaim against the Company and also brought suit against Steven G. Johnson (“Johnson”), the Company’s President. Silicon’s suit against the Company and Johnson included among other allegations a demand for alleged damages consisting of lost profits, excess inventory, additional labor, and added engineering. All parties settled the litigation on May 20, 2010 and the Court dismissed the actions on June 30, 2010. Terms of the confidential settlement included, among other things, the issuance to Silicon of twenty-five thousand (25,000) shares of the Company’s Common Stock, and mutual releases between the parties.

NOTE N — SUBSEQUENT EVENTS

July 2010 Offering

In July 2010, the Company offered 8,000,000 shares of its Common Stock for sale at $1.25 per share for an aggregated offering of $10,000,000 (the “July 2010 Offering”). Since September 30, 2010 the Company sold 20,000 shares for $25,000. The Company closed the July 2010 Offering on November 12, 2010 after selling 795,000 shares for an aggregated purchase price of $966,550, net of commission of $27,200.

Litigation

On July 14, 2010, The EMG Irrevocable Trust dated February 19, 2009, and Shelly Lynn Sands, Trustee of the EMG Irrevocable Trust (“Plaintiffs”) filed a complaint in the Superior Court of the State of Arizona in and for the County of Maricopa against the Company and its subsidiary, its transfer agent, its Chief Financial Officer, consultants and agents of the Company, and shareholders of the Company (“Defendants”), claiming among other things, negligence, securities fraud, fraud in investment advisory services, and breach of fiduciary duty. The complaint involves a dispute relative to a private stock transaction between the beneficiary of the Trust and a shareholder of the Company. The Company has engaged legal counsel on its behalf and on behalf of the other Defendants to defend the lawsuit and to file a third party claim against the beneficiary. Counsel and Company’s management do not believe that there are any meritorious claims against the Company or that this case will have any negative or material impact on the Company. While the Company believes that any finding in favor of the Plaintiffs, if any, will be immaterial, an estimate cannot be made as to a possible range of loss.

Issuance of Warrant

On July 8, 2010, the Company issued an individual a two-year Common Stock Purchase Warrant (the “Warrant”) to purchase 39,683 underlying shares of the Company’s Common Stock at $0.52 per share. The Warrant was issued in exchange for consulting services rendered pursuant to the Develo Consulting Agreement of September 1, 2009.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE N — SUBSEQUENT EVENTS (Continued)

Subscription and Investor Rights Agreement with T2 Consulting, LLC and Tommy G. Thompson

On February 28, 2005, the predecessor of CareView-TX, CareView Communications, LLC, a Texas limited liability company (“CareView LLC”), entered into a Subscription and Investor Rights Agreement (“Subscription Agreement”) with an entity to be known as T2 Consulting, LLC (“T2”), and the principals of T2, namely Tommy G. Thompson (“Thompson”), Gerald L. Murphy (“Murphy”) , and Dennis Langley (“Langley”). Under the Subscription Agreement, T2 purchased a 17% ownership interest in CareView LLC for $1,000 and also received an Adjusted Gross Income Interest entitling T2 to receive 5% of the adjusted gross income of CareView LLC (the “5% AGII”). The 5% AGII was considered senior to any other priority or preference of any kind and at no time could be diluted. The 5% AGII included 5% of (i) all revenue of any type or nature from whatever source received by CareView LLC and its subsidiaries; less (ii) pre-tax, non-debt service, payments to non-affiliates or employees of the company, cost of goods sold (and not general and administrative expenses).

Under the Subscription Agreement, Thompson agreed to serve as the Chairman of the Board of CareView LLC for an initial service period of February 28, 2005 through May 31, 2008 which service period would continue in an evergreen fashion for successive three year terms. In addition to serving as Chairman, other responsibilities were to be provided by Thompson; however, he was not required to spend more than 25% of his business related time in his capacity as Chairman or by providing other services to CareView LLC. As consideration for those services to be rendered under Article IV of the Subscription Agreement (the “Article IV Payments”), Thompson was to be paid an Annual Base Payment of not less than $300,000 of which $100,000 was to be paid directly to T2 and $200,000 was to be paid to Akin Gump Strauss Hauer & Feld, LLP, a law firm with which Thompson is associated. In addition to the Annual Base Payment, terms provided for Thompson to receive other perquisites and benefits comparable to CareView LLC senior executives, reimbursement of travel and related expenses, and reimbursement of legal fees and expenses in association with the preparation and closing of the Subscription Agreement. Although Thompson began his service as Chairman, he was not required to provide any of the other services under the Subscription Agreement; however, neither he nor T2 would receive the Annual Base Payments or 5% AGII until the occurrence of two conditions subsequent to the Subscription Agreement; namely (i) the Company receiving financing and capitalization sufficient to adequately capitalize the Company, and (ii) the Company signing contracts with two federal hospitals and one private sector hospital. Once the two subsequent conditions had been fulfilled, the amount of the Annual Base Payment would be retroactively applied from March 1, 2005 until the date of the fulfillment of the subsequent condition even though Thompson and T2 might not have provided services under the Subscription Agreement during that time. If Thompson’s services as Chairman were terminated by CareView LLC, T2 would be paid a lump sum on the end date of the service period equal to two year’s worth of the Annual Base Payment in effect at the time of termination.

CareView LLC converted to a Texas corporation (“CareView-TX”) and the Subscription Agreement was assigned and assumed by CareView-TX under the terms of the Assignment and Assumption Agreement and Consent (“Assumption Agreement”) dated October 29, 2007 between T2, Thompson, and CareView-TX. In addition, the Assumption Agreement provided that the Article IV Payments were assigned to and assumed by Thompson personally. Subsequently, Thompson waived the accrual and any past or future obligations of CareView-TX to pay the Article IV Payments.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE N — SUBSEQUENT EVENTS (Continued)

Subscription and Investor Rights Agreement with T2 Consulting, LLC and Tommy G. Thompson (Continued)

On August 20, 2010, in an effort to resolve all past, current and future claims due pursuant to the Subscription Agreement, the Company entered into a Revocation and Substitution Agreement with T2, Thompson, Murphy and Langley (the “Agreement”). In exchange for the revocation of the Subscription Agreement by T2, Thompson, Murphy and Langley, the Company agreed to issue to each of Thompson, Murphy, and Langley a five-year Common Stock Purchase Warrant (“Warrant”) to purchase 1,000,000 shares of the Company’s Common Stock at an exercise price of $1.00 per share. The Company’s Board of Directors believes the Agreement is in the best interest of all of the shareholder of the Company and has determined that it is not necessary to obtain a ‘fairness’ opinion from an independent third-party.

As additional consideration for the revocation of the Subscription Agreement with CareView-TX, Thompson, Murphy, and Langley will receive an aggregated 1.5% Gross Income Interest on all revenues (without deductions of any kind) of the Company and its subsidiaries, which income interest is retroactive to the date of the Subscription Agreement. In connection with the income interest, the Company executed an Agreement Regarding Gross Income Interest with each of Thompson, Murphy and Langley dated August 20, 2010. The Agreement Regarding Gross Income Interest does not have a termination date; however it does provide that the Company has the right to acquire the Gross Income Interest of Thompson, Murphy and Langley from September 1, 2013 until December 31, 2015, for the Purchase Price and that Thompson, Murphy and Langley each have the right to require that their respective Gross Income Interest be purchased by the Company any time from September 1, 2011 until December 31, 2015, for the Purchase Price. Purchase Price means, absent an agreement between Thompson, Murphy or Langley and the Company to the contrary, at CareView’s election, either: i) a monetary amount equal to the aggregated Gross Income Interest received by either of Thompson, Murphy or Langley in the twelve (12) month period immediately prior to the sale, transfer or exchange, or ii) the payment of the monetary amount as determined in i) above in shares of CareView’s Common Stock at Fair Market Value. After further consideration, the Company determined that the Fair Market Value of the GII Owner’s Put is equal to $31,690 and has recorded that liability accordingly. This liability will be analyzed and updated quarterly, based on actual revenues. In an additional term in the Gross Income Interest agreement with Langley, the Company agreed that an affiliate of Langley shall be granted a distribution and sales agreement for the Company’s products for government entities in the U.S. including, but not limited to, HHS, VA, DOD and state and local governments. Terms of the distribution agreement will be negotiated at a future date.

Coincident with the execution of the above-mentioned agreements, T2 was dissolved and the 14,475,666 shares of Common Stock of the Company were distributed equally among Thompson, Murphy and Langley.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE O — RESTATEMENT OF RESULTS

The Company restated its previously issued unaudited consolidated financial statements for the six months ended June 30, 2010.

Project Warrants due Rockwell Holdings I, LLC

In November 2009, the Company entered into a joint venture relationship (the “Master Investment Agreement”) with Rockwell. As required by the terms of the Master Investment Agreement, the Company was required to issue Rockwell a warrant (“Project Warrant”) granting Rockwell the right to purchase, for a period of five years at an exercise price of $0.52 per share, such number of shares of Common Stock of the Company that is equal to the total amount of funding after completion of the Project Hospitals. The financial statements have been restated to account for the future issuance of the Project Warrants calculating the number of Project Warrants applicable to the amount of funding. The initial funding totaled $1,151,206. As any additional funding is provided, the Company will calculate for any additional Project Warrants due. At the completion of the Project Hospitals, the appropriate amount of Project Warrants will be issued. The Company accounted for this transaction in accordance with FASB ASC 470-20-05 and accordingly recorded a debt discount totaling $1,151,206 on the date of the agreement. During the six months ended June 30, 2010, the Company amortized debt discount totaling $191,868.

Amortization of Patent and Trademark Costs

During 2009, certain previously applied for patents and trademarks were awarded to the Company. The Company restated its financial statements to reclassify these costs and to reflect the appropriate amortization expense related to these costs.

The financial statements have been restated to reclassify patent costs totaling $26,296 at June 30, 2010. The Company capitalized no additional patent costs, nor did any previously capitalized patent costs become amortizable during the six months ended June 30, 2010. During the six months ended June 30, 2010, $83 in amortization expense was charged to operations.

The financial statements have been restated to reclassify trademark costs totaling $21,537 at June 30, 2010. The Company capitalized no additional trademark costs during the six months ended June 30, 2010. During the six months ended June 30, 2010, $1,760 became amortizable, with amortization expense totaling $194 charged to operations.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 (RESTATED)

NOTE N — RESTATEMENT OF RESULTS (Continued)

Amortization of Patent and Trademark Costs (Continued)

A summary of the consolidated balance sheet and consolidated statement of operations as originally reported and as restated as of June 30, 2010 and the six months then ended, is as follows:

	As Restated	As Originally Reported
UNAUDITED CONSOLIDATED BALANCE SHEET

Current assets	$2,589,385	$2,589,385
Fixed assets	1,765,292	1,765,292
Other assets	3,194,536	3,195,713

Total assets	$7,549,213	$7,550,390

Current liabilities	$336,965	$641,111
Long-term liabilities	159,180	767,470

Total liabilities	496,145	1,408,581

Total equity	7,053,068	6,141,809

Total liabilities and equity	$7,549,213	$7,550,390

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

Revenue	$109,045	$109,045
Operating expenses	3,725,543	3,725,030

Operating loss	(3,616,498)	(3,615,985)
Other expense	(2,313,711)	(2,121,843)

Net loss	(5,930,209)	(5,737,828)
Net loss attributable to non-controlling interest	(109,721)	(13,787)

Net loss attributable to CareView Communications	$(5,820,488)	$(5,724,041)

Loss per share, basic and diluted:
Net loss per share	$(0.05)	$(0.05)

Weighted average number of shares outstanding	118,395,863	118,395,863

Certain footnotes have been expanded to provide further information and explanations resulting from the restatements described above, including:

•	NOTE A – THE COMPANY was amended to provide a more detailed description of the nature of the Company’s operations.

•	NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES was amended to include the Company’s accounting policy for identifying and accounting for variable interest entities.

•	We amended the Notes to Consolidated Financial Statements to include NOTE J – VARIABLE INTEREST ENTITIES in accordance with ASC 810-10-50-7 through 810-10-50-14.

•

NOTE N – SUBSEQUENT EVENTS, Subscription and Investor Rights Agreement with T2 Consulting, LLC and Tommy G. Thompson was amended to provide further disclosure regarding the liability for the GII Owner’s Put.

INDEX TO FINANCIAL STATEMENTS

RESTATED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Careview Communications, Inc. and Subsidiary

We have audited the accompanying balance sheets of Careview Communications, Inc. and Subsidiary as of December 31, 2009 and 2008, and the related statements of income, stockholders’ equity and cash flows for each of the years then ended. Careview Communications, Inc. and Subsidiary’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Careview Communications, Inc. and Subsidiary as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has suffered an accumulated deficit and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note O to the financial statements, the Company has restated it financial statements as of December 31, 2009 and 2008 and for the years then ended.

/s/ Rosenberg Rich Baker Berman & Company

Somerset, New Jersey

March 31, 2010, except for note O

as to which the date is December 6, 2010

CAREVIEW COMMUNICATIONS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2009 (RESTATED) AND 2008

	2009	2008
	(Restated)
ASSETS
Current Assets:
Cash	$218,302	$898,139
Accounts receivable	8,267	—
Other current assets	459,679	223,951

Total current assets	686,248	1,122,090

Fixed Assets:
Property and equipment, net of accumulated depreciation of $142,323 and $71,442 at December 31, 2009 and 2008, respectively	928,408	246,883

Other Assets:
Prepaid equipment purchase	602,509	—
Patents and trademarks, net of accumulated amortization of $664 and $0 at December 31, 2009 and 2008, respectively	47,169	—
Intellectual property, net of accumulated amortization of $1,101,176 and $550,588 at December 31, 2009 and 2008, respectively	1,651,757	2,228,154

Total other assets	2,301,435	2,228,154

Total assets	$3,916,091	$3,597,127

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$136,151	$17,536
Promissory notes payable, net of debt discount of $5,007 and $333,760 at December 31, 2009 and 2008, respectively	1,520,993	1,166,240
Due to officers	614,705	260,000
Note payable, net of debt discount of $184,051 and $0 at December 31, 2009 and 2008, respectively	7,817	—
Mandatorily redeemable equity in joint venture, net of debt discount of $184,051 and $0 at December 31, 2009 and 2008, respectively	7,817	—
Notes and loans payable to related parties	246,767	—
Accrued interest	94,374	15,229
Accrued interest on related party notes	18,796	—
Other current liabilities	211,985	1,276

Total current liabilities	2,859,405	1,460,281

Long-term Liabilities
Convertible notes payable, net of debt discount of $0 and $567,830 at December 31, 2009 and 2008, respectively	—	432,170
Note payable, net of current portion, net of debt discount of $368,101 and $0 at December 31, 2009 and 2008, respectively	15,634	—
Mandatorily redeemable equity in joint venture, net of current portion, net of debt discount of $368,101 and $0 at December 31, 2009 and 2008, respectively	15,634	—
Accrued interest	—	120,556

Total long-term liabilities	31,268	552,726

Total liabilities Total liabilities	2,890,673	2,013,007

Commitments and Contingencies	—	—

Stockholders’ Equity:

Common stock - par value $0.001; 300,000,000 shares authorized; 111,012,684 and 106,250,678 issued and outstanding at December 31, 2009 and 2008, respectively	111,013	106,251
Additional paid in capital	12,610,805	6,958,234
Accumulated deficit	(11,667,719)	(5,480,365)

Total CareView Communications stockholders’ equity	1,054,099	1,584,120
Noncontrolling interest	(28,681)	—

Total equity	1,025,418	1,584,120

Total liabilities and equity	$3,916,091	$3,597,127

The accompanying footnotes are an integral part of these consolidated financial statements.

CAREVIEW COMMUNICATION INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2009 (RESTATED) AND 2008

	2009	2008
	(Restated)
Revenues, net	$87,086	$41,606

Operating expenses:
Network operations	314,873	187,638
General and administration, including non-cash compensation of $971,092 and $11,517 for the years ended December 31, 2009 and 2008, respectively	2,337,026	912,022
Sales and marketing	338,644	363,023
Research and development	540,440	445,208
Depreciation and amortization	631,568	682,683

Total operating expense	4,162,551	2,590,574

Operating loss	(4,075,465)	(2,548,968)

Other income (expense)
Interest expense	(194,741)	(196,040)
Amortization of debt discount	(991,220)	(419,459)
Amortization of financing costs	(1,021,559)	—
Loss on disposal of assets	—	(12,209)
Interest income	5,406	2,893
Other income	61,544	—

Total other income (expense)	(2,140,570)	(624,815)

Loss before taxes	(6,216,035)	(3,173,783)
Provision for income taxes	—	—

Net loss	(6,216,035)	(3,173,783)
Net loss attributable to noncontrolling interest	(28,681)	—

Net loss attributable to CareView Communications	$(6,187,354)	$(3,173,783)

Earnings per share, basic and diluted:
Net loss per share	($0.06)	($0.03)

Weighted average number of shares outstanding	108,359,318	102,742,915

The accompanying footnotes are an integral part of these consolidated financial statements.

CAREVIEW COMMUNICATIONS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JANUARY 1, 2008 TO DECEMBER 31, 2009 (RESTATED)

			Additional Paid in Capital
	Common Stock			Accumulated Deficit	Noncontrolling Interest	Total
	Shares	Amount
Balance, January 1, 2008	100,325,886	$100,326	$3,542,119	$(2,306,582)	$—	$1,335,863
Shares issued in private placement, net of fees of $112,887	2,952,683	2,953	1,418,599	—	—	1,421,552
Shares issued in exchange for debt	3,174,032	3,174	1,647,323	—	—	1,650,497
Warrants issued with debt	—	—	443,474	—	—	443,474
Options issued as compensation	—	—	11,517	—	—	11,517
Cancellation of shares in exchange for amount due company	(201,923)	(202)	(104,798)	—	—	(105,000)
Net loss	—	—	—	(3,173,783)	—	(3,173,783)

Balance, December 31, 2008	106,250,678	106,251	6,958,234	(5,480,365)	—	1,584,120
Shares issued in private placement, net of fees of $69,524	2,508,542	2,509	1,223,207	—	—	1,225,716
Shares issued in exchange for debt	2,253,464	2,253	1,165,831	—	—	1,168,084
Warrants issued for services	—	—	65,600	—	—	65,600
Warrants issued with debt	—	—	1,198,941	—	—	1,198,941
Warrants issued for financing costs	—	—	1,093,500	—	—	1,093,500
Options issued as compensation	—	—	905,492	—	—	905,492
Net loss	—	—	—	(6,187,354)	(28,681)	(6,216,035)

Balance, December 31, 2009 (Restated)	111,012,684	$111,013	$12,610,805	$(11,667,719)	$(28,681)	$1,025,418

The accompanying footnotes are an integral part of these consolidated financial statements.

CAREVIEW COMMUNICATIONS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009 (RESTATED) AND 2008

	2009	2008
	(Restated )
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,216,035)	$(3,173,783)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation	80,316	132,095
Amortization of financing costs	1,021,559	—
Amortization of intangible assets	550,588	550,588
Amortization of debt discount	991,220	419,459
Non-cash compensation	971,092	11,517
Changes in assets and liabilities:
Accounts receivable	(8,267)	2,229
Prepaid expenses and other current assets	(766,297)	(155,764)
Accounts payable	118,615	(114,539)
Accrued interest	145,470	192,086
Other current liabilities	405,414	64,918
Net cash flows used in operating activities	(2,706,325)	(2,071,194)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(777,840)	(205,761)
Proceeds from the disposal of assets	16,000	12,209
Purchase of intellectual property	(22,024)	(25,809)
Net cash flows used in investing activities	(783,864)	(219,361)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	1,225,716	1,421,551
Proceeds from notes and loans payable	761,602	1,500,000
Proceeds from notes payable-related parties	246,767	74,232
Repayment of notes payable	—	(121,732)
Investment of mandatorily redeemable equity from noncontrolling interest in joint venture	575,603	—
Net cash flows provided by financing activities	2,809,688	2,874,051
Increase in cash	(680,501)	583,496
Cash, beginning of year	898,139	314,643
Cash, end of year	$217,638	$898,139
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$—	$3,383
Cash paid for income taxes	$—	$—
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Conversion of notes payable and accrued interest into common stock	$1,168,084	$1,350,497
Debt discount from the issuance of project warrants	$1,198,942	$—
Conversion of contract payable into common stock	$—	$300,000
Cancellation of shares in exchange for amount due Company	$—	$105,000

The accompanying footnotes are an integral part of these consolidated financial statements.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE A — THE COMPANY

We began our current operation in 2003 as a healthcare information technology company with a patented patient monitoring and entertainment system. The CareView System™ creates a high-speed data network throughout a healthcare facility to provide bedside, point-of-care monitoring, movies and patient education and wireless connectivity throughout the facility, allowing remote monitoring of medical equipment in patient’s room and deployment of other emerging point-of-care technologies, including the Company’s newest offering of Virtual Bed Rails™. Virtual Bed Rails™ are part of a fall management program that monitors a patient’s activity while in bed and alerts the nursing station if the patient breaches the “virtual” bed rails and is at risk for falling.

On November 16, 2009, the Company entered into a joint venture relationship with Rockwell Holdings I, LLC, a Wisconsin limited liability (“Rockwell”), wherein two Wisconsin limited liability companies were formed, CareView-Hillcrest, LLC (“CareView-Hillcrest”) and CareView-Saline, LLC (“CareView-Saline”) (together known as the “Project LLCs”). Under the terms of a Master Investment Agreement, the Company and Rockwell each own 50% of the Project LLCs with Rockwell providing the financing and the Company providing the technology and expertise to fully implement the CareView System™ (as described below) in Hillcrest Medical Center in Tulsa, Oklahoma and Saline Memorial Hospital in Benton, Arkansas. Per the terms of the Operating Agreements of each of the LLCs, the Company is managing member. Refer to NOTE M – JOINT VENTURE AGREEMENT.

Throughout these Notes to Consolidated Financial Statements, the terms “we,” “us,” “our,” “CareView,” or “our Company” refers to CareView-NV, and unless otherwise specified, includes our wholly owned subsidiaries, CareView Communications, Inc., a Texas corporation (“CareView-TX”) and CareView Operations, LLC, a Nevada limited liability company (“CareView Operations”) (collectively known as the “Company’s Subsidiaries”) and its LLCs, CareView-Hillcrest and CareView-Saline, determined to be variable interest entities (“VIEs”) in which the Company exercises control and is deemed the Primary Beneficiary (collectively known as the “Company’s LLCs”).

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, the Company’s Subsidiaries and the Company’s LLCs. All intra-company accounts and transactions have been eliminated in consolidation.

Variable Interest Entities

The Company uses qualitative analysis to determine if it is the primary beneficiary of a VIE. The Company considers the right and obligations conveyed by our implicit and explicit variable interests in each VIE and the relationship of these with the variable interests held by other parties to determine whether its variable interest will absorb a majority of a VIE’s expected losses, receive a majority of its expected residual returns, or both. If the Company determines that its variable interest will absorb a majority of the VIE’s expected losses, receive a majority of its expected residual return, or both, we consolidate the VIE as the primary beneficiary; if not, we do not consolidate.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Standard Codification

Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles—Overall (“ASC 105-10”). ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP.

Rules and interpretive releases of the Securities and Exchange Commission (the “SEC”) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Position or Emerging Issue Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”).

The FASB will not consider ASUs as authoritative in their own right; ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers amounts held by financial institutions and short-term investments with an original maturity of 90 days or less to be cash and cash equivalents. The Company periodically deposits cash with financial institutions in excess of the maximum federal insurance limits (FDIC) of $250,000 per bank.

Trade Accounts Receivable

Trade accounts receivable are customer obligations due under normal trade terms. The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Normal trade accounts receivable are due 30 days from invoice date and thereafter are considered past due. At December 31, 2009 there were no past due trade accounts receivable and therefore no allowance for doubtful accounts was provided. Trade accounts receivable passed due more than 90 days are considered delinquent. Delinquent receivables are written off based on individual credit evaluations, results of collection efforts, and specific circumstances of the customer. Recoveries of accounts previously written off are recorded as reductions of bad debt expense when received.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation. Maintenance costs, which do not significantly extend the useful lives of the respective assets, and repair costs are charged to operating expense as incurred. The Company includes Network Equipment in fixed assets upon receipt, but only begins depreciating the Network Equipment when such equipment is installed and accepted by the installation site. The Company attributes no salvage value to the Network Equipment and depreciation is computed using the straight-line method based on the estimated useful life of seven years. Also using the straight-line method, depreciation of office and test equipment, warehouse equipment and furniture is based on the estimated useful lives of the assets, generally three years for office and test equipment, and five years for warehouse equipment and furniture.

Allowance for System Removal

The Company would remove the CareView System™ due to a number of factors, including, but not limited to, collection and revenue performance issues. The Company regularly evaluates the installed CareView Systems™. Costs attributed to the de-installation of equipment are charged to operating expense. As of December 31, 2009, no de-installations had occurred.

Long-Lived Assets

The Company reviews the carrying value of long-lived assets, such as property and equipment, whenever events or circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized to reduce the carrying value of the asset to its estimated fair value.

Intangible Assets

In accordance with FASB ASC Topic 350, “Intangibles—Goodwill and Other,” goodwill and intangible assets with indefinite lives are not amortized, but instead are measured for impairment at least annually, or when events indicate that an impairment exists. The Company calculates impairment as the excess of the carrying value of goodwill and other indefinite lived intangible assets over their estimated fair value. If the carrying value exceeds the estimate of fair value a write-down is recorded. There were no goodwill and intangible assets with indefinite lives at December 31, 2009 and 2008.

Intellectual Property

The Company has capitalized certain costs of developing software for its CareView System™ in accordance with ASC 985-20, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Capitalized costs are reported at the lower of unamortized cost or net realizable value and are amortized over the estimated useful life of the CareView System™ not to exceed five years.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intellectual Property (Continued)

At December 31, 2009 and 2008, the Company had capitalized intellectual property costs totaling $2,752,933. During the years ended December 31, 2009 and 2008, the Company capitalized no additional intellectual property costs. The Company’s amortization of intellectual property costs totaled $550,588 for each of the years ended December 31, 2009 and 2008. Accumulated amortization at December 31, 2009 and 2008 was $1,101,176 and $550,588 respectively.

The table below lists amortization expense for currently amortizable capitalized intellectual property costs for future periods:

Twelve months ended December 31,

2010	$550,586
2011	$550,586
2012	$550,585

Patents and Trademarks

Patents and trademarks are being amortized over 20 and 10 years respectively using the straight line method. The Company begins amortization of these costs on the date patents or trademarks are awarded.

The Company capitalized $1,493 and $24,803 in patent costs for the years ended December 31, 2009 and 2008, respectively. During 2009, $6,540 became amortizable, with amortization charged to operations for the years ended December 31, 2009 and 2008 of $320 and $0 respectively.

The Company capitalized $20,531 and $1006 in trademark costs for the years ended December 31, 2009 and 2008, respectively. During 2009, $5,933 became amortizable, with amortization charged to operations for the years ended December 31, 2009 and 2008 of $344 and $0 respectively.

The table below lists amortization expense for currently amortizable patent and trademark costs for future periods:

Twelve months ended December 31,

2010	$941
2011	$941
2012	$941
2013	$941
2014	$941

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

Fair value estimates are made at a specific point in time based on relevant information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Income Taxes

Income taxes are provided for the tax effect of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences for financial and income tax reporting related to net operating losses that are available to offset future federal and state income taxes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Revenue Recognition

The Company recognizes revenues in accordance with the guidance in the SEC Staff Accounting Bulletin No. 104. Revenue is recognized when persuasive evidence of a sales arrangement exists, when the selling price is fixed or determinable, when installation and official acceptance by the facility occurs, and when collection is probable. Because the Company consolidates its financial statements, 100% of the revenue generated by the LLCs is included in the Company’s results with all intra-company accounts and transactions eliminated in consolidation.

The Company offers CareView’s products and services through a subscription-based contract with each facility for a minimum term of five years. The contract requires the facility to pay the Company the subscription fee monthly. The Company begins to bill monthly subscription fees to the facility upon official acceptance of the CareView System™ by the facility. Additionally, the Company collects gross shared revenue from the patient for daily usage, and per the terms of the contract, remits a portion of those collections to the facility. During the term of the contract, the Company provides continuous monitoring of the CareView System™ and is required to maintain and service all CareView System™ equipment. If the customer requires additional products or services, the contract is amended with new pricing or revenue sharing terms and conditions.

Earnings Per Share

The Company calculates earnings per share (“EPS”) in accordance with ASC 260, “Earnings Per Share,” which requires the computation and disclosure of two EPS amounts, basic and diluted. Basic EPS is computed based on the weighted average number of shares of common stock outstanding during the period. Diluted EPS is computed based on the weighted average number of common shares outstanding plus all potentially dilutive common shares outstanding during the period. Such potential dilutive common shares consist of stock options, non-vested shares (restricted stock) and warrants. Potential common shares that have an anti-dilutive effect totaling 25,615,381 are excluded from the diluted earnings per share.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Based Compensation

The Company follows the requirements of ASC 718-10, “Share Based Payments” with regard to stock-based compensation issued to employees. The Company has various employment agreements and consulting arrangements that call for stock to be awarded to the employees and consultants at various times as compensation and potential bonuses. The expense for this stock based compensation is equal to the fair value of the stock that was determined by using the closing trading price on the day the stock was awarded multiplied by the number of shares awarded.

Debt Discounts

Costs incurred with parties who are providing long-term financing, which include the intrinsic value of beneficial conversion features associated with the underlying debt, are reflected as a debt discount. These discounts are generally amortized over the life of the related debt. In connection with debt issued during the year ended December 31, 2009, the Company recorded debt discounts totaling $1,198,942.

Amortization expense related to these discounts was $89,630 for the year ended December 31, 2009. In connection with debt issued during the year ended December 31, 2008, the Company recorded debt discounts totaling $443,475. Amortization expense related to debt discounts recorded in 2008 totaled $333,760 and $109,715 for the years ended December 31, 2009 and 2008 respectively. Amortization expense is included in Other income (expense) on the Consolidated Statement of Operations. Amortization of debt discounts for 2010 is expected to be $388,743.

Shipping and Handling Costs

The Company expenses all shipping and handling costs as incurred. These costs are included in operating expense.

Advertising Costs

The Company expenses all advertising costs as incurred. For the years ended December 31, 2009 and 2008, the Company incurred no advertising costs.

Concentration of Credit Risks and Customer Data

The Company currently derives all of its revenue from hospitals. For the year ended December 31, 2009, Baylor Medical Center at Frisco accounted for approximately $54,000 and Hillcrest Medical Center accounted for approximately $33,000 of the Company’s revenue. For the year ended December 31, 2008, Baylor Medical Center at Frisco accounted for all of the Company’s revenue.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. We evaluate our estimates, including those related to contingencies, on an ongoing basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Recently Issued and Newly Adopted Accounting Pronouncements

Effective July 1, 2009, the Company adopted FASB ASU No. 2009-05, “Fair Value Measurement and Disclosures (Topic 820)” (“ASU 2009-05”). ASU 2009-05 provided amendments to ASC 820-10, “Fair Value Measurements and Disclosures—Overall,” for the fair value measurement of liabilities. ASU 2009-05 provides clarification that in circumstances in which a quoted market price in an active market for the Identical liability is not available; a reporting entity is required to measure fair value using certain techniques. ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of a liability. ASU 2009-05 also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required for Level 1 fair value measurements. Adoption of ASU 2009-05 did not have a material impact on the Company’s results of operations or financial condition.

Effective April 1, 2009, the Company adopted ASC 855, “Subsequent Events” (“ASC 855”). ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date – that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. Adoption of ASC 855 did not have a material impact on the Company’s results of operations or financial condition. The Company has evaluated subsequent events through March 30, 2009, the date the financial statements were issued.

In March 2008, the FASB issued ASC 815, “Disclosures About Derivative Instruments and Hedging Activities,” (“ASC 815”). ASC 815 enhances the disclosure requirements for an entity’s derivative instruments and hedging activities. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. Since ASC 815 requires additional disclosures concerning derivatives and hedging activities, the adoption of ASC 815 will not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued and Newly Adopted Accounting Pronouncements (Continued)

In December 2007, the FASB issued ASC 805, “Business Combinations” (“ASC 805”). ASC 805 requires the acquiring entity in a business combination to recognize all (and only) assets acquired and liabilities assumed in the transaction; establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. ASC 805 is effective for fiscal years beginning on or after December 15, 2008. The adoption of ASC 805 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In December 2007, the FASB issued ASC 810-10-65, “Noncontrolling Interests in Consolidated Financial Statements” (“ASC 810-10-65”). ASC 810-10-65 states that a noncontrolling interest, sometimes called a minority interest, in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity, but separate from stockholders’ equity, in the consolidated financial statements. Previously, companies reported noncontrolling interests as a liability or in the mezzanine section between liabilities and equity. Following the adoption of ASC 810-10-65, the Company will retroactively reflect noncontrolling interest as equity. ASC 810-10-65 changes the way a noncontrolling interest is presented in the consolidated statement of operations, by requiring that consolidated net income include amounts attributable to both the parent and the noncontrolling interest. ASC 810-10-65 also requires disclosure on the face of the statement of operations of those amounts of consolidated net income attributable to both parent and noncontrolling interest. ASC 810-10-65 became effective for fiscal years beginning on or after December 31, 2009. The adoption of ASC 810-10-65 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued ASC 825-10, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of ASC 320-10” (“ASC 825-10”). ASC 825-10 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. ASC 825-10 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. The adoption of ASC 825-10 on January 1, 2008 did not have a material impact on the Company’s consolidated financial condition, results of operations or cash flows.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a loss from operations of approximately $4,000,000 during the year ended December 31, 2009, had an accumulated deficit, and had negative cash flow from operations of approximately $2,700,000. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans include raising additional proceeds from debt and equity transactions and to continue to increase its sales and marketing activities for the CareView System™.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE C — STOCKHOLDERS’ EQUITY

Preferred Stock

At December 31, 2009, the Company had 20,000,000 shares of Preferred Stock, par value $0.001 authorized and none outstanding, which can be designated by the Company’s Board of Directors.

Common Stock

At December 31, 2009, the Company had 300,000,000 shares of Common Stock, $0.001 par value authorized, with 111,012,684 shares of Common Stock issued and outstanding.

In March 2008, the Company accepted subscription agreements from three individuals whereby the Company sold an aggregate of 578,760 shares of its restricted Common Stock at approximately $0.52 per share for an aggregate purchase price of $300,000.

From June through October 2008, the Company accepted subscription agreements from 19 individuals and entities whereby the Company sold an aggregate of 2,373,923 shares of its restricted Common Stock at $0.52 per share for an aggregate purchase price of $1,234,439, net of placement fees of $112,887.

In September 2008, the Company issued 3,174,032 shares of its restricted Common Stock at $0.52 per share in exchange for debt totaling $1,350,497 (including principal and interest) held by eight related parties and a contract payable totaling $300,000.

In December 2008, the Company accepted and simultaneously cancelled 201,923 shares of its restricted Common Stock at $0.52 per share in settlement of a debt to the Company totaling $105,000.

In February 2009, the Company accepted subscription agreements from four individuals whereby the Company sold an aggregate of 176,924 shares of its restricted Common Stock at $0.52 per share for an aggregate net purchase price of $82,800 after placement costs.

On June 1, 2009, the Company engaged a law firm on an hourly basis to represent the Company on general business matters and litigation. The retainer was paid through the issuance of 192,308 shares of the Company’s restricted Common Stock at a price of $0.52 (the “Retainer Shares”).

As of June 1, 2009, pursuant to the conversion provisions of Subordinated Convertible Notes (the “Notes”) with an entity and an individual, the Company converted the outstanding principal balance and accrued but unpaid interest under the Notes into shares of the Company’s restricted Common Stock. An aggregate of $1,168,084 was converted into an aggregate of 2,253,464 shares at a conversion price of approximately $0.52.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE C — STOCKHOLDERS’ EQUITY (Continued)

Common Stock (Continued)

On August 8, 2009, the Company approved a private placement under which it offered 10,000,000 shares for sale for a maximum offering price of $5,200,000. Through December 31, 2009, the Company sold an aggregate of 2,331,618 restricted shares of Common Stock for an aggregate purchase price of $1,212,441 or $0.52 per share, resulting in cash to the Company of $1,142,916 net after placement costs. The aggregate shares and purchase price includes the Retainer Shares described above. The offering was made in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. In connection with and upon the closing of the Company’s private placement, the Company’s placement agent will be issued five-year Common Stock Purchase Warrants (“Warrants”) for the purchase of shares of the Company’s Common Stock at an exercise price equal to the actual price paid by the funding source (including but not limited to the effect of any incentive shares issued by the Company to an investor, on the price per share paid by the Investor). The number of Warrants to be issued will be equal to eight percent (8%) of the dollar amount of equity issued as a result of any investment. On December 31, 2009, the Company issued 500,000 Warrants valued at $351,000 using the Black-Scholes-Merton model under the terms of the agreement.

In November 2009, the Company entered into a joint venture relationship (the “Master Investment Agreement”) with Rockwell. As required by the terms of the Master Investment Agreement, the Company was required to issue Rockwell a warrant (“Project Warrant”) granting Rockwell the right to purchase, for a period of five years at an exercise price of $0.52 per share, such number of shares of Common Stock of the Company that is equal to the total amount of funding after completion of the Project Hospitals. The initial funding totaled $1,151,206. As any additional funding is provided, the Company will calculate for any additional Project Warrants due. At the completion of the Project Hospitals, the appropriate amount of Project Warrants will be issued.

Warrants

A summary of the Company’s Warrants activity and related information follows:

	Number of Shares Under Warrant	Range of Warrant Price Per Share	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Balance at December 31, 2007	8,253,309	$1.0367	$1.0367	2.9
Granted	1,975,000	0.52	0.52	4.9
Exercised	-0-	-0-	-0-	-0-
Cancelled	-0-	-0-	-0-	-0-

Balance at December 31, 2008	10,253,309	0.52-1.0367	0.9369	2.4
Granted	6,042,998	0.52-0.55	0.5277	4.3
Exercised	-0-	-0-	-0-	-0-
Cancelled	-0-	-0-	-0-	-0-

Balance at December 31, 2009	16,271,307	$0.52-$1.0367	$0.7849	2.3

Vested and Exercisable at December 31, 2009	16,271,307	$0.52-$1.0367	$0.7849	2.3

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE C — STOCKHOLDERS’ EQUITY (Continued)

Warrants (Continued)

The valuation methodology used to determine the fair value of the Warrants issued during the year was the Black-Scholes-Merton option-pricing model, an acceptable model in accordance with ASC 718-10. The Black-Scholes-Merton model requires the use of a number of assumptions including volatility of the stock price, the weighted average risk-free interest rate, and the weighted average expected life of the Warrants.

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term of the Warrants and is calculated by using the average daily historical stock prices through the day preceding the grant date.

Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the expected life of the award. The Company’s estimated volatility is an average of the historical volatility of peer entities whose stock prices were publicly available. The Company’s calculation of estimated volatility is based on historical stock prices of these peer entities over a period equal to the expected life of the awards. The Company uses the historical volatility of peer entities due to the lack of sufficient historical data of its stock price.

Share-based expense for financing and placement fees for Warrants totaling $1,206,836 and $0, recognized in our results for the years ended December 31, 2009 and 2008 respectively, is based on awards vested and the Company estimated no forfeitures. ASC 718-10 requires forfeitures to be estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from the estimates.

The weighted average fair value of Warrants granted and the assumptions used in the Black-Scholes-Merton model during the year ended December 31, 2009 and 2008 are set forth in the table below.

	2009	2008
Risk-free interest rate	0.87-1.14%	0.87-1.62%
Volatility	94.33-126.85%	74.99-86.36%
Expected life	2	2
Dividend yield	0.00%	0.00%

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE C — STOCKHOLDERS’ EQUITY (Continued)

Stock Options

Effective April 1, 2005, CareView-TX established a stock incentive plan (“2005 Plan”) pursuant to which 238,625 shares of Common Stock were reserved for issuance upon the exercise of options. The 2005 Plan was designed to serve as an incentive for retaining qualified and competent key employees, officers and the director of the Company. Under the 2005 Plan, CareView-TX issued 31,818 options to an individual in June 2005 and 92,886 options to eight individuals 2007.

Effective December 3, 2007, the Company established the CareView Communications, Inc. 2007 Stock Incentive Plan (“2007 Plan”) pursuant to which 8,000,000 shares of Common Stock were reserved for issuance upon the exercise of options. In conjunction with the creation of the 2007 Plan, the 2005 Plan was cancelled, all outstanding options under the 2005 Plan were cancelled, and new options were granted under the 2007 Plan on a one for 64.2036 basis. Pursuant to the terms of the 2005 Plan, all outstanding options were vested immediately as a result of the change in control. The 2007 Plan was designed to serve as an incentive for retaining qualified and competent key employees, officers and directors, and certain consultants and advisors to the Company. As of October 9, 2009, non-qualified stock options for all available shares under the 2007 Plan had been issued and the Plan was closed. On November 11, 2009, resulting from the termination of an employee, 10,000 options were cancelled. No options under the 2007 Plan have yet been exercised.

On August 9, 2009, the Company amended the terms of three of its previously issued non-qualified stock options wherein 600,000 underlying shares became immediately vested and the exercise period upon termination of employment for any reason was extended to a period of three (3) years from the date of termination. All other provisions of the non-qualified stock options remain unchanged.

On October 9, 2009, the Company’s Board of Directors and a majority of the Company’s shareholders approved the CareView Communications, Inc. 2009 Stock Incentive Plan (the “2009 Plan”) pursuant to which 10,000,000 shares of Common Stock was reserved for issuance upon the exercise of options. The 2009 Plan was designed to serve as an incentive for retaining qualified and competent key employees, officers and directors of the Company. As of December 31, 2009, options for 1,354,074 underlying shares have been issued. No options under the 2009 Plan have yet been exercised.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE C — STOCKHOLDERS’ EQUITY (Continued)

Stock Options (Continued)

A summary of the Company’s stock option activity under the 2007 and 2009 SOPs and related information follows:

	Number of Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at December 31, 2007	5,296,265	$0.38	10.0
Granted	200,000	0.94
Exercised	-0-	-0-		$0
Cancelled	-0-	-0-

Balance at December 31, 2008	5,496,265	0.40	9.8
Granted	3,857,809	0.52
Exercised	-0-	-0-		$0
Cancelled	(10,000)	(0.52)

Balance at December 31, 2009	9,344,074	$0.45	8.2

Vested and Exercisable at December 31, 2009	6,895,337	$0.37	8.2	$4,673,585

The weighted-average grant date fair value of options granted during the years ended December 31, 2009 and 2008 was $0.65 and $0.05, respectively.

The valuation methodology used to determine the fair value of the options issued during the year was the Black-Scholes-Merton option-pricing model, an acceptable model in accordance with ASC 718-10. The Black-Scholes-Merton model requires the use of a number of assumptions including volatility of the stock price, the weighted average risk-free interest rate, and the weighted average expected life of the options.

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term of the stock option and is calculated by using the average daily historical stock prices through the day preceding the grant date.

Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the expected life of the award. The Company’s estimated volatility is an average of the historical volatility of peer entities whose stock prices were publicly available. The Company’s calculation of estimated volatility is based on historical stock prices of these peer entities over a period equal to the expected life of the awards. The Company uses the historical volatility of peer entities due to the lack of sufficient historical data of its stock price.

Share-based compensation expense for stock options recognized in our results for the years ended December 31, 2009 and 2008 ($905,492 and $11,517 respectively) is based on awards vested and the Company estimated no forfeitures. ASC 718-10 requires forfeitures to be estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from the estimates.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE C — STOCKHOLDERS’ EQUITY (Continued)

Stock Options (Continued)

The weighted average fair value of options granted and the assumptions used in the Black-Scholes-Merton model during the years ended December 31, 2009 and 2008 are set forth in the table below.

	2009	2008
Risk-free interest rate	0.91-1.03%	1.59-1.91%
Volatility	97.26-98.45%	45.28-74.62%
Expected life	2	2
Dividend yield	0.00%	0.00%

At December 31, 2009, total unrecognized estimated compensation expense related to non-vested stock options granted prior to that date was approximately $0.9 million, which is expected to be recognized over a weighted-average period of 2.0 years. No tax benefit was realized due to a continued pattern of operating losses.

Lock-Up Agreements

In February 2009, the Company’s board of directors ratified and approved Lock-Up Agreements between the Company and 14 individuals or entities covering an aggregate of 87,115,455 shares of its Common Stock. Terms of the Lock-Up Agreements call for the shareholders to refrain from selling shares in order to encourage an orderly trading market for the Company’s stock. The Lock-Up Agreements terminate in December 2009 after which the shareholder agrees not to dispose or sell more than 2.5% of their holdings per quarter for the next twelve-month period. The Lock-Up Agreements terminate upon any change of control of more than 50% of the Company’s shares.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE D — INCOME TAXES

The components of the provision (benefit) for income taxes are as follows:

	Twelve Months Ended December 31,
	2009	2008
CURRENT
Federal	$-0-	$-0-
State	-0-	-0-

Total current tax provision	-0-	-0-

DEFERRED
Federal	-0-	-0-
State	-0-	-0-

Total deferred tax benefit	-0-	-0-

Total tax provision (benefit)	$-0-	$-0-

Temporary differences:

Deferred Tax Assets:

Net operating loss carry-forward	$(2,165,000)	$(1,111,000)
Amortization	128,000	142,000
Depreciation	30,000	30,000
Financing fees	358,000	-0-
Stock based compensation	340,000	4,000
Officer compensation	216,000	7,000
Accrued interest	51,000	69,000
Less: valuation allowance	1,042,000	859,000

Deferred tax assets	-0-	-0-
Deferred tax liabilities	-0-	-0-

Net deferred tax asset	$-0-	$-0-

The Company had federal and state net operating tax loss carry-forward of approximately $6,800,000 as of December 31, 2009. The tax loss carry-forwards are available to offset future taxable income with the federal and state carry-forwards beginning to expire in 2028.

In 2009, the deferred tax valuation allowance increased by $183,000. The realization of the tax benefits is subject to the sufficiency of taxable income in future years. The combined deferred tax assets represent the amounts expected to be realized before expiration.

The Company periodically assesses the likelihood that it will be able to recover its deferred tax assets. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE D — INCOME TAXES (Continued)

and feasible profits. As a result of this analysis of all available evidence, both positive and negative, the Company concluded that it is more likely than not that its net deferred tax assets will ultimately be recovered and, accordingly, no valuation allowance was recorded as of December 31, 2009.

The difference between the expected income tax expense (benefit) and the actual tax expense (benefit) computed by using the Federal statutory rate of 35% is as follows:

	Twelve Months Ended December 31,
	2009	2008

Expected income tax benefit (loss) at statutory rate of 35%	$(1,042,000)	$(859,000)
State and local tax benefit, net of federal	-0-	-0-
Change in valuation account	1,042,000	859,000

Income tax expense (benefit)	$-0-	$-0-

NOTE E — OTHER CURRENT ASSETS

Other current assets consist of the following:

	December 31, 2009	December 31, 2008
Other receivables-related party	$185,823	$-0-
Deferred costs	137,149	60,537
Prepaid expenses	63,033	520
Equipment inventory to be deployed	49,825	154,894
Other receivables	13,225	8,000
Other assets	8,624	-0-
Employee advances	2,000	-0-

TOTAL OTHER CURRENT ASSETS	$459,679	$223,951

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE F — FIXED ASSETS

Fixed assets consist of the following:

	December 31, 2009	December 31, 2008
Network equipment	$941,075	$182,377
Office equipment	54,616	45,756
Furniture	52,196	47,887
Test equipment	17,357	16,870
Warehouse equipment	5,487	-0-
Vehicles	-0-	25,435

	1,070,731	318,325
Less: accumulated depreciation	(142,323)	(71,442)

TOTAL FIXED ASSETS	$928,408	$246,883

Depreciation expense for the years ended December 31, 2009 and 2008 was $80,316 and $132,095 respectively.

NOTE G — OTHER ASSETS

Intangible assets consist of the following:

	December 31, 2009		December 31, 2008
	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Patents and trademarks	$47,833	$664	$47,833	$-0-
Software development costs	2,002,933	803,858	2,002,933	401,929
Intellectual property	750,000	297,318	750,000	148,659

TOTAL INTANGIBLE ASSETS	$2,800,766	$1,101,840	$2,800,766	$550,588

Other assets consist of the following:

	December 31, 2009	December 31, 2008
Prepaid equipment purchase	$602,509	$-0-

TOTAL OTHER ASSETS	$602,509	$-0-

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE H — PROMISSORY NOTES PAYABLE

The Company had the following promissory notes payable:

	December 31, 2009	December 31, 2008
On October 2, 2008, the Company issued Promissory Notes to nine individuals and entities in the aggregate amount of $1,000,000 with a due date of April 15, 2010 (the “Notes”). The Notes accrue interest at a rate of 6% per annum.	$1,000,000	$1,000,000

On December 22, 2008, the Company issued Promissory Notes to six individuals and entities in the aggregate amount of $500,000 with a due date of April 15, 2010 (the “Notes”). The Notes accrue interest at a rate of 6% per annum.	500,000	500,000

On August 25, 2009, the Company issued Promissory Notes to entity in the aggregate amount of $26,000 with a due date of April 15, 2010 (the “Notes”). The Notes accrue interest at a rate of 6% per annum	26,000	-0-

TOTAL PROMISSORY NOTES PAYABLE	1,526,000	1,500,000

Less: DEBT DISCOUNT	5,007	333,760

PROMISSORY NOTES PAYABLE, NET	$1,520,993	$1,166,240

In connection with the aforementioned Notes, the Company issued 1,975,000 warrants at an exercise price of $0.52. Additionally, on May 29, 2008 the Company issued 3,375,000 warrants at an exercise price of $0.52 to secure an extension on the October 2 and December 22, 2008 Notes until January 15, 2010 (the “First Extension”). Also, the Company issued 58,500 warrants on August 25, 2009 in conjunction with the Note for $26,000 detailed above. In accordance with APB 14, a portion of the proceeds of the debt were allocated to the warrants based on their relative fair value. The debt discount created related to the October 2 and December 22, 2008 Notes has been fully amortized. The debt discount created related to the Note dated August 25, 2009 is being amortized over the life of the debt agreement. In the case of the warrants issued to secure the First Extension, the value of the warrants was expensed as non-cash financing costs over the life of the extension. On January 14, 2010, the Company entered into another extension (the “Second Extension”) whereby the maturity date of the October 2 and December 22, 2008 Notes was extended to June 15, 2010 in exchange for warrants to be issued to the note holders on a pro rata basis equal to 33,333 underlying shares per day from January 15, 2010 until the Notes are paid in full.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE I — OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:

	December 31, 2009	December 31, 2008

Loan payable	$160,000	$-0-
Accrued commission	23,410	-0-
Customer deposits	13,819	-0-
Insurance financing	11,762	-0-
Sales tax payable	2,504	-0-
Payroll liabilities	490	1,276

TOTAL OTHER CURRENT LIABILITIES	$211,985	$1,276

NOTE J — LONG-TERM CONVERTIBLE NOTES PAYABLE

The Company had the following long-term convertible debt obligations:

	December 31, 2009	December 31, 2008
On October 17, 2007, the Company issued Convertible Promissory Notes to an entity and an individual in the aggregate amount of $1,000,000 with a due date of September 30, 2010 (the “Notes”). The Notes accrue interest at a rate of 10% per annum. The Notes are convertible into shares of the Company’s Common Stock at $0.51835 per share. The shares underlying the Notes are covered under a registration rights agreement.	$-0-	$1,000,000

TOTAL CONVERTIBLE NOTES PAYABLE	-0-	1,000,000

Less: DEBT DISCOUNT	-0-	567,830

CONVERTIBLE NOTES PAYABLE, NET	$-0-	$432,170

On June 1, 2009, pursuant to the conversion provisions of the Notes, the Company converted the outstanding principal balance and accrued but unpaid interest under the Notes into shares of the Company’s restricted Common Stock. An aggregate of $1,168,084 was converted into an aggregate of 2,253,464 shares at a conversion price of $0.51835.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE K — RELATED PARTIES

As of December 31, 2009, the Company had amounts due to officers for services rendered of approximately $615,000.

During 2009, the Company received approximately $247,000 from related parties and simultaneously issued the related parties 12% interest bearing promissory notes.

As of December 31, 2009, the Company was owed approximately $85,822 from Horizon Batteries, LLC for shared rental expense at the Company’s prior offices on Legacy Drive. The Company was also owed $100,000 from Horizon Batteries, LCC for shared expenses related to consulting services rendered by two individuals.

NOTE L — COMMITMENTS AND CONTINGENCIES

On October 1, 2009, the Company’s principal corporate office was relocated to a new office warehouse complex at 405 State Highway 121, Suite B-240, Lewisville, Texas 75067. This facility contains approximately 10,578 square feet. The 63-month lease has a base lease rate of $4,187 for months 1-6, $8,374 for months 7-42, and $8,815 for months 43-63. The lease contains renewal provisions under which the Company can renew the lease for an additional three-year period under the same terms and conditions.

As of December 31, 2009, future minimum rental payments are as follows:

Years Ending December 31,
2010	$87,927
2011	100,488
2012	100,488
2013	104,457
2014	105,780

Total	$511,701

NOTE M — JOINT VENTURE AGREEMENT

On November 16, 2009, the Company entered into a Master Investment Agreement (the “Rockwell Agreement”) with Rockwell Holdings I, LLC, a Wisconsin limited liability (“Rockwell”). The Company will use the funds provided under the Rockwell Agreement to purchase the previously installed CareView Systems™ at two of its existing hospitals as well as to fund the purchase and installation of additional CareView System™ equipment to complete the installations at the two facilities. Upon completion, it is anticipated that there will be over 900 installations of the CareView System™ in the combined facilities.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE M — JOINT VENTURE AGREEMENT (Continued)

Under the terms of the Master Investment Agreement, the Company will use funds from Rockwell to fully implement the CareView System™ in Hillcrest Medical Center in Tulsa, Oklahoma (“Hillcrest”) and Saline Memorial Hospital in Benton, Arkansas (“Saline”) (the “Project Hospital(s)”).

The Master Investment Agreement provides that the Company and Rockwell will establish an entity for each Project Hospital (the “Project LLC”) and that:

(i) The Company will assign its hospital contracts to the Project LLC,

(ii) The Company will provide the Project LLC with a limited, non-exclusive, royalty-free license of intellectual property rights to enable the Project LLC to use the intellectual property needed to operate the CareView Systems™ in each Project Hospital,

(iii) The Company will sell all of the existing CareView Systems™ in the Project Hospitals to the Project LLC,

(iv) The Company will acquire, install, set-up and then sell and maintain, on behalf of the Project LLC, all equipment and other personal property necessary for the operation of the CareView Systems™ at each Project Hospital,

(v) The Project LLC will grant a security interest to Rockwell in all equipment, fixtures, and inventory, among other things, as collateral for payment of the Project Note, as described below.

The structure of the agreement between Rockwell and the Company is in the form of a Project LLC for each of the Project Hospitals. Both Rockwell and the Company own 50% of each Project LLC. CareView contributed its intellectual property rights and its hospital contract with each Project Hospital. Rockwell contributed cash to be used for the purchase of equipment for the Project LLCs with 50% attributed to a Note bearing interest at 10% and 50% attributed to a member’s equity. The Project LLCs have an obligation to pay Rockwell a Preferential Return (the amount of Rockwell’s aggregate capital contribution to the Project LLCs plus ten percent (10%) per annum, compounded annually. Pursuant to FASB ASC 480-10-65 “Distinguishing Liabilities from Equity,” the Company classified this obligation as a mandatory redemption since it represents an unconditional obligation by the Company to pay Rockwell’s Preferential Return on each Project LLC.

Pursuant to ASC 810-10-15, the Company determined that the Project LLCs were within the scope of the variable interest entities (VIE) subsection of the codification. We determined the LLC to be a VIE based on the fact that the total equity investment at risk was not sufficient to finance the entities activities without additional financial support. Based on the guidance under ASC 810-10-15-14, the contribution by Rockwell was determined not to be an equity investment because equity investments are interests that are required to be recorded as equity in the entities financial statements. The loans are secured by a security interest in all of the equipment in the Project Hospitals, intellectual property rights, and the Project Hospital Contract.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE M — JOINT VENTURE AGREEMENT (Continued)

Each Project LLC is governed by an Operating Agreement under which the Company and Rockwell are its initial members, each owning 50% of the outstanding ownership units. Pursuant to Section 301 – Management of the Operating Agreement for each of CareView-Hillcrest and CareView-Saline, the Company is the Manager for each. The Company, as Manager, has the authority to supervise, manage and control the business affairs and property of the Project LLCs, to make day-to-day operating decisions regarding administrative and ministerial matters, and to perform any and all acts or activities reasonably customary or incidental to the management of the Project LLCs. The Company also has the authority to sign all agreements, contracts and other instruments and documents that are necessary or appropriate in the ordinary course of the Project LLC’s regular business. In addition, As Manager, the Company has established power over key activities, is responsible for the procurement, installation, set-up and maintenance of the CareView Systems™ installed in the Project LLCs, and is responsible for receiving and distributing revenues from each Project LLC.

Pursuant to ACS 810-10, the Company has a controlling financial interest in the LLC based on the fact that as Manager, CareView has the ability to make decisions about the entity’s activities, has exposure to the expected losses if they occur, and has the right to receive the expected residual returns if they occur. Accordingly, we determined that the Company is the Primary Beneficiary.

Further we evaluated Rockwell’s rights under the agreements, to determine if they had any participating rights that would overcome our requirement of consolidation. Based on the following, we deemed the rights held by Rockwell to be protective rights which did not override the consolidation presumption. There is no separate management agreement for the Project LLCs. The Manager and the duties of the Manager are set forth in Article II of the Operating Agreement for each Project LLC. The Project LLCs each have two members, the Company and Rockwell. Each of the Company and Rockwell has one vote for all matters requiring a vote. The Operating Agreement for each Project LLC names the Company as the Manager and lists its duties as follows. Notwithstanding the authority granted to the Manager, the following actions may only be taken if approved by the Members: (i) amendment to the agreement or articles, (ii) issuance of more than the number of authorized units, (iii) discontinuation of the project or dissolution of the LLC, (iv) sale or disposition of substantially all of the Project LLC’s assets, (v) a merger, consolidation or reorganization, (vi) conversion of the LLC to a corporation, (vii) admission of new members, (viii) borrowing of funds other than the Project Loan, (ix) expenditures of more than $20,000, (x) amendment of contract with project hospitals, (xi) establishing amount of cash flow to be maintained, (xii) amending any agreement between the LLC and the Company, or (xiii) changing disposition of funds pursuant to the escrow agreement. The Operating Agreement provides that the Company shall serve as Manager until removed or replaced by a vote of the members. As Rockwell and the Company are the only members of the LLCs, the Company cannot be removed as Manager through a unilateral decision of Rockwell.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE M — JOINT VENTURE AGREEMENT (Continued)

Rockwell provided $1,151,205 as the initial funding including $932,745 for the Hillcrest Project Hospital and $218,460 for the Saline Project Hospital, which funding was confirmed in a Funding Agreement entered into between the Company and Rockwell. The Funding Agreement anticipates future funding as provided for in the Master Investment Agreement upon completion of the Project Hospitals. An aggregate of $575,603 of the initial funding was credited to Project Notes for Rockwell; $466,373 for CareView-Hillcrest and $109,230 for CareView-Saline. An aggregate of $575,603 was credited to an investment interest of Rockwell (Rockwell’s Preferential Return); $466,373 for CareView-Hillcrest and $109,230 for CareView-Saline. The Project Notes to Rockwell and Rockwell’s Preferential Returns both earn interest at the rate of ten percent (10%).

Once the full funding has been provided by Rockwell upon completion of the installations at the Project Hospitals, each Project LLC will replace the earlier Project Note with an amended and restated Project Note representing the outstanding balance due under the earlier Project Note plus any additional funding credited to the Project Note, which amended and restated Project Note will earn interest at the rate of ten percent (10%). Principal payments commence on the earlier to occur of the date that monthly Primary Package fees first become payable by each Project Hospital or six months from the date of the original Project Note; provided, however, that the entire outstanding principal balance and all accrued interest of a Project Note shall be paid in full on or before the third anniversary of the date that payments commenced thereunder. Accordingly, the Company has classified one-third of the balance as current.

Pursuant to the LLC Operating Agreements for the Project Hospitals, revenues generated from the sale of the Primary Package (“Primary Package Revenues”) are distributed as follows: (i) one-half toward payment of the Rockwell Note until paid in full, and (ii) one-half toward payment of Rockwell’s Preferential Return until paid in full. Once the Rockwell Note and Preferential Return have been paid in full, Primary Package Revenues are distributed as follows: (i) first, to the payment and/or reimbursement to the Hospital of the amounts the Hospital is entitled to receive pursuant to the Contract; (ii) second, to the payment to Rockwell of the Legal Fee Reimbursement (as provided for and defined in the Master Investment Agreement), (iii) third, to the payment of expenses of the Company and debt service on loans; and (iv) fourth, to the maintenance of reserves that are adequate (as determined by the Members) for working capital, property replacement reserves and current or budgeted capital expenditures; and (v) then, to the making of guaranteed payments to Members, including but not limited to the payment of any current or accrued obligations to the Company for its services as provided for in the Project Services Subcontract Agreement (as referred to in the Master Investment Agreement). Any cash remaining from the Primary Package Revenues after the satisfaction of all of the above provisions shall be distributed to the Company and Rockwell in proportion to the ownership of each.

The Project LLCs have an obligation to pay Rockwell’s Preferential Return. Pursuant to FASB ASC 480-10-65 “Distinguishing Liabilities from Equity,” the Company classified this obligation as a mandatory redemption since it represents an unconditional obligation by the Company to pay Rockwell’s Preferential Return on each Project LLC.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE M — JOINT VENTURE AGREEMENT (Continued)

As Primary Beneficiary, the Company uses consolidation rules to record 100% of the activities from each joint venture, thereafter distributing the revenues on the agreed upon basis to the LLC members. Revenues earned through the Project Hospitals are generated from monthly charges paid by each hospital for the Primary Package on installed CareView Systems™ and from purchase of entertainment products by patients. Payments of revenues from each Project Hospital are deposited into an escrow account jointly controlled by the Company and the Project LLC pursuant to the Project Escrow Agreement. Once deposits into the escrow account are collected by the escrow agent, they are immediately transferred into a separate account in the name of the Project LLC.

As additional consideration to Rockwell for providing the funding, the Company has agreed that upon completion of the Project Hospitals it will issue Rockwell a common stock purchase warrant (“Project Warrant”) granting Rockwell the right to purchase such number of shares of Common Stock of the Company equal to the total amount of funding for the Project Hospitals. The five-year Project Warrant will have an exercise price of $0.52 per share. As of November 16, 2009, the Company accrued for the issuance of 1,151,206 Warrants valued at $1,151,206 and recorded a debt discount. The aggregate discount to the debt will be amortized over the life of the debt.

The Master Investment Agreement includes provisions under which the Company may elect to purchase, for cash, Rockwell’s entire interest in each Project LLC at a pre-determined price based on annualized net cash flow from the Project Hospital plus the payment of any unpaid Preferential Return (if any) and the estimated amount of any additional distributions that would be payable from the Project LLC to Rockwell during the remaining balance (if any) of the initial term of the contract with the Project Hospital. In addition, upon the Company’s purchase of Rockwell’s interest in a Project LLC, the Company would have to pay the remaining balance due (if any) under the Project Note and any forgone interest under the Project Note that would have accrued during the remaining balance (if any) of the initial term of the contract with the Project Hospital. Additionally, there are provisions under which Rockwell may elect, if the Project Note has been paid and Rockwell has received its Preferential Return, to require the Company to purchase its entire interest in each Project LLC based on a pre-determined percentage of the annualized net cash flow of the Project Hospital. If Rockwell makes that election, the Company may chose to fund the purchase with a five-year promissory note bearing interest at 10% per annum. Rockwell was granted preferred investor status that provides, in the event that the Company funds similar projects through a different investor with more favorable terms, that Rockwell may elect to amend the terms of its existing project funding to be consistent with those more favorable terms.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE N — VARIABLE INTEREST ENTITIES

The Company consolidates VIEs of which it is the primary beneficiary. The liabilities recognized as a result of consolidating these VIEs do not necessarily represent additional claims on our general assets; rather, they represent claims against the specific assets of the consolidated VIEs. Conversely, assets recognized as a result of consolidating these VIEs do not represent additional assets that could be used to satisfy claims against our general assets.

The total consolidated VIE assets and liabilities reflected on our balance sheet at December 31, 2009 are as follows:

Assets
Cash	$-0-
Receivables	12,076

Total current assets	12,076
Property, net	201,171

Total assets	$213,247

Liabilities
Notes payable, net of debt discount of $552,152	$23,451
Mandatorily redeemable interest, net of debt discount of $552,152	23,451
Accrued interest	17,770

Total liabilities	$64,672

Equity attributable to noncontrolling interests	$(28,681)

The financial performance of the consolidated VIEs reflected on our statement of operations from inception (November 16, 2009) to December 31, 2009 is as follows:

Revenue	$12,076

General and administrative expense	-0-
Depreciation	2,718

Total operating costs	2,718

Operating income	9,358

Amortization of debt discount	46,902
Interest expense	17,770

Total other expense	64,672

Loss before taxes	(55,314)
Provision for taxes	-0-

Net loss	(55,314)
Net loss attributable to noncontrolling interest	(28,681)

Net loss attributable to CareView Communications, Inc.	$(26,633)

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE O — SUBSEQUENT EVENTS

Granting of Options

In January 2010, the Company granted non-qualified stock options (“Options’) to officers and directors of the Company to purchase 425,000 shares of the Company’s Common Stock pursuant to the 2009 Plan. The ten-year Options vested immediately with all Options exercisable at any time after issuance through January 2020 at the exercise price of $0.52 per share.

Lease Line of Credit

On January 28, 2010, the Company entered into a letter of agreement with Fountain Fund 2 LP managed by Fountain Partners of San Francisco (“Fountain”) for a Lease Line of Credit (“Lease Line’) for up to $5 million. Under the Lease Line, CareView will lease installed CareView Systems™ from Fountain and will repay the draws on the Lease Line over a period of three (3) years. CareView and Fountain executed a Master Lease covering the installed CareView Systems™ which calls for pre-determined monthly rental over a three year period (the “Base Term”). Prior to the expiration of the Base Term, CareView may elect to (i) purchase the equipment, or (ii) extend or renew the lease for an additional twelve (12) months with a subsequent option to return the equipment to Fountain.

An origination fee of one percent (1%) of the lease schedule amount will be due upon signing of each lease schedule. The cost of equipment to Fountain shall not exceed $500,000 per month with each month carrying over to the next month if not used unless this limited is waived by Fountain. The draw window is open to December 5, 2010 (“Draw Window”). CareView agrees to pay Fountain a deposit of two percent (2%) of the unused Lease Line amount. Upon execution of the Lease Line, CareView issued a ten-year warrant to purchase a total of 450,000 shares of the Company’s Common Stock at an exercise price of $0.52 per share. On January 29, 2010, the Company paid a $20,000 deposit to Fountain for the unused Lease Line.

NOTE P — RESTATEMENT OF RESULTS

The Company restated its previously issued financial statements for the year ended December 31, 2009.

Project Warrants due Rockwell Holdings I, LLC

In November 2009, the Company entered into a joint venture relationship (the “Master Investment Agreement”) with Rockwell. As required by the terms of the Master Investment Agreement, the Company was required to issue Rockwell a warrant (“Project Warrant”) granting Rockwell the right to purchase, for a period of five years at an exercise price of $0.52 per share, such number of shares of Common Stock of the Company that is equal to the total amount of funding after completion of the Project Hospitals. The financial statements have been restated to account for the future issuance of the Project Warrants calculating the number of Project Warrants applicable to the amount of funding. The initial funding totaled $1,151,206. As any additional funding is provided, the Company will calculate for any additional Project Warrants due. At the completion of the Project Hospitals, the appropriate amount of Project Warrants will be issued. The Company accounted for this transaction in accordance with FASB ASC 470-20-05 and accordingly recorded a debt discount totaling $1,151,206 on the date of the agreement. Through December 31, 2009, the Company amortized debt discount totaling $46,901.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE P — RESTATEMENT OF RESULTS (Continued)

Amortization of Patent and Trademark Costs

During 2009, certain previously applied for patents and trademarks were awarded to the Company. The Company restated its financial statements to reclassify these costs and to reflect the appropriate amortization expense related to these costs.

The financial statements have been restated to reclassify patent costs totaling $1,493 and $24,803 for the years ended December 31, 2009 and 2008 respectively. During 2009, $6,540 became amortizable, with amortization expense charged to operations for the year ended December 31, 2009 of $320.

The financial statements have been restated to reclassify trademark costs totaling $20,531 and $1006 for the years ended December 31, 2009 and 2008 respectively. During 2009, $5,933 became amortizable, with amortization expense charged to operations for the year ended December 31, 2009 of $344.

Prepaid Equipment Purchases

During 2009, the Company prepaid approximately $600,000 for the purchase of certain components to be used in its CareView System™. These prepaid costs were accounted for as current assets; however, it was determined that the costs should have been accounted for as long-term assets. The Company restated its financial statements to reflect this change.

CAREVIEW COMMUNICATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2009 (RESTATED) AND 2008

NOTE P — RESTATEMENT OF RESULTS (Continued)

A summary of the consolidated balance sheet and consolidated statement of operations as originally reported and as restated, as of December 31, 2009 and the year then ended, is as follows:

	As Restated	As Originally Reported
UNAUDITED CONSOLIDATED BALANCE SHEET

Current assets	$686,248	$1,288,757
Fixed assets	928,408	928,408
Other assets	2,301,435	1,699,590

Total assets	$3,916,091	$3,916,755

Current liabilities	$2,859,405	$3,227,507
Long-term liabilities	31,268	767,470

Total liabilities	2,890,673	3,994,977

Total stockholders’ equity (deficit)	1,025,418	(78,222)

Total liabilities and equity	$3,916,091	$3,916,755

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

Revenue	$87,086	$87,086
Operating expenses	4,162,551	4,161,887

Operating loss	(4,075,465)	(4,074,801)
Other expense	(2,140,570)	(2,093,669)

Net loss	(6,216,035)	(6,168,470)
Net loss attributable to non-controlling Interest	(28,681)	(6,713)

Net loss attributable to CareView Communications	$(6,187,354)	$(6,161,757)

Loss per share, basic and diluted:
Net loss per share	$(0.06)	$(0.06)

Weighted average number of shares outstanding	108,359,318	108,359,318

Certain footnotes have been expanded to provide further information and understanding resulting from the restatements described above. Certain amounts in the consolidated financial statements as of and for the year ended December 31, 2008 have been reclassified for comparative purposes to conform to the presentation in the consolidated financial statements as of and for the year ended December 31, 2009. Revisions includes the following:

•	NOTE A – THE COMPANY was amended to provide a more detailed description of the nature of the Company’s operations.

•	NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES was amended to include the Company’s accounting policy for identifying and accounting for variable interest entities.

•	NOTE M – JOINT VENTURE AGREEMENT was amended to provide more detail of the joint venture agreement.

•	We amended the Notes to Consolidated Financial Statements to include NOTE N – VARIABLE INTEREST ENTITIES in accordance with ASC 810-10-50-7 through 810-10-50-14.

b) Exhibits:

Exhibit No.	Date of Document	Name of Document

2.0	09/27/07	Securities Exchange Agreement by and between Ecogate, Inc., CareView Communications, Inc. and Shareholders of CareView Communications, Inc.(1)

3.0	07/08/97	Articles of Incorporation filed in State of California under Purpose, Inc.(1)

3.1	04/30/99	Certificate of Amendment filed in State of California (to change name to Ecogate, Inc. and to increase authorized shares to 100,000 shares) (1)

3.2	04/03/01	Certificate of Amendment filed in State of California (to (i) increase the capital stock of the Company to 25,000,000 shares at no par value [20,000,000 authorized common shares and 5,000,000 authorized preferred shares], and (ii) to add provisions for indemnification for officers and directors) (1)

3.3	08/05/04	Certificate of Amendment filed in State of California (to amend Articles of Incorporation to increase the capital stock of the Company to 105,000,000 shares at no par value [100,000,000 authorized common shares and 5,000,000 authorized preferred shares]) (1)

3.4	09/20/07	Certificate of Amendment filed in State of California (to amend Articles of Incorporation to increase the capital stock of the Company to 320,000,000 shares at no par value [300,000,000 authorized common shares and 20,000,000 authorized preferred shares]) (1)

3.5	09/25/07	Certificate of Amendment filed in State of California (to amend Articles of Incorporation to designate 1,000,000 shares of Series A Preferred(1)

3.6	09/25/07	Certificate of Amendment filed in State of California (to amend Articles of Incorporation to designate 3,000,000 shares of Series B Preferred Stock) (1)

3.7	10/30/07	Certificate of Amendment filed in State of California (to amend Articles of Incorporation to change name to CareView Communications, Inc.) (1)

3.8	11/06/07	Notice of Conversion filed in State of Nevada (to convert CareView Communications, Inc. from a California corporation to a Nevada corporation) (1)

3.9	11/06/07	Articles of Incorporation for CareView Communications, Inc. filed in State of Nevada(1)

3.10	11/21/07	Domestic Stock Corporation Certificate of Election to Wind Up and Dissolve filed in State of California(1)

3.11	11/21/07	Domestic Stock Corporation Certificate of Dissolution filed in State of California(1)

3.12	—	Bylaws of CareView Communications, Inc., a Nevada corporation(1)

10.00	02/28/05	Subscription and Investor Rights Agreement(1)

10.01	—	Products and Services Agreement (a/k/a Hospital Agreement), form of(1)

10.02	09/15/06	Promissory Note, form of(1)

10.03	08/16/07	Purchase Agreement between the CareView-TX and Cole Investment Hospital Group, LLC (for IP purchase) (1)

10.04	09/01/07	Consulting Agreement between CareView-TX and John R. Bailey(1)

10.05	09/01/07	Consulting Agreement between CareView-TX and Steven G. Johnson(1)

10.06	09/04/07	Consulting Agreement between CareView-TX and Samuel A. Greco(1)

10.07	10/17/07	Subordinated Convertible Note, form of(1)

10.08	10/29/07	Assignment and Assumption Agreement and Consent(1)

10.09	12/03/07	CareView Communications, Inc. 2007 Stock Incentive Plan(1)

10.10	12/03/07	Non-Qualified Stock Option, form of(1)

10.11	12/13/07	Audit Committee Charter(1)

10.12	12/13/07	Compensation Committee Charter(1)

10.13	12/13/07	Insider Trading Policy, form of(1)

1

10.14	02/13/08	Advisory Board Charter(1)

10.15	05/20/08	Investment Banking Services Agreement with Peak Securities Corporation(1)

10.16	—	Stock Purchase Agreement, form of(1)

10.17	10/01/08	Agreement with Develo Financial Group, LLC(1)

10.18	10/01/08	Extension of Consulting Agreement between CareView-TX and John R. Bailey(1)

10.19	10/01/08	Extension of Consulting Agreement between CareView-TX and Steve G. Johnson(1)

10.20	10/01/08	Extension of Consulting Agreement between CareView-TX and Samuel A. Greco(1)

10.21	10/01/08	Employment Agreement with Samuel A. Greco(1)

10.22	10/01/08	Employment Agreement with Steven G. Johnson(1)

10.23	10/01/08	Employment Agreement with John R. Bailey(1)

10.24	10/01/08	Employment Agreement with Kyle Johnson(1)

10.25	10/02/08	6% Promissory Note, form of(1)

10.26	10/02/08	Common Stock Purchase Warrant, form of(1)

10.27	10/06/08	Investment Banking Services Agreement with William Blair & Company(1)

10.28	02/09/09	LockUp Agreement, form of(1)

10.29	04/28/09	Promissory Note to David Webb for $83,333(1)

10.30	04/28/09	Promissory Note to Allen Wheeler for $83,333(1)

10.31	05/01/09	Agreement with Develo Financial Group, LLC(1)

10.32	05/29/09	Promissory Note to S. J. Capital, LLC for $1,500(1)

10.33	05/29/09	Amendment Agreement with Noteholders of 6% Promissory Notes(1)

10.34	06/01/09	Webb & Webb Retainer Agreement(1)

10.35	06/03/09	Promissory Note to David Webb for $30,000(1)

10.36	06/03/09	Promissory Note to Steve Johnson for $20,000(1)

10.37	06/16/09	Promissory Note to Recap Group, LLC for $20,000(1)

10.38	07/18/09	Cooperative Agreement with Mann Equity, LLC(1)

10.39	08/25/09	Amendment Agreement with Noteholder of 6% Promissory Note(1)

10.40	09/01/09	Consulting Agreement with Develo Financial Group, LLC(1)

10.41	09/09/09	Investment Banking Agreement with National Securities Corporation(1)

10.42	09/11/09	CareView Communications, Inc. 2009 Stock Incentive Plan(1)

10.43	10/01/09	Commercial Lease Agreement (for Lewisville location) (1)

10.44	11/16/09	Rockwell JV – Master Investment Agreement(1)

10.45	11/16/09	Rockwell JV – Project Hospital Contract Assignment, form of(1)

10.46	11/16/09	Rockwell JV – Project Escrow Deposit Agreement, form of(1)

10.47	11/16/09	Rockwell JV – Limited License of Intellectual Property Rights,, form of(1)

10.48	11/16/09	Rockwell JV – Project Note, form of (1)

10.49	11/16/09	Rockwell JV – Amended and Restated Project Note, form of(1)

10.50	11/16/09	Rockwell JV – Project LLC Operating Agreement, form of(1)

10.51	11/16/09	Rockwell JV – Project Security Agreement, form of(1)

10.52	11/16/09	Rockwell JV – Project Services Subcontract Agreement, form of(1)

10.53	11/16/09	Rockwell JV – Project Warrant, form of(1)

10.54	01/14/10	Extension Agreement with Noteholders of Bridge Loans(1)

10.55	01/29/10	Master Lease between the Company and Fountain Fund 2 LP(1)

10.56	01/09/10	Distribution Agreement between the Company and Foundation Medical(1)

10.57	04/13/10	Letter of Intent between the Company and AFH Holding and Advisory, LLC, Discovery Medical Investments, LLC and Mann Equity, LLC(1)

10.58	04/15/10	Addendum to Cooperative Agreement with Mann Equity, LLC(1)

10.59	05/26/10	Letter of Intent between the Company and Weigao Holding(1)

10.60	07/29/10	Amendment Agreement between the Company and AFH Holding and Advisory, LLC, Discovery Medical Investments, LLC and Mann Equity, LLC(1)

10.61	06/21/10	Indemnification Agreement, form of(1)

10.62	06/29/10	First Amendment to Commercial Lease Agreement(1)

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10.63	08/17/10	Letter of Waiver from Tommy G. Thompson(1)

10.64	09/20/10	Revocation and Substitution Agreement(1)

10.65	09/20/10	Agreement Regarding Gross Income Interests with Tommy G. Thompson(1)

10.66	09/20/10	Agreement Regarding Gross Income Interests with Gerald L. Murphy(1)

10.67	09/20/10	Agreement Regarding Gross Income Interests with Dennis M. Langley(1)

14.00	—	2010 Code of Business Conduct and Ethics, form of(1)

14.01	—	2010 Code of Business Ethics for Financial Executives, form of(1)

21.00	08/13/10	Subsidiaries of the Registrant(1)

(1)	Filed as an exhibit to the Company’s Form 10 filed with the SEC on August 23, 2010.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

December 7, 2010	CAREVIEW COMMUNICATIONS, INC.

	By:	/S/ SAMUEL A. GRECO
Samuel A. Greco
Chief Executive Officer